As filed with the Securities and Exchange Commission on April 14, 2021.
Registration No. 333-254930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Latham Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3089 (Primary Standard Industrial Classification Code Number)	83-2797583 (I.R.S. Employer Identification Number)
787 Watervliet Shaker Road
Latham, New York 12110
800-833-3800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott M. Rajeski
Chief Executive Officer
787 Watervliet Shaker Road
Latham, New York 12110
800-833-3800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Ian D. Schuman, Esq. Erika Weinberg, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4834 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	23,000,000	$21.00	$483,000,000	$52,695

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 3,000,000 shares that the underwriters have the option to purchase. See “Underwriting.”

(2)
Calculated pursuant to Rule 457(a) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)
The registrant previously paid $10,910.00 of the registration fee in connection with a prior filing of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated April 14, 2021
PROSPECTUS

20,000,000 Shares
Latham Group, Inc.
Common Stock

This is the initial public offering of shares of common stock of Latham Group, Inc., a Delaware corporation. We are offering 20,000,000 shares of common stock.
We expect the public offering price to be between $19.00 and $21.00 per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on The Nasdaq Global Select Market (‘‘NASDAQ’’) under the symbol “SWIM.”
We are also an “emerging growth company” as defined under the U.S. federal securities laws, and as such may elect to comply with reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."
Following the completion of this offering, an investment fund (the “Pamplona Fund”) managed by affiliates of Pamplona Capital Management, LLC (together with its respective subsidiaries and affiliates, “Pamplona”) and certain investment funds (the “Wynnchurch Funds”) managed by affiliates of Wynnchurch Capital, L.P. (together with its respective subsidiaries and affiliates, “Wynnchurch”) will continue to beneficially own, in the aggregate, a majority of the voting power of our outstanding common stock. As a result, we expect to be a controlled company under the corporate governance rules for NASDAQ-listed companies and will be exempt from certain corporate governance requirements of such rules. See “Risk Factors—Risks Relating to this Offering and Ownership of our Common Stock,” “Management—Controlled Company” and “Principal Stockholders.”
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 22 of this prospectus.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
See “Underwriting” for additional information regarding the underwriters’ compensation and reimbursement of expenses.

We have granted the underwriters an option to purchase up to an additional 3,000,000 shares from us at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus.
At our request, the underwriters have reserved up to 5% of the common stock for sale at the public offering price through a directed share program to certain individuals associated with us. See “Underwriting—Directed Share Program.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of common stock against payment on or about           , 2021.

Barclays	BofA Securities	Morgan Stanley	Goldman Sachs & Co. LLC
Nomura		William Blair
Baird	KeyBanc Capital Markets	Truist Securities
Prospectus dated            , 2021

Swimming pools have become the center of the new backyard.

Latham is the only pool brand connecting directly with the homeowner.

In 2018 we began our shift from B2B to B2C with a reimagined pool buying experience that places the homeowner at its center.

Our digital technologies for visualization, selection and design are revolutionizing the traditional purchasing journey.
Pool Designs
Classic
Lake Shore

We are confident that our fiberglass products are the future of the industry.

1 Premium Quality and Exceptional Design

With impressive strength that outperforms concrete and our proprietary stunning finishes, our fiberglass pools are the most durable and attractive swimming pools in the market.

2 Less Chemicals, Saltwater Friendly

The smooth, non-porous finish of fiberglass eliminates the need for harsh chemicals. It also allows you to opt for an eye and skin-friendly, saltwater pool, without concerns of saltwater corrosion.

3 Lower Cost: Now and for a Lifetime

Fiberglass pools cost less and have lower repair expenses, compared to concrete. No more worrying about cracks, tears, mold and refinishing.

4 Buy Today, Swim Tomorrow

Fiberglass pools can be installed in as little as three days, compared to three months for concrete pools. Rapid installation means less time managing a construction site and more time swimming.

5 Built to Last

Your Latham pool is guaranteed for a lifetime. Say goodbye to re-finishing and resurfacing concrete pools.

We are connecting directly with homeowners and driving them to dealers.

Yesterday

A homeowner bought a brandless pool from a local dealer.

Homeowner
Dealer
latham

Today

Latham is building relationships with homeowners and connecting them to dealers.

Homeowner
latham
Dealer

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.
We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
Through and including           , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This prospectus contains references to our trademarks, trade names and service marks. “Latham,” “CoverStar,” “Narellan” and “GLI” are registered or unregistered trademarks of Latham in the United States and/or other countries. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
INDUSTRY AND MARKET DATA
We include statements and information in this prospectus concerning our industry ranking and the markets in which we operate, including our general expectations and market opportunity. We are responsible for these statements included in this prospectus. We have reviewed information from independent industry organizations and other third-party sources (including third-party market studies that we commissioned in the ordinary course of our business, industry publications, surveys and forecasts). Our statements in this prospectus concerning our industry ranking and the markets in which we operate represent the results of management’s analysis and are based on the information from such studies.
The market studies appearing in this prospectus include the U.S. Residential Swimming Pool Market Report (YE 2019) by P.K. Data, Inc. (“P.K. Data”), as well as research studies conducted in the ordinary course of our business on our behalf by a third-party research and consulting firm in January 2015 (the “2015 Study”), April 2019 (“April 2019 Study”), May 2019 (the “May 2019 Fiberglass Study” and the “May 2019 Study”) and September 2020 (“2020 Study”).
Projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
BASIS OF PRESENTATION
In this prospectus, unless otherwise indicated or the context otherwise requires, references to the “Issuer” refer to Latham Group, Inc. and references to the “Company,” “Latham,” “we,” “us” and “our” refer to Latham Group, Inc. and its consolidated subsidiaries. References to our “Principal Stockholders” and “Sponsors” refer to the Pamplona Fund, managed by Pamplona and the Wynnchurch Funds, managed by Wynnchurch, each as described under “Prospectus Summary—Our Sponsors.” References to our “Parent” refer to Latham Investment Holdings, L.P.
On April 13, 2021, we effected a 109,673.709-for-one stock split of our common stock. All share and per share data included in this prospectus have been adjusted retroactively to reflect the stock split.
Prior to the closing of this offering, the Parent will be merged with and into the Issuer, with the Issuer being the surviving corporation, and, as part of the merger, shares of our common stock will be issued to our Principal Stockholders, our senior management and board members, and our current and former employees, which we refer to as the “Reorganization.” Except as otherwise indicated, all information in this prospectus gives effect to the proposed Reorganization.
On December 18, 2018, an investment fund managed by affiliates of Pamplona, the Wynnchurch Funds and management acquired all of our outstanding equity interests through the newly formed entities, the Parent, LPP Holdings Inc. and Latham Purchaser, Inc. A portion of the consideration was funded with proceeds from the issuance of long-term debt. We refer to such acquisition and the related financing transactions as the “Acquisition.” We have been controlled by the fund managed by Pamplona since the Acquisition. As a result of the Acquisition and related change in control, we applied purchase accounting as of December 18, 2018. As such, certain financial information provided in this prospectus relating to the period preceding the Acquisition on December 18, 2018 is presented as “Predecessor” and relating to the period succeeding the Acquisition on December 18, 2018 is presented as “Successor.” Due to the change in the basis of accounting resulting from the Acquisition, the consolidated financial information for the Predecessor periods and the consolidated financial information for the Successor periods, included elsewhere in this prospectus, are not necessarily comparable.
All consolidated financial statements presented in this prospectus have been prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
The Company reports financial and operating information in one segment.

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER, SCOTT M. RAJESKI
Over 60 years ago, Merrill and Alfred Laven founded a business with the dream of making high-quality in-ground swimming pools an attainable luxury for homeowners. My team and I are incredibly proud to be the current stewards of that business, now known as Latham, The Pool Company. Building upon their legacy as the pioneers of custom vinyl pools in the 1960’s, we have continued Latham’s culture of innovation, and now offer the most advanced fiberglass pool on the market, as well as digital buying tools for both homeowners and dealers.
Our company’s mission is simple: we are dedicated to providing families with affordable access to a backyard experience that enriches time spent with family, friends and loved ones. In this uncertain world, we believe in the simple joy that a pool can provide. This belief is manifested in our passionate pursuit of designing both the world’s best swimming pool and the related buying experience.
A number of years ago, we set out to reimagine the pool buying journey and to begin a transformation that leverages digital technology to place the consumer at the center of everything we do. We recognized that by investing in a direct relationship with the consumer, we could tailor the best pool buying experience, customized to fit their personal needs. Today it is easier than ever to transform your backyard with a Latham pool.
We have built a new education ecosystem supported by content-rich, homeowner-focused digital properties and the industry’s first augmented reality mobile app. We knew that empowering consumers with knowledge would accelerate their preference for fiberglass, and we have seen the results in our financials.
This strategy, enhanced by the hard work and commitment of the entire Latham family, has driven over a decade of consecutive annual increases in net sales and margin expansion. All the transformation that we continue to bring to the industry gives us a high level of conviction that the next decade will be even more promising than the last.
To continue our success, we have built a world class leadership team that draws ideas from a wide range of industries. We are also in the midst of a multi-year capital plan, investing in our facilities, technology and systems. Our people and capital investments will enable Latham’s design, manufacturing, customer service, and technology teams to support our accretive growth strategy and to continue disrupting the industry in our favor.
In addition to being the United States’ only coast-to-coast operator, Latham has also established meaningful growth avenues abroad. Today we generate more than 20% of our sales internationally and are constantly evaluating further opportunities to execute our proven strategy in new geographies.
Since taking the helm three short years ago, I am honored to have led a culture focused on building the leading brand in outdoor living. Homeowners around the world increasingly turn to Latham to make their family dreams a reality. We will not waiver in our lifetime commitment to them.
As proud as we are of what we’ve accomplished so far, we feel we are only scratching the surface of making high-quality pools an attainable luxury around the world.
From our family to your backyard,
Scott M. Rajeski

Prospectus Summary
The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
We are the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. We hold the #1 market position in North America in every product category in which we compete. We believe that we are the most sought-after brand in the pool industry and the only pool company that has established a direct relationship with the homeowner. We are Latham, The Pool CompanyTM.
With an operating history that spans over 60 years, we offer the industry’s broadest portfolio of pools and related products, including in-ground swimming pools, pool liners and pool covers. In 2020, we sold over 8,700 fiberglass pools in the United States, which we believe represents approximately one out of every ten in-ground swimming pools sold in the United States.
We have a heritage of innovation. In an industry that has traditionally marketed on a business-to-business basis (pool manufacturer to dealer), we pioneered the first “direct-to-homeowner” digital and social marketing strategy that has transformed the homeowner’s purchase journey. Through this marketing strategy, we are able to create demand for our pools and generate and provide high quality, purchase-ready consumer leads to our dealer partners. In 2020, the first year in which all elements of our digital and social marketing strategy were available to homeowners, we have delivered over 45,000 consumer leads to our dealer network, representing growth of 210% over the prior year.
Partnership with our dealers is integral to our collective success, and we have enjoyed long-tenured relationships averaging over 14 years. In 2020, we sold to over 6,000 dealers; we also entered into a new and exclusive long-term strategic partnership with the nation’s largest franchised dealer network. We support our dealer network with business development tools, co-branded marketing programs and in-house training, as well as a coast-to-coast operations platform consisting of over 2,000 employees across 32 facilities. The broad geographic reach of our manufacturing and distribution network allows us to deliver a fiberglass pool in a cost-effective manner to approximately 95% of the U.S. population in two days. No other competitor in the residential in-ground swimming pool industry has more than three manufacturing facilities.
The full resources of our company are dedicated to designing and manufacturing high-quality pool products with the homeowner in mind, and positioning ourselves as a value-added partner to our dealers. As a result of this approach, 2020 marked our 11th consecutive year of net sales growth and Adjusted EBITDA margin expansion. Net income does not adhere to this trend.

Value Proposition
As summarized below, we believe that our product offering, in combination with our service capabilities, presents a compelling value proposition to both homeowners and our dealer partners.

For Homeowners

Buying Experience

Through our digital marketing initiatives, we engage homeowners during their buying journey. We empower them with the knowledge and resources, introduce them to the Latham advantage, and ensure they select the right product

Quality & Aesthetics

Homeowners choose our pools for their uncompromising quality and industry-leading aesthetics, including patent protected color technology as well as a wide range of shapes, sizes and features

Value Proposition

We offer pools that fit every budget, and our fiberglass pools offer lower upfront, maintenance, and lifecycle costs when compared to traditional materials

Convenience & Peace of Mind

Our fiberglass pools are easier and faster to install than concrete pools, with far less disruption to the homeowner

For Dealer Partners

Attractive Economic Model

Ease of installation of fiberglass pools materially reduces labor hours, allowing dealer partners to sell more pools and related products compared to traditional materials, thereby enhancing their profitability

Qualified Consumer Leads

Our demand aggregation platform generates a significant volume of purchase-ready leads for our dealer partners. Dealers appreciate our customer acquisition capability as they focus on sales/installations

Efficient Supply Chain

Our delivery capabilities and extensive manufacturing footprint ensure that we can quickly and completely address the needs of our dealer partners

Business Development & Training

Our “business excellence” coaches provide dealers with tailored consulting on operational improvement opportunities, while “Latham University” provides hands-on sales, installation and product training

Financial Highlights
In 2020, we generated 59% of our net sales from residential in-ground swimming pools, the majority of which are derived from our fast-growing fiberglass pool offering. The balance of our net sales is split between our pool covers and liners product offerings. The demand for our pool covers and liners is predominantly driven by the installed base of over five million in-ground swimming pools in the United States. Our broad manufacturing and distribution capabilities allow us to serve a nationwide homeowner base with a growing presence internationally. Importantly, our exposure to the repair and remodel (“R&R”) category of consumer spending, 95% of our net sales in 2020, positions us well to benefit from favorable long-term demand trends driven by continued homeowner investment in outdoor living spaces, including backyard pools. The chart below illustrates our net sales in 2020 by product, geography and end market.
(1)
Repair & Remodel includes purchases of pools or other products occurring more than a year after new home construction, and New Construction includes such purchases in connection with, or less than a year after, new home construction.

In 2020, we generated $403.4 million in net sales, $16.0 million in net income and $83.8 million of Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and reconciliation to net income, please refer to “—Summary Consolidated Financial and Other Data.” Net sales, net income and Adjusted EBITDA grew 26.9%, 114.3% and 37.3%, respectively in 2020 as compared to 2019. From 2016 to 2020, net sales, net income and Adjusted EBITDA have grown at a compound annual growth rate (“CAGR”) of 13%, 53% and 21%, respectively. The charts below show our net sales, net income and net income margin, Adjusted EBITDA and Adjusted EBITDA margin from 2016 to 2020.
Industry Overview
We are the leader in the large, growing and highly-fragmented residential in-ground swimming pool industry. According to P.K. Data, total U.S. sales for residential in-ground swimming pools were $3.3 billion in 2019 (on 78,000 pool installations), and have grown at a CAGR of 8% since 2014. Despite this consistent growth, the industry still lags the twenty-year historical average of approximately 106,000 new pool installations per year.
Over the last decade, macroeconomic trends have driven an increase in reinvestment in the home, and we expect that consumers will continue to focus R&R spending on exterior living spaces as they look for more ways to spend time outdoors. A recent consumer survey organized by a third-party research and consulting firm indicates that pool ownership is the highest ranked consumer satisfaction purchase among discretionary purchases for the home. As such, we believe demand for pools will continue to increase. Furthermore, that same consumer survey found that 3.2% of U.S. homeowners expect to purchase a pool in the next year and have already taken steps in the purchase journey. This would translate into single-year demand of nearly three million new pools. While we believe the industry lacks the capacity to address this demand in a given year, we believe it positions fiberglass pools for above market growth. In discussions with our dealers, they have indicated that they are at full capacity and have already booked the majority of their calendars in 2021. This dynamic provides us and our dealer partners with strong visibility into 2021.
Fiberglass pools are underpenetrated in the United States residential in-ground swimming pool market, relative to other geographic markets. Based on the information from the 2020 Study and May 2019 Fiberglass Study, fiberglass pools accounted for 18% of the United States residential in-ground swimming pool market in 2020, and are expected to grow to approximately 25% by 2023. As a result of material conversion away from legacy pool construction materials, growth in sales of fiberglass pools is meaningfully outpacing that of the broader in-ground swimming pool market. Despite this expected growth in the United States, fiberglass pools still have significant runway for growth relative to comparable international markets. The charts below illustrate the development of the fiberglass pool product category in the United States and fiberglass penetration of comparable foreign pool markets.
By volume. Source: the charts above represent management’s analysis and are based on the information from the May 2019 Study, 2020 Study and 2015 Study by a third-party research consulting firm, as well as P.K. Data, and their knowledge as market participants.
Based on the information from the 2020 Study, fiberglass pools will continue to trend toward penetration rates in more mature markets, such as Australia, where the product category represents approximately 70% of the overall pool industry. In 2019, we acquired Narellan Group Pty Limited (“Narellan”), the largest fiberglass manufacturer in Australia and one of the key drivers of fiberglass adoption in the Australian market over the last two decades. Leveraging insights gained from Narellan, we are investing to build the tools required to drive higher fiberglass penetration in the North American market.
This conversion to fiberglass pools from legacy pool construction materials is being driven by greater homeowner awareness of the benefits of fiberglass products, including:
•
Lower up-front and lifecycle costs. Fiberglass pools cost less and have lower repair expenses compared to concrete pools.

•
Faster and easier installation. Based on our knowledge of our dealers, we believe fiberglass pools can be installed in as little as two-to-three days, compared to three months for concrete pools.

•
Premium quality and aesthetics. We believe our fiberglass pool offering is the most attractive swimming pool offering on the market. Our special finishing process allows for traction where you need it (such as steps) and a smooth and lustrous finish everywhere else.

•
Less chemicals. The smooth non-porous finish of fiberglass dramatically reduces the need for harsh chemicals to treat the pool. It also allows homeowners to opt for an eye- and skin-friendly saltwater pool, without concern for corrosion.

•
Lifetime warranty. Our fiberglass pools are guaranteed to the original purchaser for a lifetime and do not need to be resurfaced or repainted every eight to ten years like legacy materials.

Pool manufacturers have traditionally marketed to dealers rather than to homeowners. As a result, both manufacturers and homeowners have depended on dealers to educate homeowners and move them through their pool buying journey. The dealership market is highly-fragmented, consisting primarily of small, family-owned businesses. In addition, concrete pool installers face a number of challenges, particularly as a result, we believe, of many skilled tradesmen leaving the industry following the Great Recession’s impact on construction. Each of these factors, paired with the long-term positive demand trends in the industry, contribute to the supply constraint in the pool market.
Latham’s Transformational “Direct-to-Homeowner” Business Model
Latham’s unique “direct-to-homeowner” marketing strategy is driving a greater understanding of the benefits of owning a pool, specifically a fiberglass pool, and generating significant consumer demand. This allows us to provide higher quality, purchase-ready leads to our dealer partners. In the traditional model, the homeowner’s initial point of contact would typically be with a dealer. If the final purchase were a manufactured pool, the dealer would order that pool from the manufacturer and other pool equipment, such as pumps, controls and chemicals from other manufacturers. We are disrupting the industry with our “direct-to-homeowner” marketing approach, which positions us as the primary point of contact with the homeowner. We are helping consumers understand the variety of pool types available and illustrating the benefits of fiberglass, which is the best option for most homeowners. The key components of our homeowner-focused business model include:
•
Unique Latham Branding: In 2019, we unified our corporate branding and consolidated legacy brands under one banner, Latham. We relaunched our website under the Latham brand in February 2020 and streamlined our go-to-market approach by making the consumer the center of our strategy. This enabled us to increase our brand awareness with homeowners and create the only consumer focused brand in a fragmented category.

•
Digital Platform: We believe our portfolio of digital assets and capabilities allows us to generate a greater volume of cost-effective and highly qualified leads for our dealer partners while also providing a consumer-facing touchpoint for the brand. The key elements of our digital strategy were made possible by, among other things, our unparalleled national manufacturing and distribution footprint and include:

•
Proprietary Branded Website: We updated our global flagship website in February 2020 to place an emphasis on inspiration and homeowner education. The site contains proprietary content and imagery that guides homeowners along their pool buying journey. We have invested in search engine optimization which has driven significant traffic to the site. In 2020, our website recorded 3.5 million sessions, compared to just 105,000 sessions in 2018. As a result, we have generated significant consumer leads for our dealer partners.

•
Latham Augmented Reality Visualizer App: In 2019, we developed the pool industry’s first augmented reality visualization mobile app. This app allows homeowners to visualize a Latham pool in their own backyard. The interactive nature allows homeowners to compare a variety of pool types and shapes and, when ready, directly contact a dealer without leaving the app. This has generated strong interest in Latham pool installations driven by approximately 50,000 downloads in 2020.

•
Sophisticated Social Marketing: As our business model has evolved, we have directed a significant portion of our advertising spend to digital channels, including social media and search advertising. Our targeted digital marketing and enhanced lead generation engine drive sales for dealers. Additionally, by meeting homeowners where they are digitally, we have been able to drastically reduce our cost per lead to approximately $44 in 2020. Given that our scalable manufacturing platform has capacity to enhance profitability for each incremental fiberglass pool sold, the return profile for our lead generation program is highly compelling.

•
Exclusive Dealer Partnerships Powered by Homeowner Leads: In order to strengthen our relationship with our loyal dealer partners, we have implemented “Latham Grand,” a key dealer strategy whereby we have secured exclusivity from over 250 of our largest dealers. “Latham Grand” dealers benefit from priority for high-quality consumer leads, co-branding for their retail stores and partnership on local marketing initiatives. We benefit through closer partnership around volume planning and specific commitments on growth. We also support our dealer partners with “Latham University” and “Business Excellence” coaches:
•
“Latham University”: Our “Latham University” program addresses the supply constraint in the pool industry by providing hands-on installation training for our dealer partners. Additionally, we provide on-site installation assistance to our new dealer partners on their initial fiberglass pool installation.

•
“Business Excellence” Coaches: Our “Business Excellence” coaches provide our dealers with tailored consulting on how to improve operations and grow their businesses.

Our Strengths
Leading Consumer Brand in the Residential Pool Market
We are the leader in the North American in-ground residential swimming pool market, holding the #1 position by volume in each of our product categories, based on the information from the May 2019 Study and 2020 Study, a position that we have established throughout our 60 plus year operating history. Latham is the only consumer brand in the residential pool industry with a differentiated value proposition that includes an unmatched product portfolio, a coast-to-coast footprint of 19 manufacturing facilities and 13 distribution facilities, an experienced sales force and a network of over 250 exclusive dealer partners. Our sophisticated digital marketing targeted directly at homeowners has been instrumental in educating and empowering them, helping to drive material conversion in the pool market from traditional materials to fiberglass. In the fast-growing fiberglass pool product category of the residential in-ground swimming pool market in North America, we command over a 50% share, which is more than four times that of the second largest fiberglass competitor, based on the information from the May 2019 Study.
“Direct-to-Homeowner” Relationship That Drives Business for Our Dealer Partners
Latham is organized around our commitment to provide an exceptional homeowner experience. Our focus in recent years has been on simplifying the historically complex homeowner experience of purchasing a swimming pool. We make finding and buying the right product an amazing start to a homeowner journey that is now easy and enjoyable. We are recognized by homeowners and dealer partners for our differentiated capabilities, quality, on-trend style, design and breadth of our product portfolio and the unique homeowner-focused journey that we have created. Given the level of near continuous connectivity offered to consumers through mobile devices, businesses are adapting their marketing strategies and increasingly focusing on mobile and social media platforms. We have been at the forefront of this dynamic within our industry. Our scale enables us to reinvest more in technology and marketing than our much smaller competitors, driving a virtuous cycle whereby we are able to deliver more purchase-ready leads to our dealer partners. Over the last two years, our new digital platform has increased traffic to our website by a factor of 11 times and website visit duration has risen over 64%. To increase lead conversion, we systematically track and interact with each homeowner throughout their purchase journey.
Serving a Large, Growing Market that is Benefiting from Material Conversion
According to P.K. Data, over the last 20 years, the industry averaged approximately 108,000 new pool installations per year, compared to only 78,000 in 2019, and, based on our estimates, 90,000 in 2020. Given recent consumer trends, we expect demand for pools to grow to over 100,000 pools per year in each of the next three years. Fiberglass pools currently make up approximately 18% of North American residential in-ground swimming pool market and the pace of material conversion from concrete and vinyl pools to fiberglass products is accelerating. This is due in large part to increased awareness among our consumers of the higher quality and durability of our fiberglass pools, as well as beautiful design with a lower overall cost of ownership versus concrete pools. We believe that fiberglass pools will continue to gain share in the in-ground swimming pool market, and as the leading fiberglass pool manufacturer, we are well positioned to both benefit from this growth and accelerate the pace of material conversion through our efforts. We have benefited from the sharing of best practices with our Narellan platform, which has been a key driver of fiberglass adoption in Australia, as we have driven higher penetration in the North American market.
Broadest Portfolio of Branded Products Known for Quality, Durability and Aesthetics
Our extensive portfolio of pool models is recognized by consumers and dealers for its high-quality, superior durability and aesthetic designs. From our carbon fiber, Kevlar and ceramic fiberglass build to our Ultra-SeamTM liner fabrication, our product development team consistently sets the standard for innovation in our industry. Our broad product portfolio allows dealers and distributors to offer consumers a wide variety of innovative pool shapes, features, depths and lengths, which significantly exceed our competitors’ offering. Additionally, we build our fiberglass pools in a controlled environment compared to the on-site nature of our concrete pool competitors, allowing for better product quality control. Homeowners can further customize their fiberglass pools by selecting from 12 fiberglass color patterns, ranging from deep blues and whites to corals and naturals. In addition to color customization, we offer the industry’s most elaborate finishes in our innovative G2 and G3 finish options, which provide deep visuals that let homeowners choose the perfect water color to complement their backyard surroundings. Our models offer a variety of swim up seating, multiple points of entry and exit, wading areas, tanning ledges and built-in steps, which are features consumers seek in more expensive custom pool designs. Our array of feature rich options across our portfolio of products are core to our strategy to provide superior design at a value to homeowners.
Broad Reach, Regulatory Expertise and Technological Capabilities Create Significant Competitive Advantages
Our leading position is driven by our consumer brand, geographic reach, national manufacturing platform, regulatory expertise and compelling value proposition. Our brand has become synonymous with the re-imagination of the homeowner journey in purchasing a swimming pool, created significant pull-through demand from homeowners and made our offering a critical component to profitable growth for our dealer partners. This dynamic forms a virtuous cycle that is accelerating homeowner awareness for our products and increasing dealers’ desire to partner with us in order to profitably expand their businesses. Supported by our fleet of over 150 cars, trucks and trailers and team of 60 dedicated drivers, our North American network of nine fiberglass manufacturing facilities provides cost efficient delivery and service to our network of entrenched dealer and distributor partners, including over 250 exclusive Latham Grand dealers. Notably, we are the only nationwide, multi-facility manufacturer of fiberglass swimming pools, providing us with an advantage over regional players that lack similar geographic reach and scale. The fiberglass pool manufacturing process requires significant regulatory approvals and continuous compliance. We have successfully navigated this process across our entire manufacturing footprint throughout our history. Additionally, we have filed or obtained the required permits to expand our fiberglass manufacturing capacity and are in the process of doubling it, providing us a runway for further growth. Finally, our compelling value proposition is underpinned by our ability to leverage a unique technology infrastructure to generate a significant number of purchase-ready leads for our dealer partners and drive increasing levels of consumer awareness for our products. In tandem with the training and marketing tools we provide to our dealers, our technological capabilities have been critical in solidifying our position as the leader in every major pool product sub-category in which we compete in North America.
History of Consistent Net Sales Growth and Margin Expansion
Our business has consistently driven growth and margin expansion over the long-term and 2020 will represent the 11th consecutive year of net sales growth and Adjusted EBITDA margin expansion. Net income does not adhere to this trend. From 2016 to 2020, we realized a net sales, net income and Adjusted EBITDA growth CAGR of 13%, 53% and 21%, respectively. Additionally, over the same period our net income margins have expanded by 280 basis points and our Adjusted EBITDA margins have expanded by 500 basis points. Our net income margin expansion and Adjusted EBITDA margin expansion has largely been driven by a mix shift towards our fastest growing fiberglass pools business, which has a materially higher margin profile than our other product categories. As our recent strategic and capital investments mature, we believe there is a significant opportunity for us to continue to drive increased fiberglass penetration rates, accelerate net sales growth and expand our margins.

Visionary Management Team with Proven Track Record of Execution
We have assembled a team of highly experienced and accomplished executives with public company experience and a proven track record of leading global consumer and industrial organizations. Our management team has experience with developing consumer-branded lifestyle platforms, disrupting traditional business-to-business market structures and delivering an expansive portfolio of high-quality, durable, cost-efficient products to consumers.
In a few short years, our team has pioneered a disruptive “direct-to-homeowner” marketing approach, consolidated our brands under the Latham master brand, created innovative new products and enhanced our digital platform to better focus on the overall consumer journey. Our Chief Executive Officer, Scott M. Rajeski, was appointed in 2017 after serving as the Company’s Chief Financial Officer since 2012. Scott previously served in leadership positions at GLOBALFOUNDRIES, Momentive Performance Materials and General Electric. Scott was critical in recruiting our Chairman, James E. Cline, who joined our board in early 2019 and previously served as president and chief executive officer of Trex. We believe Mr. Cline, as the former chief executive officer of Trex, has been an invaluable non-executive member of the board of directors due to his experience building the industry leader in the similarly material conversion driven composite decking industry, while also creating one of the best known brands in the building products industry. Our Chief Financial Officer, J. Mark Borseth, joined the team in 2020 after serving as president and chief executive officer of Ranpak under Rhone Capital’s ownership, as well as holding numerous leadership roles at 3M. Our Chief Marketing Officer, Joel R. Culp, was appointed in 2019 after previously serving in the same role for Wilsonart, as well as holding various leadership positions at MasterBrand, a Fortune Brands company, Uponor and Kohler. Collectively, our team has extensive experience at leading public and private companies, including Trex, Kohler, General Electric, 3M, Ingersoll Rand, Wilsonart and Ranpak.
Our Growth Strategies
Utilize Leading Brand and Digital Assets to Generate Greater Homeowner Lead Volumes
During 2019 and 2020, we have increased spending on digital strategies and marketing. Our content-rich digital platform provides homeowners with education and engagement tools that help them navigate their pool buying journey, including an unrivaled pool visualization experience, informational videos and resources, budget calculators, and a pool expert community consisting of a blog and direct homeowner outreach. Our investment has resulted in increased web traffic and lead generation of 105,000 sessions in 2018 to 3,544,334 sessions in 2020 and 14,589 in 2018 to 45,224 in 2020, respectively. The implementation of our new digital strategy has resulted in superior search engine optimization performance, outpacing our next closest peer in organic traffic by five times. We have boosted leads by 210% between 2018 and 2020 for our dealers, further entrenching Latham with our dealer base and increasing switching costs.
Accelerate Fiberglass Material Conversion through Unique Market Positioning
As the leader in the fiberglass pool product category, we are driving the acceleration of material conversion by educating both homeowners and dealer partners about the benefits of fiberglass. Our marketing campaigns and digital platform, including our easy to use interactive website and mobile app, inform homeowners on the benefits of fiberglass, including lower up-front and total cost of ownership, quicker installation, easier maintenance and a more convenient buying experience. The Latham Augmented Reality Pool Visualizer app allows homeowners to browse fiberglass models and select from a variety of options from their mobile device. At “Latham University,” our dealer partners discover firsthand the benefits of fiberglass pools, including the ease and speed of installation versus concrete pools, which drive better economics. We also host company conferences and participate in trade shows, where we continue to drive education on the benefits of fiberglass pools. The charts below show an illustrative profit potential to installers and cost to homeowners of installing a pool of comparable size by the type of the pool material, assuming that all other conditions are the same.

Source: 2020 Study and management estimates. Assumes: certain number of working days per year with one pool building crew; certain number of days per installation of each type of pool, resulting in certain number of pool installations per year for each type of pool.
Secure Additional Strategic Partnerships with Priority Dealers to Gain Share
Our approach as a true business partner with our dealers positions us to take market share in our highly-fragmented industry. We have secured exclusivity from over 250 of our top dealer partners, as well as the nation’s largest franchised dealer network, Premier Pools & Spas. As the only participant with scale in the fiberglass pool product category, we intend to continue to pursue additional strategic partnerships with priority dealers in underpenetrated geographical markets that can help us accelerate our growth. We believe these exclusive relationships will continue to enable us to increase market share at the expense of the fragmented and regional universe of competitors.
Grow Industry Capacity by Onboarding and Training New Dealer Partners
We believe that there is a tremendous opportunity to expand the capacity of skilled dealer partners to support overall industry growth and our continued market penetration. As such, we intend to continue to use our leadership position in the industry to educate small business owners currently installing concrete pools, as well as those in related trades, about the economic opportunities available in the fiberglass product category of the pool market. We further intend to onboard, train and support them with the same emphasis we have placed on our existing dealer partnerships, including our co-branding programs, “Latham University,” and our “Business Excellence” coaching designed to help them manage their growth. Leveraging our investments and management expertise, we should be able to play a key role in growing the industry’s capacity back towards levels of more than 150,000 annual in-ground swimming pool installations that preceded the Great Recession.
Expand Margins through Mix Shift Towards Fiberglass and Productivity Initiatives
Fiberglass pools are both our highest margin and fastest growing product category. We believe that our consumer-centric marketing and compelling value proposition to our dealer partners will continue to drive consistent, long-term growth for our fiberglass pools. We have made significant manufacturing capacity investments to not only support this future growth, but also to continue to deliver the compelling margin profile of our fiberglass pool offering. We expect to increase our margins significantly as we grow into our capacity investments and our product mix continues to shift towards fiberglass pools. Additionally, we expect that our investments in people, processes and equipment aimed at enhancing our manufacturing productivity will further expand our margins. From 2018 to 2020, we have improved our net income margins by 510 basis points and our Adjusted EBITDA margins by 193 basis points through operational excellence initiatives and we expect this trend to accelerate as we realize meaningful benefits from historical and ongoing capital and other investments in the business.

Strategic Acquisitions that Enhance the Latham Platform
The pool industry remains highly-fragmented, which offers attractive opportunities to utilize strategic acquisitions to drive consolidation and expand our product offering. We have historically used strategic acquisitions to expand our geographic reach within the United States and internationally, enhance our product portfolio and drive operational efficiencies. We believe that we have the opportunity to be the consolidator of choice in the industry, and we will continue to focus on acquiring high-quality, market-leading businesses with teams, capabilities, and technologies that are complementary to our existing offerings and enable us to better serve homeowners and dealer partners.
Recent Developments
Financing Transactions
In October 2020, Parent purchased 32,902,113 shares of our common stock for $64.9 million. On December 28, 2020, we repurchased those 32,902,113 shares of common stock in exchange for a note payable in the amount of $64.9 million, equal to the Parent’s original purchase price for the common stock (the “Parent Note”). The Parent Note bore interest at 0.15% per annum and was due on October 20, 2023 (collectively, the “2020 Financing Transactions”).
On January 25, 2021, Latham Pool Products, Inc. (“Latham Pool Products”), our indirect wholly-owned subsidiary and the borrower under our Credit Agreement (as defined below), entered into an amendment to the Credit Agreement and borrowed an additional $175.0 million under the Amended Term Loan (as defined below). In February 2021, we used $175.0 million that we borrowed under our Credit Agreement to repay a loan to our Parent in the amount of $64.9 million and to pay a $110.0 million dividend to our Parent (collectively, the “2021 Financing Transactions”). Amounts paid to our current executive officers and directors as part of the 2021 Financing Transactions were approximately $2.2 million. Amounts paid to our Sponsors as part of the 2021 Financing Transactions were approximately $163.8 million. In 2019 and 2020, we paid distributions of $0.2 million and $0.6 million, respectively, to our Parent for the repurchase of our Parent’s Class A shares.
Such 2020 Financing Transactions and 2021 Financing Transactions are collectively referred to as the “Financing Transactions.” See “Use of Proceeds” and “Certain Relationships and Related Party Transactions—Purchases from Equityholders” for further details.
We intend to use the net proceeds from this offering, assuming an initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover of this prospectus) as follows:
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$152.7 million of our net proceeds from this offering to repay $152.7 million of the Amended Term Loan under our Credit Agreement;

•
$16.0 million of our net proceeds from this offering to repay the $16.0 million outstanding on the Revolving Credit Facility (as defined and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness);

•
$172.0 million of our net proceeds from this offering to repurchase 8,829,191 shares of our common stock from the Principal Stockholders and 418,121 shares of common stock from a current employee who is not an executive officer or a director of the Company prior to this offering at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering. If the underwriters were to fully exercise their option to purchase additional shares of our common stock, we would use approximately $227.8 million of our net proceeds from this offering to repurchase 11,693,545 shares of common stock from the Principal Stockholders and 553,767 shares of common stock from a current employee who is not an executive officer or a director of the Company at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering; and

•
$25.0 million of our net proceeds, for general corporate purposes.

We have a significant amount of indebtedness. Following this offering and the use of proceeds from this offering, we will have $242.6 million of indebtedness in the form of the Amended Term Loan outstanding under the Credit Agreement and $30.0 million of availability under the Revolving Credit Facility under the Credit Agreement (as defined and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness”).
Preliminary Estimated Net Sales for the Fiscal Quarter Ended April 3, 2021
Our financial results for the fiscal quarter ended April 3, 2021 are not yet complete and will not be available until after the completion of this offering. Accordingly, set forth below is our preliminary estimated range for net sales for the fiscal quarter ended April 3, 2021 and our actual net sales for the fiscal quarter ended March 28, 2020. Our estimated net sales for the fiscal quarter ended April 3, 2021 is subject to revision based upon the completion of our quarter-end financial closing processes and other developments that may arise prior to the time our financial results for the fiscal quarter ended April 3, 2021 are finalized. Our preliminary estimated range for net sales is therefore a forward-looking statement based solely on information available to us as of the date of this prospectus and the reported net sales may differ from this estimate. The preliminary estimated range of net sales set forth below has been prepared by, and is the responsibility of, management and is based on a number of assumptions. Neither the Company’s independent auditors, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the preliminary financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the preliminary financial information. Our actual results may differ from this estimate due to the completion of our final closing procedures, final adjustments and other developments that may arise between now and the time our financial results for the fiscal quarter ended April 3, 2021 are finalized. You should not place undue reliance on this preliminary estimate. In addition, this preliminary estimate of net sales set forth below is not necessarily indicative of the results we may achieve in any future periods. For additional information, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The following are our preliminary estimated range for net sales for the fiscal quarter ended April 3, 2021 and our actual net sales for the fiscal quarter ended March 28, 2020:
	Fiscal Quarter Ended
(in millions)	April 3, 2021 (estimated low)	April 3, 2021 (estimated high)	March 28, 2020 (actual)
Net sales	$143.0	$150.0	$51.1
Reorganization
Prior to the closing of this offering, our Parent will merge with and into Latham Group, Inc., with Latham Group, Inc. surviving the merger (the “Reorganization”). In the merger, the limited partnership interests and profit interests in our Parent will be exchanged for an economically equivalent number of vested and unvested shares of our common stock. Following the Reorganization and prior to this offering, our common stock will be owned by our Principal Stockholders, our senior management and board members, and our current and former employees. The total number of shares of common stock to be issued to each equityholder of Parent in the merger will be based on the initial public offering price in this offering and the liquidation value of such interests in Parent. Although the number of shares to be issued to each equityholder will vary depending on the initial public offering price, the aggregate number of outstanding shares of common stock prior to this offering will be fixed at 109,673,709. The purpose of the Reorganization is to reorganize our structure so that our existing investors will own only our common stock rather than limited partnership interests in our Parent.
Summary Risk Factors
Participating in this offering involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks we face include the following:
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lack of demand for our swimming pools and related products;

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changes in economic and business conditions;

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adverse weather conditions impacting our sales;

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inability to attract dealers and distributors to purchase our products since our products are not sold directly to consumers;

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inability to sustain further growth in our business;

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failure to meet customer specifications or consumer expectations;

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increases in costs of our raw materials and components and inability to source the quantity or quality of raw materials and components that we need to manufacture our products;

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changing patterns in consumer spending, and ability of consumers to obtain financing to purchase our products;

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natural disasters, war, terrorism, public health issues such as the novel coronavirus (“COVID-19”) pandemic or other catastrophic events that could disrupt the supply, delivery or demand of our products;

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inability to obtain transportation services to deliver our product and to obtain raw materials timely or increases in the cost of transportation;

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product quality issues, warranty claims or safety concerns and other claims in the ordinary course of business;

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our ability to obtain, maintain and enforce intellectual property protection for our current and future products;

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the risks of doing business internationally;

•
cyber security breaches and data leaks, and our dependence on information technology systems;

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changes in environmental, health and safety regulations;

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competition that we face; and

•
the other factors set forth under “Risk Factors.”

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation in our periodic reports and proxy or information statements; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or seek stockholder approval of any golden parachute payments not previously approved and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.
Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company” and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our common stock, and the price of our common stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We are electing to take advantage of such extended transition period, and as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. Early adoption is permitted.
We could remain an “emerging growth company” until the earliest to occur of:
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the last day of the year following the fifth anniversary of this offering;

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the last day of the first year in which our annual gross revenues exceed an amount specified by regulation (currently $1.07 billion);

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the day we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second quarter of such year; and

•
the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Our Sponsors
Pamplona
Pamplona Capital Management is a specialist investment manager founded in 2005 that provides an alternative investment platform across private equity investments. Pamplona manages over $7 billion in assets for its limited partners. Pamplona has offices in New York, London, Malta, Madrid and Monaco. The firm invests long-term capital primarily in North America and Europe.
Wynnchurch
Wynnchurch, headquartered in the Chicago suburb of Rosemont, Illinois, with an office in California and an affiliate in Canada, was founded in 1999, and is a leading middle-market private equity investment firm. Wynnchurch’s strategy is to partner with middle market companies in the United States and Canada that possess the potential for substantial growth and profit improvement. Wynnchurch manages a number of private equity funds with $4.2 billion of committed capital under management and specializes in recapitalizations, growth capital, management buyouts, corporate carve-outs and restructurings.
Stockholders’ Agreement
Prior to the consummation of this offering, we intend to enter into a stockholders’ agreement (the “Stockholders’ Agreement”) with our Principal Stockholders. The Stockholders’ Agreement will grant Pamplona the right to nominate to our board of directors a number of designees on a sliding scale depending on Pamplona’s affiliates’ ownership of our common stock, ranging from Pamplona being able to nominate at least a majority of the total number of directors so long as its affiliates beneficially own at least 50% of the shares of our common stock to Pamplona being able to nominate at least 10% of the total number of directors as long as its affiliates beneficially own at least 5%. For so long as Wynnchurch owns at least 5% of our common stock, Wynnchurch will have the right to appoint one director.
Controlled Company
Upon the closing of this offering, we will be a “controlled company” within the meaning of the NASDAQ corporate governance standards because more than 50% of the voting power of our outstanding common stock will be beneficially owned by the Pamplona Fund and Wynnchurch Funds, in the aggregate. We intend to rely upon the “controlled company” exception relating to the board of directors and committee independence requirements under the listing rules of NASDAQ. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors consist of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. For further information on the implications of being a “controlled company,” see “Risk Factors—Risks Relating to this Offering and Ownership of our Common Stock” and “Management—Controlled Company.”
Company Information
Latham Group, Inc. was organized under the laws of Delaware as a corporation on December 6, 2018 and is the issuer of the common stock offered by this prospectus. Our principal executive offices are located at 787 Watervliet Shaker Road, Latham, New York 12110. Our telephone number is 800-833-3800. Our website is https://www.lathampool.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our common stock.

The Offering
Issuer
Latham Group, Inc.
Common stock offered by us
20,000,000 shares (or 23,000,000 shares if the underwriters exercise their option to purchase additional shares in full as described below).
Option to purchase additional
shares
We have granted the underwriters an option to purchase up to an additional 3,000,000 shares from us. The underwriters may exercise this option at any time within 30 days from the date of this prospectus. See “Underwriting.”
Common stock outstanding after giving effect to this offering
120,426,397 shares (or 120,426,397 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $365.7 million (or approximately $421.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus).
We intend to use the net proceeds from this offering, assuming an initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover of this prospectus) as follows:
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$152.7 million of our net proceeds from this offering to repay $152.7 million of the Amended Term Loan under our Credit Agreement;

•
$16.0 million of our net proceeds from this offering to repay the $16.0 million outstanding on the Revolving Credit Facility;

•
$172.0 million of our net proceeds from this offering to repurchase 9,247,312 shares of our common stock (or $227.8 million to repurchase 12,247,312 shares if the underwriters exercise their option to purchase additional shares in full) from the Principal Stockholders and a current employee who is not an executive officer or a director of the Company at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering; and

•
$25.0 million of our net proceeds, for general corporate purposes.

See “Use of Proceeds” for additional information.
Dividend policy
We do not intend to pay cash dividends on our common stock. However, we may, in the future, decide to pay dividends on our common stock. Any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, cash flows, capital requirements, levels of indebtedness, restrictions imposed by applicable law, our overall financial condition, restrictions in our debt agreements, and any other factors deemed relevant by our board of directors. See “Dividend Policy.”
Listing
We intend to apply to list our common stock on NASDAQ under the symbol “SWIM.”
Risk Factors
You should read the section titled “Risk Factors” beginning on page 22 and the other information included in this prospectus for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the common stock for sale to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made, at our direction, by Morgan Stanley & Co. LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Participants in the directed share program who purchase more than $1,000,000 of shares shall be subject to a 25-day lock-up with respect to any shares sold to them pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described herein. Any shares sold in the directed share program to our directors, executive officers or Principal Stockholders shall be subject to the lock-up agreements described herein. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. See “Underwriting—Directed Share Program” for more information.
The number of shares of our common stock to be outstanding after this offering is based on 109,673,709 shares of our common stock outstanding as of April 13, 2021 and excludes 4,830,086 shares of common stock reserved for future issuance under our Omnibus Incentive Plan (as defined under “Executive Compensation—Post-IPO Equity Compensation Plans—2021 Omnibus Incentive Plan”), of which 325,753 shares of common stock will be issuable pursuant to restricted stock units in connection with the IPO and 842,524 shares of common stock will be issuable pursuant to stock options to acquire shares of common stock at an exercise price equal to the public offering price in connection with the IPO. See “Executive Compensation.” The 109,673,709 shares includes 8,328,344 shares of restricted stock to former holders of profits interests which will be issued under the Omnibus Incentive Plan.
Except as otherwise indicated, all of the information in this prospectus:
•
gives effect to the Reorganization, as a result of which there will be an aggregate of 109,673,709 shares of common stock outstanding prior to this offering, as further described in the section titled “—Reorganization”;

•
reflects a 109,673.709-for-one split of our common stock effected on April 13, 2021;

•
assumes an initial public offering price of $20.00 per share of common stock (the midpoint of the price range set forth on the cover page of this prospectus); and

•
assumes no exercise of the underwriters’ option to purchase up to 3,000,000 additional shares of common stock in this offering.

Summary Consolidated Financial and Other Data
The following tables present our summary consolidated financial and other data for the periods indicated. We have derived our historical consolidated statement of operations data for the years ended December 31, 2016 and 2017, for the period from January 1, 2018 through December 18, 2018 (Predecessor) and for the period from December 19, 2018 through December 31, 2018 (Successor) from our unaudited consolidated financial statements not appearing in this prospectus. We have derived the summary historical consolidated statement of operations data and the summary historical consolidated statement of cash flows data for the years ended December 31, 2019 and 2020 (Successor) and our summary historical consolidated balance sheet data as of December 31, 2020 (Successor) from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial and other data should be read in conjunction with the sections titled “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future.
Consolidated Statements of Operations Data:
(in thousands, except share and per share data)
	Predecessor			Successor(1)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2018 (unaudited)	2019(2)	2020(2)
Net sales	$247,496	$265,247	$285,838	$1,374	$317,975	$403,389
Cost of sales	168,021	178,761	190,834	2,881	219,819	260,616
Gross profit	79,475	86,486	95,004	(1,507)	98,156	142,773
Selling, general and administrative expense	47,268	43,931	67,466	2,689	57,388	85,527
Amortization	8,990	8,288	7,992	1,068	15,643	17,347
Income (loss) from operations	23,217	34,267	19,546	(5,264)	25,125	39,899
Other expense (income):
Interest expense	14,550	14,143	11,116	664	22,639	18,251
Other expense (income), net	47	(1,596)	2,312	85	(300)	(1,111)
Total other expense (income), net	14,597	12,547	13,428	749	22,339	17,140
Income (loss) before income taxes	8,620	21,720	6,118	(6,013)	2,786	22,759
Income tax (benefit) expense	5,720	(13,516)	4,229	(981)	(4,671)	6,776
Net income (loss)	$2,900	$35,236	$1,889	$(5,032)	$7,457	$15,983
Net income (loss) per share attributable to common stockholders:(3)
Basic and diluted				$(0.05)	$0.07	$0.14
Weighted-average common shares outstanding:(3)
Basic and diluted				109,673,709	109,673,709	116,469,884

	Predecessor			Successor(1)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2018 (unaudited)	2019(2)	2020(2)
Pro forma net loss per share attributable to common stockholders:(4)
Basic and diluted						$(0.31)
Pro forma weighted- average common shares outstanding:(4)
Basic and diluted						121,279,040
Consolidated Statements of Cash Flows Data:
(in thousands)
	December 31,
	2019	2020
Net cash provided by operating activities	$35,655	$63,161
Net cash used in investing activities	(27,083)	(115,805)
Net cash provided by financing activities	16,551	54,302
Other Data (unaudited):
(in thousands)
	Predecessor			Successor(1)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016	2017	2018	2018	2019(2)	2020(2)
Net income margin(5)	1.2%	13.3%	0.7%	(366.2)%	2.3%	4.0%
Adjusted EBITDA(6)	$39,063	$47,252	$57,324	$(3,185)	$61,050	$83,836
Adjusted EBITDA margin(7)	15.8%	17.8%	20.1%	(231.8)%	19.2%	20.8%
Consolidated Balance Sheets Data:
(in thousands)
	As of December 31, 2020
	Actual	As Further Adjusted(8)
Cash	$59,310	$99,181
Working capital(9)	73,389	104,295
Total assets	646,676	685,506
Total debt(10)	286,434	242,637
Total liabilities	430,005	385,168
Total stockholders’ equity	216,671	300,338

(1)
Our operating results and financial position for the years ended December 31, 2019 and 2020, and for the period from December 19, 2018 through December 31, 2018, the Successor periods, are impacted by the Acquisition. Due to the Acquisition and the application of purchase accounting, the Successor and Predecessor periods are not necessarily comparable.

(2)
Our operating results and financial position for the years ended December 31, 2019 and 2020 were impacted by the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, (“ASC 606”). We used the modified retrospective method of adoption. Results for reporting periods beginning January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the historical accounting guidance under Accounting Standards Codification 605, Revenue Recognition, (“ASC 605”). See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for more information.

(3)
See Note 18, Net Income Per Share, to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the calculation of basic and diluted income per share attributable to common stockholders.

(4)
Pro forma net loss per share, basic and diluted, is computed by dividing pro forma net loss of $37.9 million by 121,279,040 pro forma weighted-average shares outstanding. For the year ended December 31, 2020, pro forma net loss gives effect to (i) the immediate recognition of $52.0 million of stock-based compensation expense upon the Reorganization due to the accelerated vesting and incremental fair value resulting from modifications made to the profits interest units’ awards and (ii) the incremental interest expense of $1.9 million resulting from the additional $175.0 million borrowed under the Amended Term Loan as part of the 2021 Financing Transactions, reduced by the application of $152.7 million of the net proceeds to repay $152.7 million of the Amended Term Loan under our Credit Agreement, as if the offering had occurred on January 1, 2020, as set forth under “Use of Proceeds.” For the year ended December 31, 2020, pro forma weighted-average shares outstanding gives effect to the issuance of 13,137,500 shares of common stock, which is the number of shares that would be attributable to the proceeds used to (i) repay $152.7 million of the Amended Term Loan under our Credit Agreement, (ii) repay the $16.0 million outstanding on our Revolving Credit Facility as described in “Use of Proceeds” and (iii) pay the portion of the dividend to Parent in excess of net income for the year ended December 31, 2020 of $94.1 million, at an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus). Pro forma weighted-average shares outstanding also gives effect to a reduction of 8,328,344 shares, which reflects the restricted stock issued to our shareholders as part of the Reorganization. We issued 9,247,312 shares of common stock, of which the proceeds received were used to repurchase the same number of shares and therefore, the use of those proceeds to repurchase shares did not impact pro forma weighted-average shares outstanding. This pro forma per share information is presented for informational purposes only and does not purport to represent what our net income (loss) or net income (loss) per share actually would have been had the Reorganization, the offering and use of proceeds to repay $152.7 million of the Amended Term Loan under our Credit Agreement, repay the $16.0 million outstanding on our Revolving Credit Facility, repurchase shares of common stock as described in “Use of Proceeds” or pay the dividend to Parent occurred on January 1, 2020, or to project our net income (loss) or net income (loss) per share for any future period. The pro forma per share information does not give effect to the new rate of interest that would be applicable to the extent the third amendment to the Credit Agreement was in effect on January 1, 2020.

(5)
Net income margin is calculated by dividing net income by net sales.

(6)
Adjusted EBITDA is a non-GAAP financial measure. We define “Adjusted EBITDA” as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) management fees, (vii) stock-based compensation expense, (viii) other expense (income), net, (ix) other non-cash items, (x) strategic initiative costs, (xi) acquisition and integration related costs, (xii) other, (xiii) IPO costs, and (xiv) COVID-19- related expenses (income). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non GAAP Financial Measures” for important information about this measure. The following is the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, and the calculation of Adjusted EBITDA margin (in thousands):

	Predecessor			Successor(2)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2018 (unaudited)	2019(1)	2020(1)
Net income	$2,900	$35,236	$1,889	$(5,032)	$7,457	$15,983
Depreciation and amortization	14,162	14,587	14,767	1,228	21,659	25,365
Interest expense	14,550	14,143	11,116	664	22,639	18,251
Income tax (benefit) expense	5,720	(13,516)	4,229	(981)	(4,671)	6,776

	Predecessor			Successor(2)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2018 (unaudited)	2019(1)	2020(1)
Loss (gain) on sale and disposal of property and equipment	233	(204)	914	34	680	332
Restructuring charges(a)	609	176	1,271	47	980	1,265
Management fees(b)	500	500	482	18	500	—
Stock-based compensation expense	9	9	(18)	—	808	1,827
Other expense (income), net(c)	47	(1,596)	2,312	85	(300)	(1,111)
Other non-cash items(d)	—	—	1.050	39	6,331	1,338
Strategic initiative costs(e)	—	—	—	—	964	6,264
Acquisition and integration related costs(f)	592	239	19,135	707	3,612	5,497
Other(g)	(259)	(2,322)	177	6	391	1,007
IPO costs(h)	—	—	—	—	—	1,731
COVID-19-related expenses (income)(i)	—	—	—	—	—	(689)
Adjusted EBITDA (unaudited)	$39,063	$47,252	$57,324	$(3,185)	$61,050	$83,836
Net Sales	$247,496	$265,247	$285,838	$1,374	$317,975	$403,389
Net income margin	1.2%	13.3%	0.7%	(366.2)%	2.3%	4.0%
Adjusted EBITDA margin (unaudited)	15.8%	17.8%	20.1%	(231.8)%	19.2%	20.8%

(a)
Represents the cost of shutting down production and warehouse facilities in New Market, New Hampshire, Decatur, Georgia, Oregon City, Oregon, and Mississauga, Ontario, Canada, including the cost to transfer and dispose of property and equipment and involuntary workforce reductions. Also includes severance and other costs for our executive management changes.

(b)
Represents management fees paid to our Principal Stockholders in accordance with our expense reimbursement arrangement, which will terminate as of the effective date of our initial public offering.

(c)
Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan, which was settled in September 2020.

(d)
Represents non-cash adjustments to record the step-up in the fair value of inventory related to the Acquisition, the acquisition of Narellan and the acquisition of GL International, LLC (“GLI”), which are amortized through cost of sales in the consolidated statements of operations. Also includes non-cash adjustments related to our frozen defined benefit pension plans, which were terminated in 2020.

(e)
Represents fees paid to external consultants for our strategic initiatives, including our rebranding initiative.

(f)
Represents acquisition and integration costs primarily related to the acquisition of Narellan, the acquisition of GLI, the equity investment in Premier Pools & Spas, as well as other costs related to a transaction that was abandoned.

(g)
Other costs consist of other discrete items as determined by management, including fees paid to external consultants for tax restructuring, the cost for legal defense of a specified matter, the cost incurred and insurance proceeds received related to our production facility fire in Dix, Illinois, in 2016, and our production facility fire in Picton, Australia, in 2020, and other items.

(h)
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal, accounting and professional fees incurred in connection with this offering that are not capitalizable, which are included within selling, general and administrative expense.

(i)
Represents temporary cleaning, equipment and salary costs incurred in response to the COVID-19 pandemic, offset by government grants received in the United States, Canada and New Zealand.

(7)
Adjusted EBITDA margin is a non-GAAP financial measure. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for important information about this measure.

(8)
The as further adjusted balance sheet data gives effect to (i) the Reorganization, (ii) the 2021 Financing Transactions, (iii) the issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions payable by us and (iv) the application of the net proceeds of this offering as described under “Use of Proceeds.”

A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the as further adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $18.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $18.6 million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(9)
Working capital is defined as total current assets less total current liabilities.

(10)
Total debt includes current and non-current portion of long-term debt, net of discount and debt issuance costs and the Parent Note.

Risk Factors
You should carefully consider the risks and uncertainties described below, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. In addition, past financial performance may not be a reliable indicator of future performance and historical trends may not predict results or trends in future periods. Any of the following risks could materially adversely affect our business, financial condition and results of operations, in which case the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Operations
The demand for our swimming pools and related products may be adversely affected by unfavorable economic conditions and trends in consumer spending.
A swimming pool is a consumer discretionary purchase. Consumer discretionary spending affects our sales and is impacted by factors outside of our control, including general economic conditions, the residential housing market, unemployment rates and wage levels, interest rate fluctuations, inflation, disposable income levels, consumer confidence and access to credit. In economic downturns, the demand for swimming pools and related products may decline, often corresponding with declines in discretionary consumer spending, the growth rate of pool eligible households and swimming pool construction. This cyclicality in consumer demand for our products means that the results for any prior period may not be indicative of results for any future period.
In addition, consumer demand for swimming pools is impacted by consumer demand for, and spending on, outdoor living spaces. While we believe consumers have increased spending on outdoor living in recent years, the level of spending could decrease in the future.
Any substantial deterioration in general economic conditions that diminishes consumer confidence or discretionary income may reduce our sales and materially adversely affect our business, financial condition and results of operations. Even in generally favorable economic conditions, severe and/or prolonged downturns in the housing market could have a material adverse impact on our financial performance. Such downturns expose us to certain additional risks, including, but not limited to the risk of dealer closures or bankruptcies, which could shrink our potential customer base and inhibit our ability to collect on those dealers’ receivables.
We believe that consumers’ access to consumer credit is a factor enabling the purchase of new pools because a significant percentage of consumers finance their pool installations. Tightening consumer credit or increases in interest rates could prevent consumers from obtaining financing for pools, which could negatively impact our sales.
We are susceptible to adverse weather conditions.
Given the nature of our business, weather is one of the principal external factors affecting our business, and the impact of bad weather is further exacerbated by the seasonality of our business. The second and third quarters of the year, which correspond to the spring and summer months in the United States, represent the peak months of swimming pool use and pool installation and maintenance. Unseasonably late warming trends in the spring or early cooling trends in the fall can shorten the length of the pool season. In addition, unseasonably cool weather or extraordinary rainfall during the peak season can have an adverse impact on demand due to decreased swimming pool use and installation. Drought conditions or water management initiatives may lead to municipal ordinances related to water use restrictions. Such restrictions could result in decreased pool installations, which could negatively impact our sales.
Our products are sold to other businesses for resale to consumers, and inability to attract dealers and distributors to purchase our products or the loss of our largest customer could adversely affect our results of operations.
We sell all of our products to key channel partners, dealers and distributors, who resell the products to consumers. Some of our customers also sell our competitors’ products. The customers’ success in reselling our products to consumers is a key driver of our net sales. If we are unable to attract or retain successful customers on a cost-effective basis, our business, financial condition and results of operations may be materially adversely affected.
Our customers are generally not contractually obligated to purchase from us. They make purchase decisions based on a combination of brand, product quality, consumer demand, customer service performance, price and other factors. Changes in our customers’ strategies may adversely affect our sales. Additionally, our customers may face financial or other difficulties that may impact their operations and their purchases from us. Finally, our customers may default on their obligations to us.
These risks are heightened with respect to our largest customer that accounted for 22.3% of our net sales in 2020. A reduction in sales to our customers, particularly the loss of, or a reduction in sales to, our largest customer, could have a material adverse effect on our business, financial condition, and results of operations.
We may be unable to sustain further growth in our business.
Our core strategy for our business is growth, including by contributing to the transformation of the North American residential pool industry by driving and benefiting from material conversion to fiberglass pools, our key product. See “Summary—Our Growth Strategies.” Although we have generated 11 consecutive years of net sales growth, we may not be able to continue generating net sales growth in the future. Our failure to implement our growth strategy in a cost-effective and timely manner could have an adverse effect on our business, financial condition and results of operations.
A failure to meet customer specifications or consumer expectations could result in lost sales, increased expenses, negative publicity, claims for damages and harm to our brand and reputation.
A failure or inability by us to meet customer specifications or consumer expectations could damage our reputation and adversely affect our ability to attract new business and result in delayed or lost sales. One of our growth strategies is the use of consumer-focused branding for our products to grow our sales. Our ability to create, maintain, enhance and protect our brand image and reputation and consumers’ connection to our brand depends in part on our design and marketing efforts, including our increasing reliance on social media and online dissemination of consumer advertising campaigns. Negative publicity or product quality issues, whether real or perceived, could tarnish our reputation and our brand image. Failure to maintain, enhance and protect our brand image could have a material adverse effect on our results of operations. In addition, any failure to meet customer specifications could result in reduced net sales and income.
We depend on a global network of third-party suppliers to provide components and raw materials essential to the manufacturing of our pools and price increases or deviations in the quality of the raw materials used to manufacture our products could adversely affect our net sales and operating results.
We rely on manufacturers and other suppliers to provide us with the components and raw materials to manufacture our products. The primary raw materials used in our products are polyvinyl chloride (“PVC”) plastic, galvanized steel, fiberglass, aluminum, carbon fiber, Kevlar fiber, various resins, gelcoat, polypropylene fabric and roving. Other than occasional strategic purchases of larger quantities of certain raw materials, we generally buy materials on an as-needed basis. We are dependent upon the ability of our suppliers to consistently provide raw materials and components that meet our specifications, quality standards and other applicable criteria. Our suppliers’ failure to provide raw materials and components that meet such criteria on a timely basis could adversely affect production schedules and our product quality, which in turn could materially adversely affect our business, financial condition and results of operations. While we believe that our relationships with our current suppliers are sufficient to provide the materials necessary to meet present production demand, these relationships may not continue or the quantity or quality of materials available from these suppliers may not be sufficient to meet our future needs, irrespective of whether we successfully implement our growth strategy, and we may not be able to obtain supplies on favorable terms. In the event of a shortage of our raw materials, we may not be able to arrange for alternative sources of such materials on a timely basis or on equally favorable terms.

In addition, increases in the cost of the raw materials used to manufacture our products could adversely affect our operating results. The cost of some of the raw materials we use in the manufacture of our products, such as steel, is subject to price volatility. Changes in prices of our raw materials have a direct impact on our cost of sales. Accordingly, we are exposed to the risk of increases in the market prices of raw materials used in the manufacture of our products. If we are unable to increase our prices or experience a delay in our ability to increase our prices or to recover such increases in our costs, our gross profit will suffer. In addition, increases in the price of our products to compensate for increased costs of raw materials may reduce demand for our products and adversely affect our competitive position.
The current outbreak of COVID-19, or the future outbreak of any other highly infectious or contagious diseases, has caused, and will continue to cause, disruption to our business and operations.
Any outbreaks of contagious diseases, public health epidemics or pandemics and other adverse public health developments could have a material adverse effect on our business, financial condition and results of operations. Since December 2019, COVID-19 has spread across the globe, including every state in the United States.
In response to the COVID-19 pandemic, governmental authorities, including in all of the jurisdictions in which we operate, took measures to limit the spread of the outbreak, including mandatory business closures, travel restrictions, quarantines, declarations of states of emergency, “stay-at-home” or “shelter-in-place” orders and social distancing protocols, seeking voluntary facility closures and/or other restrictions. These restrictions and the potential reintroduction of similar restrictions could materially adversely affect our ability, and our customers’ and suppliers’ ability, to adequately staff, manage and maintain their respective businesses. Given the seasonality inherent in our business, the impact of such restrictions on our business would be particularly severe if the timing coincides with the peak months of swimming pool use and pool installation and maintenance. The COVID-19 pandemic or another pandemic could have material and adverse effects on our ability to successfully operate due to, among other factors:
•
a general decline in consumer confidence, increase in unemployment rates and financial distress of consumers negatively impacting demand for our products;

•
our customers experiencing diminished financial condition or financial distress, which reduces their demand for our products, and potentially renders them unable to meet their payment obligations to us in a timely manner or at all;

•
delays or disruptions and temporary suspensions of our operations and those of our suppliers and building contractors that consumers use to install our pools;

•
disruptions or delays in our supply chain, which may result in the need to seek alternative suppliers, who may be more expensive or may not be available at all;

•
increase in our operating costs and reduction of efficiency due to measures that we have taken and will likely continue to take to address the COVID-19 pandemic, including, among other things, providing additional safety equipment, enhancing facility cleaning, switching our office employees to remote working, enacting and enforcing employee physical distancing protocols in our factories and reducing the need for face-to-face interactions, providing enhanced employee benefits and possibility of increased overhead or other expenses resulting from compliance with any future government orders or other measures enacted in response to the COVID-19 pandemic;

•
continued or repeated closures of borders, impositions of prolonged quarantines and further restrictions on travel and business activity, which could materially impair our ability to support our operations, to source supplies through our supply chain, to identify, pursue and capture new business opportunities, and restrict the ability of our employees to access their workplaces;

•
impairment or restructuring charges;

•
inability to comply with financial covenants in our debt agreements;

•
difficulty accessing the capital markets on attractive terms, or at all, and a severe disruption and instability in the global financial markets, or deteriorations in credit and financing conditions which could affect our access to capital necessary to fund business operations or address maturing liabilities on a timely basis; and

•
the potential negative impact on the health of our highly qualified personnel.

Our management of the impact of the COVID-19 pandemic has required, and will continue to require, significant investment of time by our management and employees. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic and the resulting governmental and other measures. The foregoing and other impacts of the COVID-19 pandemic could have the effect of heightening many of the other risks described in this prospectus, and any of these impacts could materially adversely affect our business, financial condition and results of operations.
We depend on third parties for transportation services to some extent, and the lack of availability of and/or increases in the cost of transportation could have a material adverse effect on our business and results of operations.
Our business depends on the transportation of both finished goods to our customers and the transportation of raw materials to us primarily through the use of flatbed trucks and rail transportation. We rely partially on third parties for transportation of these items. The availability of these transportation services is subject to various risks, including those associated with supply shortages, change in fuel prices, work stoppages, operating hazards and interstate transportation regulations. In particular, a significant portion of our finished goods is transported by flatbed trucks, which are occasionally in high demand (especially at the end of calendar quarters) and/or subject to price fluctuations based on market conditions and the price of fuel.
If the required supply of transportation services is unavailable when needed, we may be unable to sell our products when they are requested by our customers. In that event, we may be required to reduce the price of the affected products, seek alternative and, potentially more costly, transportation services or be unable to sell the affected products. Similarly, if any of these transportation providers were unavailable to deliver raw materials to us in a timely manner, we may be unable to manufacture our products in response to customer demand. In addition, a significant increase in transportation rates or fuel surcharges could adversely affect our profitability. Any of these events could have a material adverse effect on our business and results of operations.
Product quality, warranty claims or safety concerns and other claims in the ordinary course of business could negatively impact our sales, lead to increased costs and expose us to litigation.
Product quality issues could negatively impact consumer confidence in our brands and our business. If our product offerings do not meet applicable legal standards or consumers’ expectations regarding safety or quality, we could experience lost sales and increased costs and be exposed to legal, financial and reputational risks, as well as governmental enforcement actions. Since we provide various warranties on our products, generally ranging from five years to lifetime warranties, we become liable for warranty obligations should problems arise. Warranty obligations in excess of our reserves could have a material adverse effect on our financial condition and results of operations. Actual, potential or perceived product safety concerns, including health-related concerns, could expose us to litigation, as well as government enforcement actions, and result in costly product recalls and other liabilities.
We are also involved or may be involved in various disputes, litigation and regulatory matters incidental to and in the ordinary course of our business, including employment matters, personal injury claims, intellectual property disputes, commercial disputes, government compliance matters, environmental matters, and other matters arising out of the normal conduct of our business. We intend to vigorously defend ourselves in such matters as they arise. While the impact of this litigation has or may be immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

Our business operations could suffer if we fail to protect adequately our intellectual property rights, and we may experience claims by third parties that we are violating their intellectual property rights.
We rely on trademark and service market protection to protect our brands and we have registered or applied to register many of these trademarks and services marks. In the event that our trademarks or service marks are successfully challenged and we lose the rights to use those trademarks or service marks, or if we fail to prevent others from using them (or similar marks), we could be forced to rebrand our products, requiring us to devote resources to advertising and marketing new brands. In addition, we cannot be sure that any pending trademark or service mark applications will be granted or will not be challenged or opposed by third parties.
We generally rely on a combination of unpatented proprietary know-how and trade secrets and, to a lesser extent, patents to preserve our position in the market. Because of the importance of our proprietary know-how and trade secrets, we employ various methods to protect our intellectual property, such as entering into confidentiality agreements with third parties, and controlling access to, and distribution of, our proprietary information. We may not be able to deter current and former employees, contractors and other parties from breaching confidentiality obligations and misappropriating proprietary information. It is difficult for us to monitor unauthorized uses of our products and technology. Accordingly, these protections may not be adequate to prevent competitors from copying, imitating or reverse engineering our products or from developing and marketing products that are substantially equivalent to or superior to our own.
In addition, we have applied for patent protection relating to certain products, processes and services or aspects thereof. We cannot be sure that any of our pending patent applications will be granted or that any patents issued as a result of our patent applications will be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage.
Moreover, since our patents, trademarks and service marks are primarily registered in the United States and Canada, we may not be successful in asserting patent or trademark protection in other countries.
If third parties take actions that affect our rights or the value of our intellectual property or proprietary rights, or if we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to offer competitive products at lower prices, and we may not be able to effectively compete against these companies. In addition, if any third party copies or imitates our products in a manner that affects customer or consumer perception of the quality of our products, or of engineered products generally, our reputation and sales could suffer whether or not these violate our intellectual property rights.
In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming to defend and could divert the time and attention of our management. An intellectual property claim against us that is successful could cause us to cease making or selling products that incorporate the disputed intellectual property, require us to redesign our products, which may not be feasible or cost effective, and require us to enter into costly royalty or licensing arrangements, any of which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to continue to enhance existing products and/or technology and develop and market, including via our digital marketing strategy, new or enhanced products that respond to customer needs and preferences, we may experience a decrease in demand for our products and our business could suffer.
We seek to generate net sales growth through enhancement of existing products and development of new products and through digital strategies and marketing. We may not be able to compete as effectively with our competitors, and ultimately satisfy the needs and preferences of our customers, unless we can continue to enhance existing products and technologies and develop new innovative products and marketing strategies for the markets in which we compete. Product development requires significant financial, technological, and other resources. Product improvements and new product introductions also require significant research, planning, design, development, engineering, and testing at the technological, product, and manufacturing process levels, and we may not be able to timely develop and introduce product improvements or new products. Our competitors’ new products may beat our products to market, be higher quality or more reliable, be more effective with more features and/or less expensive than our products, obtain better market acceptance, or render our products obsolete. Any new products that we develop may not receive market acceptance or otherwise generate any meaningful net sales or profits for us relative to our expectations based on, among other things, existing and anticipated investments in manufacturing capacity and commitments to fund advertising, marketing, promotional programs, and research and development.
We depend on our ability to attract, develop and retain highly qualified personnel.
Our ability to meet our strategic objectives and otherwise grow our business will depend to a significant extent on the continued contributions of our leadership team. Our future success will also depend in large part on our ability to identify, attract, and retain other highly qualified managerial, technical, sales and marketing, operations, and customer service personnel. Competition for these individuals in our manufacturing markets is intense and supply is limited. Since we operate in a competitive labor market, there is a risk that market increases in compensation could have an adverse effect on our business. We may not succeed in identifying, attracting, or retaining qualified personnel on a cost-effective basis. The loss or interruption of services of any of our key personnel, inability to identify, attract, or retain qualified personnel in the future, delays in hiring qualified personnel, or any employee work slowdowns, strikes, or similar actions could make it difficult for us to conduct and manage our business and meet key objectives, which could harm our business, financial condition and results of operations.
We conduct business internationally, which exposes us to additional risks.
Our ability to successfully conduct operations in, and source products and materials from, international markets is affected by many of the same risks we face in our U.S. operations, as well as unique costs and difficulties of managing international operations. Our international operations, which accounted for 19.3% of our net sales in 2020, expose us to certain additional risks, including:
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difficulty in staffing international subsidiary operations;

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different political, economic and regulatory conditions;

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local laws and customs;

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violations of anti-bribery and anti-corruption laws, such as the United States Foreign Corrupt Practices Act;

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violations of economic sanctions laws, such as the regulations enforced by the U.S. Department of The Treasury’s Office of Foreign Assets Control;

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currency fluctuations;

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limitations on our ability to enforce legal rights and remedies with third parties or partners outside the United States;

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adverse tax consequences; and

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dependence on other economies.

For foreign-sourced products, we may be subject to certain trade restrictions that would prevent us from obtaining products. There is also a greater risk that we may not be able to access products in a timely and efficient manner. Fluctuations in other factors relating to international trade, such as tariffs, transportation costs and inflation are additional risks for our international operations.
We rely on information technology systems to support our business operations. A significant disturbance or breach of our technological infrastructure could adversely affect our financial condition and results of operations. Additionally, failure to maintain the security of confidential information could damage our reputation and expose us to litigation.
Information technology supports several aspects of our business, including among others, product sourcing, pricing, customer service, transaction processing, financial reporting, collections and cost management. Our ability to operate effectively on a day-to-day basis and accurately report our results depends on a solid technological infrastructure, which is inherently susceptible to internal and external threats. We are vulnerable to interruption by fire, natural disasters, power loss, telecommunication failures, internet failures, security breaches and other catastrophic events. Exposure to various types of cyber-attacks such as malware, computer viruses, worms or other malicious acts, as well as human error, could also potentially disrupt our operations or result in a significant interruption in the delivery of our goods and services.
Advances in computer and software capabilities, encryption technology and other discoveries increase the complexity of our technological environment, including how each interact with our various software platforms. Such advances could delay or hinder our ability to process transactions or could compromise the integrity of our data, resulting in a material adverse impact on our financial condition and results of operations. We also may experience occasional system interruptions and delays that make our information systems unavailable or slow to respond, including the interaction of our information systems with those of third parties. A lack of sophistication or reliability of our information systems could adversely impact our operations and customer service and could require major repairs or replacements, resulting in significant costs and foregone sales.
In addition, we may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our growth and changing needs, and may experience unanticipated delays, complications and expenses in implementing and integrating our systems. Any interruptions in operations would adversely affect our ability to properly allocate resources and deliver our products, which could result in customer dissatisfaction. The failure to successfully implement and maintain information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our sales and profit margins.
We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.
We receive, store and process personal information and other customer information, or personal information and other data from and about our customers and our employees. There are numerous laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing, and disclosure and protection of personal information, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing Act, and similar state consumer protection laws. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized access to or unintended release of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.
We also expect that there will continue to be new laws, regulations and industry standards concerning privacy, data protection and information security proposed and enacted in various jurisdictions. The United States, Canada, Australia, New Zealand, the European Union, the United Kingdom and other countries in which we operate are increasingly adopting or revising privacy, information security and data protection laws and regulations that could have a significant impact on our current and planned privacy, data protection and information security-related practices, our collection, use, sharing, retention and safeguarding of customer, consumer and/or employee information, as well as any other third-party information we receive, and some of our current or planned business activities. Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information could result in increased compliance costs.
Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition.
Our insurance coverage may be inadequate to protect against the potential hazards inherent to our business.
We maintain property, business interruption, product liability and casualty insurance coverage, but such insurance may not provide adequate coverage against potential claims, including losses resulting from interruptions in our production capability or product liability claims relating to the products we manufacture. Premiums and deductibles for some of our insurance policies have been increasing and may, in the future, increase substantially. In some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. Our insurers could also deny coverage for claims. In addition, we self-insure health benefits, and although we have stop-loss policy in place to limit exposure, we may be adversely impacted by unfavorable claims experience. If the number or severity of health claims increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessment, our operating results would be adversely affected. Our future health claims expense might exceed historical levels, which could reduce our earnings. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed or for which we self-insure, our business, financial condition and results of operations could be materially adversely affected.
We continuously evaluate and may in the future enter into additional strategic transactions. Any such transaction could happen at any time, be material to our business and take any number of forms, including, for example, an acquisition, merger, sale of certain of our assets, refinancing, or other recapitalization or material strategic transaction. Evaluating potential transactions and integrating completed ones may divert the attention of our management from ordinary operating matters.
The success of potential acquisitions or mergers will depend, in part, on our ability to realize the anticipated growth opportunities and cost synergies through the successful integration of the businesses we acquire with our existing business, including the recent acquisition of GLI in October 2020 and the recent purchase of a 28% equity interest in Premier Pools & Spas. Even if we are successful in integrating acquired businesses, these integrations may not result in the realization of the full benefit of any anticipated growth opportunities or cost synergies or that these benefits will be realized within the expected time frames. We may have difficulty implementing systems of internal controls in acquired businesses or equity investees that may not have such systems in place, or merging different accounting and financial reporting systems with ours. In addition, acquired businesses may have unanticipated liabilities or contingencies.
We may, from time to time, consider disposing of assets. We may not be able to dispose of any such assets on terms that are attractive to us, or at all, which could materially adversely impact our financial condition or results of operation. In addition, to the extent we consummate an agreement for the sale and disposition of an asset or asset group, we may experience operational difficulties segregating them from our retained assets and operations, which could impact the execution or timing for such dispositions and could result in disruptions to our operations and/or claims for damages, among other things.
If we complete an acquisition, merger, sale of certain assets, refinancing, recapitalization or material strategic transaction, we may require additional financing that could result in an increase in the aggregate amount and/or cost of our debt. The aggregate principal amount of our debt that we may issue may be significant. Moreover, the terms of any debt financing may be expensive.
An interruption of our production capability at one or more of our manufacturing facilities from accident, calamity or other causes, or events affecting the global economy, could adversely affect our business and results of operations.
We manufacture our products at a limited number of manufacturing facilities, and shifting production rapidly to another facility in the event of a loss of one of or a portion of one of our manufacturing facilities could lead to increased costs. A temporary or permanent loss of the use of one or more of our manufacturing facilities due to accidents, fire, explosions, labor issues, tornadoes, other weather conditions, natural disasters, condemnation, cancellation or non-renewals of leases, terrorist attacks or other acts of violence or war or otherwise could have a material adverse effect on our operating costs. An interruption in our production capabilities could also require us to make substantial capital expenditures to replace damaged or destroyed facilities or equipment. Any of these events could result in substantial repair costs and higher operating costs.
The nature of our business subjects us to compliance with employment, environmental, health, transportation, safety and other governmental regulations.
We are subject to regulation under federal, state, local and international employment, environmental, health, transportation and safety requirements, which govern such things as the manufacture of fiberglass pools, which is our key product. These laws regulate, among other things, air emissions, the discharge or release of materials into the environment, the handling and disposal of wastes, remediation of contaminated sites, worker health and safety and the impact of products on human health and safety and the environment. These laws also require us to obtain and maintain certificates, registrations, licenses, permits, and other regulatory approvals in order to conduct regulated activities, including the construction and operation of our facilities. Our products must also comply with local, state and international building codes and safety rules and regulations.
Failure to comply with these laws and regulations by us, our employees, our dealers and distributors and other business partners, including failure to obtain and maintain all required certificates, registrations, licenses, permits, and other regulatory approvals, may result in investigations, the assessment of administrative, civil and criminal fines, damages, delays, seizures, disgorgements, penalties or the imposition of injunctive relief. In particular, spills or other releases of regulated substances could expose us to material losses, expenditures and liabilities under applicable environmental laws and regulations. Under certain of such laws and regulations, we could be subject to strict, joint and several liability for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. Moreover, compliance with such laws and regulations in the future could prove to be costly. Although we presently do not expect to incur any capital or other expenditures relating to regulatory matters in amounts that may be material to us, we may be required to make such expenditures in the future. These laws and regulations have changed substantially and rapidly and we anticipate that there will be continuing changes.
The clear trend in environmental, health, transportation and safety regulations is to place more restrictions and limitations on activities that impact the environment, such as emission of air pollutants. Increasingly, strict restrictions and limitations have resulted in higher operating costs for us and it is possible that the costs of compliance with such laws and regulations will continue to increase. Our attempts to anticipate future regulatory requirements that might be imposed and our plans to remain in compliance with changing regulations and to minimize the costs of such compliance may not be as effective as we anticipate.
Risks Related to Our Industry
We face competition both from within our industry and from other outdoor living products and if we are not able to compete effectively, our prospects for future success will be jeopardized.
Within our industry, we directly compete against various regional and local pool manufacturing companies. Outside of our industry, we compete indirectly with alternative suppliers of big ticket consumer discretionary outdoor living products, such as decks and patios, and with other companies who rely on discretionary homeowner expenditures, such as home remodelers. Given the density and demand for pools, some geographic markets that we serve tend to have a higher concentration of competitors than others, particularly California, Texas, Florida and Arizona and Australia. In addition, new competitors may emerge.
If one or more of our competitors were to merge, the change in the competitive landscape could adversely affect our competitive position. Consolidation by industry participants could increase their resources and result in competitors with expanded market share, larger customer bases, greater diversified product offerings and greater technological and marketing expertise, which may allow them to compete more effectively against us. In addition, our competitors may develop products that are superior to our products (on a price-to-value basis or otherwise) or may adapt more quickly to new technologies or evolving customer requirements. If we do not compete effectively, our net sales, margins, and profitability and our future prospects for success may be harmed.
Changes in trade policies, including the imposition of tariffs, could negatively impact our business, financial condition and results of operations.
The current U.S. administration has signaled support for, and in some instances has taken action with respect to, major changes to certain trade policies, such as the imposition of tariffs on imported products and the withdrawal from or renegotiation of certain trade agreements, including the North American Free Trade Agreement. For example, the United States has increased tariffs on certain imports from China, as well as on steel and aluminum products imported from various countries. More specifically, in March 2018, the United States imposed a 25% tariff on steel imports pursuant to Section 301 of the Trade Act of 1974 and has imposed additional tariffs on steel imports pursuant to Section 232 of the Trade Expansion Act of 1962. These tariffs could result in interruptions in the supply chain and impact costs and our gross margins. We procure certain raw materials we use in the manufacturing of our products directly or indirectly from outside of the United States. The imposition of tariffs and other potential changes in U.S. trade policy could increase the cost or limit the availability of raw materials, which could hurt our competitive position and adversely impact our business, financial condition and results of operations. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, our operating results could be materially adversely affected.
Risks Related to Our Indebtedness
Our substantial indebtedness could adversely affect our financial condition.
We have a significant amount of indebtedness. Following this offering and the use of proceeds described herein, we will have $242.6 million of indebtedness in the form of the Amended Term Loan outstanding under the Credit Agreement and $30.0 million of availability under the Revolving Credit Facility under the Credit Agreement. Our obligations under the Credit Agreement are secured by substantially all of our and our subsidiaries’ assets. Subject to the limits contained in the Credit Agreement, we may be able to incur substantial additional debt from time to time to finance capital expenditures, investments, acquisitions, or for other purposes. If we do incur substantial additional debt, the risks related to our high level of debt could intensify. Specifically, our high level of indebtedness could have important consequences, including:
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limiting our ability to obtain additional financing to fund capital expenditures, investments, acquisitions or other general corporate requirements;

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requiring a substantial portion of our cash flow to be dedicated to payments to service our indebtedness instead of other purposes, thereby reducing the amount of cash flow available for capital expenditures, investments, acquisitions and other general corporate purposes;

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increasing our vulnerability to and the potential impact of adverse changes in general economic, industry and competitive conditions;

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limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

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placing us at a disadvantage compared to other, less leveraged competitors or competitors with comparable debt at more favorable interest rates; and

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increasing our costs of borrowing.

In addition, the financial and other covenants we agreed to in the Credit Agreement may limit our ability to incur additional indebtedness, make investments, and engage in other transactions, and the leverage may cause potential lenders to be less willing to loan funds to us in the future.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which would adversely affect our financial condition and results of operations.
Our ability to make principal and interest payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs, our financial condition and results of operations may be adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal amortization and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures, or seek additional equity investments. If we are unable to refinance any of our indebtedness on commercially reasonable terms or at all or to effect any other action relating to our indebtedness on satisfactory terms or at all, our business may be harmed.
Our Credit Agreement has restrictive terms and our failure to comply with any of these terms could put us in default, which would have an adverse effect on our business and prospects.
Unless and until we repay all outstanding borrowings under our Credit Agreement we will remain subject to the restrictive terms of these borrowings. The Credit Agreement contains a number of covenants, with the most significant financial covenant being the First Lien Net Leverage Ratio, as defined in the Credit Agreement. These covenants limit the ability of certain of our subsidiaries to, among other things:
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sell assets;

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engage in mergers, acquisitions, and other business combinations;

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declare dividends or redeem or repurchase capital stock;

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incur, assume, or permit to exist additional indebtedness or guarantees;

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make loans and investments;

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incur liens; and

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enter into transactions with affiliates.

The Credit Agreement also requires us to maintain the First Lien Net Leverage Ratio, as defined in the Credit Agreement. Our ability to meet these financial ratios can be affected by events beyond our control, and we may not satisfy such a test. A breach of these covenants could result in a default under the Credit Agreement. By reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. Our assets or cash flows may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If amounts owed under the Credit Agreement are accelerated because of a default and we are unable to pay such amounts, the investors may have the right to assume control of substantially all of the assets securing the Credit Agreement.
No assurance can be given that any refinancing or additional financing will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing. In addition, the Credit Agreement contains restrictive covenants that limit our subsidiaries from making dividend payments, loans or advances to the Company, unless certain conditions are met. Our failure to comply with such covenants may result in default, which could result in the acceleration of all our debt.
Our indebtedness is variable rate, subjecting us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.
Borrowings under the Credit Agreement accrue interest at variable rates and expose us to interest rate risk. Interest rates may fluctuate in the future. As a result, although we hedged most of our interest rate exposure under the Credit Agreement, interest rates on the Credit Agreement or other variable rate debt obligations could be higher or lower than current levels. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.
Developments with respect to the London Interbank Offered Rate (“LIBOR”) may affect our borrowings under our debt facilities.
On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”) announced that it expects, by no later than the end of 2021, to cease taking steps aimed at ensuring the continuing availability of LIBOR in its current form. The FCA’s announcement was stated to be aimed at encouraging market participants to use other benchmarks or reference rates in place of LIBOR. On November 24, 2017, the FCA announced that the panel banks that submit information to ICE Benchmark Administration Limited (“IBA”), as administrator of LIBOR, have undertaken to continue to do so until the end of 2021. If IBA continues to calculate and publish LIBOR up to the end of 2021, and if it does so after that time, there can be no certainty as to the basis on which it will do so.
Our Credit Agreement provides that interest may be based on LIBOR and for the use of an alternate rate to LIBOR in the event LIBOR is phased-out; however, uncertainty remains as to any such replacement rate and any such replacement rate may be higher or lower than LIBOR may have been. The establishment of alternative reference rates or implementation of any other potential changes may lead to an increase in our borrowing costs.
Risks Related to this Offering and Ownership of Our Common Stock
Our stock price may be volatile, and you may not be able to resell our common stock at or above the price you paid.
Our stock price may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:
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a slowdown in the housing market or the general economy;

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U.S. and international regulatory, political and economic factors unrelated to our performance;

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market conditions in the broader stock market, including in relation to the COVID-19 pandemic;

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actual or anticipated quarterly or annual variations in our results of operations from those of our competitors;

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actual or anticipated changes in our growth rate relative to our competitors;

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changes in net sales or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

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fluctuations in the values of companies perceived by investors to be comparable to us;

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competition from existing technologies and products or new technologies and products that may emerge;

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developments with respect to intellectual property rights;

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sales, or the anticipation of sales, of our common stock by us, our insiders or our other stockholders, including upon the expiration of contractual lock-up agreements;

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our commencement of, or involvement in, litigation or governmental investigations;

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additions or departures of key management or technical personnel;

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changes in governmental regulations applicable to the market we serve;

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guidance, if any, that we may provide to the public, any changes in this guidance or our failure to meet this guidance;

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tax developments;

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announcements by us or our competitors of new products or services, significant contracts, commercial relationships, capital commitments or acquisitions;

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public response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission (the “SEC”);

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default under agreements governing our indebtedness;

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exchange rate fluctuations;

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other events or factors, including those from natural disasters, war, actors of terrorism or responses to these events; and

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the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our common stock to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results may negatively affect the market price and liquidity of our stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
In addition, the stock markets, and the market for growth stocks in particular, have from time to time experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. You may not realize any return on your investment in us and may lose some or all of your investment.
We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting, administrative and other costs and expenses that we have not previously incurred or have experience with as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ impose numerous requirements on public companies, including establishment and maintenance of effective disclosure controls and procedures and internal control over financial reporting and corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Shareholder activism, the political environment and government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and may impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to compliance with these laws and regulations. These requirements have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.
For as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements and appropriately training our employees and management. However, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are an “emerging growth company,” and the reduced disclosure requirements applicable to such companies could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012, and may remain an “emerging growth company” until the last day of the year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues equals or exceeds an amount specified by regulation (currently $1.07 billion) or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For as long as we remain an “emerging growth company,” we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include:
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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to take advantage of this extended transition period and therefore will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile and it may be difficult for us to raise additional capital if and when we need it.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.
Following this offering, the Pamplona Fund and the Wynnchurch Funds will continue to control a majority of the voting power of our outstanding voting stock, and as a result we will be a controlled company within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:
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a majority of the board of directors consist of independent directors;

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the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

We intend to utilize these exemptions as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ. After we cease to be a “controlled company,” we will be required to comply with the above referenced requirements within one year.
Our Principal Stockholders will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.
Upon the completion of this offering, assuming a public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus), affiliates of our Principal Stockholders will together own approximately 68.2% of the outstanding shares of our common stock (or 65.8% if the underwriters exercise their option to purchase additional shares in full). As long as affiliates of our Principal Stockholders own or control a majority of our outstanding voting power, our Principal Stockholders and their affiliates will have the ability to exercise substantial control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:
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the election and removal of directors and the size of our board of directors;

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any amendment of our articles of incorporation or bylaws; or

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the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” for further information.

In addition, our Principal Stockholders will have certain board nomination rights that will enable them to exercise substantial control over all corporate actions. Pamplona will have the right to nominate to our board of directors a number of designees on a sliding scale depending on Pamplona’s affiliates’ ownership of our common stock, ranging from Pamplona being able to nominate at least a majority of the total number of directors so long as its affiliates beneficially own at least 50% of the shares of our common stock to Pamplona being able to nominate at least 10% of the total number of directors as long as its affiliates beneficially own at least 5%. For so long as Wynnchurch owns at least 5% of our common stock, Wynnchurch will have the right to appoint one director.
Moreover, ownership of our shares by affiliates of our Principal Stockholders may also adversely affect the trading price for our common stock to the extent investors perceive disadvantages in owning shares of a company with a controlling shareholder. For example, the concentration of ownership held by our Principal Stockholders could delay, defer, or prevent a change in control of our company or impede a merger, takeover, or other business combination which may otherwise be favorable for us. In addition, our Principal Stockholders are in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Many of the companies in which our Principal Stockholders invest are franchisors and may compete with us for access to suitable locations, experienced management and qualified and well-capitalized franchisees. Our Principal Stockholders may acquire or seek to acquire assets complementary to our business that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue, and as a result, the interests of our Principal Stockholders may not coincide with the interests of our other stockholders. So long as our Principal Stockholders continue to directly or indirectly own a significant amount of our equity, even if such amount is less than 50%, our Principal Stockholders will continue to be able to substantially influence or effectively control our ability to enter into corporate transactions.
Our organizational documents and Delaware law may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium on their shares.
Provisions of our certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:
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providing that our board of directors will be divided into three classes, with each class of directors serving staggered three-year terms;

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providing for the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, if less than a majority of the voting power of our outstanding common stock is beneficially owned by our Principal Stockholders;

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empowering only the board to fill any vacancy on our board of directors (other than in respect of our Principal Stockholders’ directors (as defined below)), whether such vacancy occurs as a result of an increase in the number of directors or otherwise, if less than a majority of the voting power of our outstanding common stock is beneficially owned by our Principal Stockholders;

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authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

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prohibiting stockholders from acting by written consent if less than a majority of the voting power of our outstanding common stock is beneficially owned by our Principal Stockholders;

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to the extent permitted by law, prohibiting stockholders from calling a special meeting of stockholders if less than a majority of the voting power of our outstanding common stock is beneficially owned by our Principal Stockholders; and

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establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Additionally, our certificate of incorporation provides that we are not governed by Section 203 of the Delaware General Corporation Law (the “DGCL”), which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations. However, our certificate of incorporation will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder, but such restrictions shall not apply to any business combination between our Principal Stockholders and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.
Any issuance by us of preferred stock could delay or prevent a change in control of us. Our board of directors will have the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.0001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.
In addition, as long as our Principal Stockholders beneficially own at least a majority of the voting power of our outstanding common stock, our Principal Stockholders will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and certain corporate transactions. Together, these certificate of incorporation, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our Principal Stockholders and their right to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. For a further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law.”
Our certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.
Under our certificate of incorporation, none of our Principal Stockholders, any affiliates of our Principal Stockholders, or any of their respective officers, directors, agents, stockholders, members or partners, will have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. In addition, our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of our Principal Stockholders will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to any Principal Stockholder, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to a Principal Stockholder. For instance, a director of our company who also serves as a director, officer, or employee of one of our Principal Stockholders or any of their portfolio companies, funds, or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. Upon consummation of this offering, our board of directors will consist of nine members, six of whom will be our Principal Stockholders’ directors. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by one of our Principal Stockholders to itself or its affiliated funds, the portfolio companies owned by such funds or any affiliates of a Principal Stockholder instead of to us. A description of our obligations related to corporate opportunities under our certificate of incorporation are more fully described in “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law—Conflicts of Interest.”
No public market for our stock currently exists, and an active public trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market or active private market for our stock. Although our stock has been approved for listing on NASDAQ, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the market price of your shares. An inactive market may also impair our ability to raise capital by selling stock and may impair our ability to acquire other companies or technologies by using our stock as consideration.
The initial public offering price for our stock will be determined through negotiations among us and the underwriters, and may not bear any relationship to the market price at which our stock will trade after this offering or to any other established criteria of the value of our business. The price of our stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, many of which are beyond our control and may not be related to our operating performance.
Our ability to raise capital in the future may be limited.
Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both.

Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue debt securities, the debt holders would have rights senior to holders of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities or securities convertible into equity securities, existing stockholders will experience dilution and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, you bear the risk of our future securities offerings reducing the market price of our common stock and diluting your interest.
We may invest or spend the proceeds of this offering in ways with which you may not agree or which may not yield a return.
Our management will have broad discretion to use the net proceeds we receive from this offering, and you will be relying on its judgment regarding the application of these proceeds. We expect to use the net proceeds from this offering as described under the heading “Use of Proceeds.” We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies or other assets. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds to us from this offering may be invested with a view towards long-term benefits for our stockholders, and this may not increase our operating results or the market value of our stock. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of NASDAQ. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.
Our current controls and any new controls we develop may become inadequate because of growth in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior financial reporting periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act once we cease to be an emerging growth company. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our stock.
We have expended and anticipate we will continue to expend significant resources, and we expect to provide significant management oversight, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business and negatively impact our share price. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NASDAQ.
We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. To comply with the requirements of being a public company, we will need to undertake various actions, such as implementing new internal controls and procedures. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we are not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC, or for the year ending December 31, 2022. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
The trading market for our common stock will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock may have had relatively little experience with our company, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports covering us, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
We do not anticipate paying any cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.
We do not currently anticipate declaring any cash dividends to holders of our common stock. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our common stock.
We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.
We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers, including for payments in respect of our indebtedness, from our subsidiaries to meet our obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or other distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Each of our subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them and we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or of our certificate of incorporation or our bylaws or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine. However, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. The forum selection provisions in our certificate of incorporation also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We recognize that the forum selection clause in our certificate of incorporation may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our certificate of incorporation may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of our certificate of incorporation described above. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our certificate of incorporation. If a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.
If you invest in our common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our common stock and the as further adjusted net tangible book value per share of our common stock.
Purchasers of our common stock in this offering will experience immediate and substantial dilution in our as further adjusted net tangible book value per share to the extent of the difference between the initial public offering price per share of our common stock and the as further adjusted net tangible book value per share of our common stock. After giving effect to the Reorganization, the 2021 Financing Transactions, our draw on our Revolving Credit Facility, this offering and the application of the net proceeds from this offering, our as further adjusted net tangible book value would have been approximately $(104.9) million, or $(0.87) per share, representing an immediate increase in net tangible book value of $1.86 per share to existing stockholders and an immediate dilution in our as further adjusted net tangible book value of $20.87 per share to new investors in this offering. For a further description of the dilution that you will experience immediately after the closing of this offering, see “Dilution.”

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock. In addition, a significant portion of our common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
If we sell, or any of our stockholders sells, a large number of shares of our common stock, or if we issue a large number of shares in connection with future acquisitions, financings or other circumstances, the market price of our common stock could decline significantly. Moreover, the perception in the public market that we or our stockholders might sell shares of our common stock could depress the market price of those shares.
We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances or sales of our shares will have on the market price of such shares. Sales of substantial amounts of our common stock, including sales by significant stockholders, and shares issued in connection with any additional acquisition, may adversely affect prevailing market prices for our common stock. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate. See “Shares Eligible for Future Sale.”
After this offering, we will have 120,426,397 shares of common stock outstanding. We, all of our directors, executive officers, and certain of our stockholders have agreed to a 180-day lock-up period (subject to certain exceptions) provided under agreements executed in connection with this offering. In addition, Barclays Capital Inc., in its sole discretion, may release all or some portion of the common stock subject to lock-up agreements at any time and for any reason. We also intend to file a Form S-8 under the Securities Act, to register all common stock that we may issue under our equity compensation plans. Moreover, certain stockholders have certain demand registration rights that could require us to file registration statements in connection with sales of our common stock by such stockholder. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Such sales by such stockholder could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the “Underwriting” section of this prospectus. As restrictions on resale end, the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them or are released from the restrictions of the lock-up agreements prior to their expiration, which may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Cautionary Note Regarding Forward-Looking Statements
This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future net sales, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and include, among other things, statements relating to:
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our strategy, outlook and growth prospects;

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our operational and financial targets and dividend policy;

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general economic trends and trends in the industry and markets; and

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the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:
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secular shifts in consumer demand for swimming pools and spending on outdoor living spaces;

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slow pace of material conversion from concrete pools to fiberglass pools in the pool industry;

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general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact our business, including the COVID-19 pandemic;

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changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools;

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the impact of weather on our business;

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our ability to attract new customers and retain existing customers;

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our ability to sustain further growth and to manage it effectively;

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the ability of our suppliers to continue to deliver the quantity or quality of materials sufficient to meet our needs to manufacture our products;

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the availability and cost of third-party transportation services for our products and raw materials;

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product quality issues;

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our ability to successfully defend litigation brought against us;

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our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties;

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failure to hire and retain qualified employees and personnel;

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exposure to risks associated with international sales and operations, including foreign currency exchange rates, corruption and instability;

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security breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures;

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catastrophic events, including war, terrorism and other international conflicts, public health issues or natural catastrophes and accidents;

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risk of increased regulation of our operations, particularly related to environmental laws;

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fluctuations in our operating results;

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inability to compete successfully against current and future competitors; and

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other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Use of Proceeds
We estimate that our net proceeds from this offering will be approximately $365.7 million (or approximately $421.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus).
A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $18.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $18.6 million, assuming no change in the assumed initial public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We will use $152.7 million of the net proceeds from this offering to repay $152.7 million of the Amended Term Loan under our Credit Agreement. In February 2021, we used $175.0 million that we borrowed under our Credit Agreement to repay a loan to our Parent in the amount of $64.9 million and to pay a $110.0 million dividend to our Parent. Amounts paid to our current executive officers and directors as part of the 2021 Financing Transactions were approximately $2.2 million. Amounts paid to our Sponsors as part of the 2021 Financing Transactions were approximately $163.8 million. The Amended Term Loan bears interest at (1) a base rate equal to the highest of (i) the Federal Funds Rate, plus 1/2 of 1.00%, (ii) the “prime rate” published in the Money Rates section of the Wall Street Journal and (iii) LIBOR plus 1.00% (2) plus a loan margin, of (i) 6.00% for Eurocurrency Rate Loans and (ii) 5.00% for Base Rate Loans. The Amended Term Loan has a maturity date of June 18, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness.”
We will use $16.0 million of our net proceeds from this offering to repay the $16.0 million outstanding on the Revolving Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness” for a description of the terms of the Revolving Credit Facility. The Revolving Credit Facility allows for either Eurocurrency borrowings, which bear interest ranging from 4.50% to 4.75%, or U.S. dollar base rate borrowings, which bear interest ranging from 3.50% to 3.75% depending on the First Lien Net Leverage Ratio, as defined in the Credit Agreement. The Revolving Credit Facility matures on December 18, 2023.
We will use approximately $172.0 million of our net proceeds from this offering to repurchase 8,829,191 shares of our common stock from the Principal Stockholders and 418,121 shares of common stock from a current employee who is not an executive officer or a director of the Company (or if the underwriters exercise their option to purchase additional shares in full, approximately $227.8 million of our net proceeds from this offering to repurchase 11,693,545 shares of common stock from the Principal Stockholders and 553,767 shares of common stock from a current employee who is not an executive officer or a director of the Company) at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering. See “Certain Relationships and Related Party Transactions—Purchases from Equityholders.”
We will use $25.0 million of our net proceeds for general corporate purposes, including to generate funds for working capital.

Dividend Policy
We currently do not intend to pay cash dividends on our common stock. However, we may, in the future, decide to pay dividends on our common stock. Any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, cash flows, capital requirements, levels of indebtedness, restrictions imposed by applicable law, our overall financial condition, restrictions in our debt agreements and any other factors deemed relevant by our board of directors.
As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries. Our ability to pay dividends will therefore be restricted as a result of restrictions on their ability to pay dividends to us under our Credit Agreement and under other current and future indebtedness that we or they may incur. See “Risk Factors—Risks Relating to this Offering and Ownership of our Common Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Capitalization
The following table sets forth our cash and our capitalization as of December 31, 2020 on:
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an actual basis;

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an as adjusted basis to give effect to (i) the Reorganization, (ii) the 2021 Financing Transactions, and (iii) our draw of $16.0 million on our Revolving Credit Facility subsequent to December 31, 2020; and

•
an as further adjusted basis to give effect to the adjustments set forth above and (i) the issuance and sale of 20,000,000 shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions payable by us and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds.”

The as further adjusted information below is illustrative only, and our cash and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the information included elsewhere in this prospectus, including “Prospectus Summary—Summary Consolidated Financial and Other Data,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes.
	As of December 31, 2020
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except share and per share data)
Cash	$59,310	$74,180	$99,181
Long-term debt, including current portion:
Amended Term Loan(1)	221,496	395,337	242,637
Revolving Credit Facility(2)	—	16,000	—
Parent Note(3)	64,938	—	—
Total debt, net of discount and debt issuance costs	286,434	411,337	242,637
Stockholders’ equity:
Preferred stock, $0.0001 par value; no shares authorized, issued or outstanding, actual or as adjusted; 100,000,000 shares authorized, no shares issued or outstanding, as further adjusted	—	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized, 109,673,709 issued and outstanding, actual and as adjusted; 900,000,000 shares authorized, 120,426,397 shares issued and outstanding, as further adjusted	11	11	12
Additional paid-in capital(4)	200,541	156,270	349,969
Retained earnings (accumulated deficit)(4)	13,765	(51,997)	(51,997)
Accumulated other comprehensive income	2,354	2,354	2,354
Total stockholders’ equity	216,671	106,638	300,338
Total capitalization	$503,105	$517,975	$542,975

(1)
On January 25, 2021, in connection with the 2021 Financing Transactions, we entered into a third amendment to the Term Loan to borrow an additional $175.0 million. For a further description and definition of the Amended Term Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness.”

(2)
As of December 31, 2020, no amount was drawn, and we had $30.0 million of availability under the Revolving Credit Facility. As of the date of this registration statement, $16.0 million was drawn, and after giving effect to the proceeds from this offering we will have $30.0 million of availability under the

Revolving Credit Facility. For a further description and definition of the Revolving Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Indebtedness.”
(3)
The Parent Note bore interest at 0.15% per annum and was due on October 20, 2023. The Parent Note was settled in full on February 2, 2021 with the proceeds from the Amended Term Loan.

(4)
Additional paid-in capital and retained earnings (accumulated deficit) were reduced by $96.2 million and $13.8 million, respectively, on an as adjusted basis, to reflect the $110.0 million dividend paid to Parent in connection with the 2021 Financing Transactions.

A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the as further adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $18.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as further adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $18.6 million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The information presented in the table above is based on the number of shares of our common stock outstanding as of December 31, 2020, and:
•
excludes 4,830,086 shares of common stock reserved for issuance under the Omnibus Incentive Plan, including stock options to purchase 842,524 shares of our common stock at an exercise price equal to the price to the public in this offering to be issued to certain employees in connection with this offering and 325,753 shares of common stock underlying restricted stock units to be granted to certain of our employees and directors in connection with this offering.

Dilution
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the as further adjusted net tangible book value per share of our common stock after this offering.
Our historical net tangible book value (deficit) as of December 31, 2020 was $(189.6) million or $(1.73) per share of our common stock. Our historical net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of December 31, 2020.
Our as adjusted net tangible book value (deficit) as of December 31, 2020 was $(299.6) million or $(2.73) per share of our common stock, based on the total number of shares of our common stock outstanding, as adjusted, as of December 31, 2020 after giving effect to (i) the Reorganization, (ii) the 2021 Financing Transactions and (iii) our draw of $16.0 million on our Revolving Credit Facility subsequent to December 31, 2020. As adjusted net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities, after giving effect to (i) the Reorganization, (ii) the 2021 Financing Transactions and (iii) our draw of $16.0 million on our Revolving Credit Facility subsequent to December 31, 2020. As adjusted net tangible book value (deficit) per share represents as adjusted net tangible book value (deficit) divided by the aggregate number of shares of our common stock outstanding as of December 31, 2020 after giving effect to (i) the Reorganization, (ii) the 2021 Financing Transactions and (iii) our draw of $16.0 million on our Revolving Credit Facility subsequent to December 31, 2020.
After giving further effect to our issuance and sale of 20,000,000 shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds of this offering as described under “Use of Proceeds,” our as further adjusted net tangible book value as of December 31, 2020 would have been approximately $(104.9) million, or approximately $(0.87) per share. This represents an immediate increase in as further adjusted net tangible book value of $1.86 per share to our existing stockholders and an immediate dilution of $20.87 per share to new investors purchasing shares of common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting as further adjusted net tangible book value (deficit) per share after this offering from the initial public offering price per share of common stock.
The following table illustrates the dilution per share of our common stock, assuming the underwriters do not exercise their option to purchase additional shares of our common stock:
Assumed initial public offering price per share		$20.00
Historical net tangible book value (deficit) per share as of December 31, 2020	$(1.73)
Increase in as adjusted net tangible book value (deficit) per share attributable to the Reorganization, the 2021 Financing Transactions and our draw of $16.0 million on our Revolving Credit Facility subsequent to December 31, 2020	(1.00)
As adjusted net tangible book value per share before this offering	(2.73)
Increase in as adjusted net tangible book value per share attributable to new investors purchasing common stock in this offering	1.86
As further adjusted net tangible book value per share immediately after this offering		(0.87)
Dilution per share to new investors purchasing common stock in this offering		$20.87
The dilution information described above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), would increase (decrease) our as further adjusted net tangible book value per share after this offering by $0.15 and dilution per share to new investors purchasing common stock in this offering by $0.85, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as further adjusted net tangible book value per share after this offering by $0.16 and decrease the dilution per share to new investors purchasing common stock in this offering by $(0.16), assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our as further adjusted net tangible book value per share after this offering by $(0.16) and increase the dilution per share to new investors purchasing common stock in this offering by $0.16, assuming no change in the assumed initial public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option to purchase additional shares in full, our as further adjusted net tangible book value per share after this offering would be $(0.87), representing no change in the as further adjusted net tangible book value per share to existing stockholders and no change in the as further adjusted net tangible book value per share to new investors purchasing common stock in this offering, assuming an initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, as of December 31, 2020, on the as further adjusted basis described above, the total number of shares of common stock owned by existing stockholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by new investors in this offering at the assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.
	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	100,426,397	83.4%	$200,552,000	33.4%	$2.00
New investors	20,000,000	16.6	400,000,000	66.6	$20.00
Total	120,426,397	100.0%	$600,552,000	100.0%
A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by new investors by $20.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1.1 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 1.1 percentage points, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $20.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1.1 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 1.1 percentage points, assuming no change in the assumed initial public offering price.
The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters were to fully exercise their option to purchase additional shares of our common stock, the percentage of common stock held by existing investors would be reduced to 80.9% of the total number of shares of our common stock outstanding after this offering, and the percentage of shares of common stock held by new investors would be increased to 19.1% of the total number of shares of our common stock outstanding after this offering.

The foregoing tables and calculations are based on 109,673,709 shares of our common stock outstanding as of April 13, 2021, and except as otherwise indicated:
•
exclude 4,830,086 shares of common stock reserved for issuance under the Omnibus Incentive Plan, including stock options to purchase 842,524 shares of our common stock at an exercise price equal to the price to the public in this offering to be issued to certain employees in connection with this offering and 325,753 shares of common stock underlying restricted stock units to be granted to certain of our employees and directors in connection with this offering;

•
give effect to the completion of the Reorganization prior to the closing of this offering, as a result of which there will be an aggregate of 109,673,709 shares of common stock outstanding (including 8,328,344 shares of restricted stock which will be issued under the Omnibus Incentive Plan) based on an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus) as further described in the section titled “Reorganization”; and

•
assume an initial public offering price of $20.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

Selected Historical Consolidated Financial Data
The following tables present our selected historical consolidated financial data for the periods indicated. We have derived our historical consolidated statement of operations data for the years ended December 31, 2016 and 2017, for the period from January 1, 2018 through December 18, 2018 (Predecessor) and for the period from December 19, 2018 through December 31, 2018 (Successor) from our unaudited consolidated financial statements not appearing in this prospectus. We have derived the selected historical consolidated statement of operations data and the selected historical consolidated statement of cash flows data for the years ended December 31, 2019 and 2020 (Successor) and our selected historical consolidated balance sheet data as of December 31, 2019 and 2020 (Successor) from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future.
The following summary consolidated financial and other data should be read in conjunction with the sections titled “Prospectus Summary—Summary Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.
Consolidated Statements of Operations Data:
(in thousands, except share and per share data)
	Predecessor			Successor(1)
	Year ended December 31,		Period of January 1, 2018 through December 18,	Period of December 19, 2018 through December 31,	Year ended December 31,
	2016 (unaudited)	2017 (unaudited)	2018 (unaudited)	2018 (unaudited)	2019(2)	2020(2)
Net sales	$247,496	$265,247	$285,838	$1,374	$317,975	$403,389
Cost of sales	168,021	178,761	190,834	2,881	219,819	260,616
Gross profit	79,475	86,486	95,004	(1,507)	98,156	142,773
Selling, general and administrative expense	47,268	43,931	67,466	2,689	57,388	85,527
Amortization	8,990	8,288	7,992	1,068	15,643	17,347
Income (loss) from operations	23,217	34,267	19,546	(5,264)	25,125	39,899
Other expense (income):
Interest expense	14,550	14,143	11,116	664	22,639	18,251
Other expense (income), net	47	(1,596)	2,312	85	(300)	(1,111)
Total other expense (income), net	14,597	12,547	13,428	749	22,339	17,140
Income (loss) before income taxes	8,620	21,720	6,118	(6,013)	2,786	22,759
Income tax (benefit) expense	5,720	(13,516)	4,229	(981)	(4,671)	6,776
Net income (loss)	$2,900	$35,236	$1,889	$(5,032)	$7,457	$15,983
Net income (loss) per share attributable to common stockholders:(3)
Basic and diluted				$(0.05)	$0.07	$0.14
Weighted-average common shares outstanding:(3)
Basic and diluted				109,673,709	109,673,709	116,469,884
Pro forma net loss per share attributable to common stockholders:(4)
Basic and diluted						$(0.31)
Pro forma weighted-average common shares outstanding:(4)
Basic and diluted						121,279,040

Consolidated Statements of Cash Flows Data:
(in thousands)
	December 31,
	2019	2020
Net cash provided by operating activities	$35,655	$63,161
Net cash used in investing activities	(27,083)	(115,805)
Net cash provided by financing activities	16,551	54,302
Consolidated Balance Sheets Data:
(in thousands)
	As of December 31,
	2019	2020
Cash	$56,655	$59,310
Working capital(5)	77,496	73,389
Total assets	525,711	646,676
Total debt(6)	223,223	286,434
Total liabilities	331,916	430,005
Total stockholders’ equity	193,795	216,671

(1)
Our operating results and financial position for the years ended December 31, 2019 and 2020, and for the period from December 19, 2018 through December 31, 2018, the Successor periods, are impacted by the Acquisition. Due to the Acquisition and the application of purchase accounting, the Successor and Predecessor periods are not necessarily comparable.

(2)
Our operating results and financial position for the years ended December 31, 2019 and 2020 were impacted by the adoption of ASC 606. We used the modified retrospective method of adoption. Results for reporting periods beginning January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the historical accounting guidance under ASC 605. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included elsewhere in this prospectus for more information.

(3)
See Note 18, Net Income Per Share, to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the calculation of basic and diluted income per share attributable to common stockholders.

(4)
Pro forma net loss per share, basic and diluted, is computed by dividing pro forma net loss of $37.9 million by 121,279,040 pro forma weighted-average shares outstanding. For the year ended December 31, 2020, pro forma net loss gives effect to (i) the immediate recognition of $52.0 million of stock-based compensation expense upon the Reorganization due to the accelerated vesting and incremental fair value resulting from modifications made to the profits interest units’ awards and (ii) the incremental interest expense of $1.9 million resulting from the additional $175.0 million borrowed under the Amended Term Loan as part of the 2021 Financing Transactions, reduced by the application of $152.7 million of the net proceeds to repay $152.7 million of the Amended Term Loan under our Credit Agreement, as if the offering had occurred on January 1, 2020, as set forth under “Use of Proceeds.” For the year ended December 31, 2020, pro forma weighted-average shares outstanding gives effect to the issuance of 13,137,500 shares of common stock, which is the number of shares that would be attributable to the proceeds used to (i) repay $152.7 million of the Amended Term Loan under our Credit Agreement, (ii) repay the $16.0 million outstanding on our Revolving Credit Facility as described in “Use of Proceeds” and (iii) pay the portion of the dividend to Parent in excess of net income for the year ended December 31, 2020 of $94.1 million, at an assumed initial public offering price of $20.00 per share (the midpoint of the price range set forth on the cover page of this prospectus). Pro forma weighted-average shares outstanding also gives effect to a reduction of 8,328,344 shares, which reflects the restricted stock issued to our shareholders as part of the Reorganization. We issued 9,247,312 shares of common stock, of which the proceeds received were used to repurchase the same number of shares and therefore, the use of those proceeds to repurchase shares did not impact pro forma weighted-average shares outstanding. This pro forma per share information is presented for informational purposes only and does not purport to represent what our net income (loss) or net income (loss) per share actually would have been had the Reorganization, the offering and use of proceeds to repay $152.7 million of the Amended Term Loan under our Credit Agreement, repay the $16.0 million outstanding on our Revolving Credit Facility, repurchase shares of common stock as described in “Use of Proceeds” or pay the dividend to Parent occurred on January 1, 2020, or to project our net income (loss) or net income (loss) per share for any future period. The pro forma per share information does not give effect to the new rate of interest that would be applicable to the extent the third amendment to the Credit Agreement was in effect on January 1, 2020.
(5)
Working capital is defined as current assets minus current liabilities.

(6)
Total debt includes current and non-current portion of long-term debt, net of discount and debt issuance costs and the Parent Note.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section of this prospectus titled “Selected Historical Consolidated Financial Data” and our consolidated financial statements and the related notes to the consolidated financial statements appearing at the end of this prospectus. This discussion contains forward-looking statements that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. We hold the #1 market position in North America in every product category in which we compete. We believe that we are the most sought-after brand in the pool industry and the only pool company that has established a direct relationship with the homeowner. We are Latham, The Pool CompanyTM.
With an operating history that spans over 60 years, we offer the industry’s broadest portfolio of pools and related products, including in-ground swimming pools, pool liners and pool covers. In 2020, we sold over 8,700 fiberglass pools in the United States, which we believe represents approximately one out of every ten in-ground swimming pools sold in the United States.
We have a heritage of innovation. In an industry that has traditionally marketed on a business-to-business basis (pool manufacturer to dealer), we pioneered the first “direct-to-homeowner” digital and social marketing strategy that has transformed the homeowner’s purchase journey. Through this marketing strategy, we are able to create demand for our pools and generate and provide high quality, purchase-ready consumer leads to our dealer partners. In 2020, the first year in which all elements of our digital and social marketing strategy were available to homeowners, we have delivered over 45,000 consumer leads to our dealer network, representing growth of 210% over the prior year.
Partnership with our dealers is integral to our collective success, and we have enjoyed long-tenured relationships averaging over 14 years. In 2020, we sold to over 6,000 dealers; we also entered into a new and exclusive long-term strategic partnership with the nation’s largest franchised dealer network. We support our dealer network with business development tools, co-branded marketing programs and in-house training, as well as a coast-to-coast operations platform consisting of over 2,000 employees across 32 facilities. The broad geographic reach of our manufacturing and distribution network allows us to deliver a fiberglass pool in a cost-effective manner to approximately 95% of the U.S. population in two days. No other competitor in the residential in-ground swimming pool industry has more than three manufacturing facilities.
The full resources of our company are dedicated to designing and manufacturing high-quality pool products with the homeowner in mind, and positioning ourselves as a value-added partner to our dealers. As a result of this approach, 2020 marked our 11th consecutive year of net sales growth and Adjusted EBITDA margin expansion. Net income does not adhere to this trend.
We conduct our business as one operating and reportable segment that designs, manufactures and markets in-ground swimming pools, liners and covers.
Key Factors Affecting our Performance
Our results of operations and financial condition are affected by the following factors, which reflect our operating philosophy and focus on designing, manufacturing and marketing high quality and innovative pools and pool covers for the in-ground swimming pool market.

Volume of Products Sold
Our net sales depend primarily on the volume of products we sell during any given period, and volume is affected by the following items, among others:
•
Sales, distribution and marketing: While we have traditionally relied on our dealers and distributors to raise awareness of our products, we pioneered the first “direct-to-homeowner” digital and social marketing strategy that has transformed the homeowner’s purchase journey. Through this marketing strategy, we are able to create demand for our pools and generate and provide high quality, purchase-ready consumer leads to our dealer partners.

In order to strengthen our relationship with our loyal dealer partners, we have implemented “Latham Grand,” a key dealer strategy whereby we have secured exclusivity from over 250 of our largest dealers, which also includes the nation’s largest franchised dealer network, Premier Pools & Spas. We also have a strong distribution network as a result of over 450 distributor branch locations that represent our products. Through our significant investments in partnerships with dealers and distributors and our consumer-oriented marketing efforts, we have created both a “push and pull” demand dynamic for our products in the marketplace. We invest in our exclusive dealers through localized marketing spend, co-branding opportunities, tailored offerings and priority lead generation. We also provide our dealers with enhanced product literature, in-store display samples and other initiatives to drive sales. We have directed a significant portion of our advertising spend to digital channels, including social media and search advertising. Our improved digital marketing engine has the ability to strategically target market spend and generate leads in territories where dealers have capacity to install more pools, markets where we are underpenetrated, or simply into the largest in-ground swimming pool markets. Our volume of product sales in a given period will be impacted by changes in our distribution platform, and by our ability to generate leads for our dealers.
•
Material conversion: We have continued to increase sales of our products through our focused efforts to drive material conversion and market penetration of our products, specifically our fiberglass pools, which continue to take market share from traditional concrete pools and enable dramatically improved economics for consumers, dealers and for pool installers. We believe that this will be a long-term trend toward material conversion from traditional concrete pools. We believe that our fiberglass pools offer a compelling value proposition due to their lower up-front and lifecycle cost of ownership, less maintenance, higher quality, lower usage of harsh chemicals, quicker installation and more convenient experience, compared to products manufactured from traditional materials, and we anticipate that sales of our fiberglass pool products will continue to benefit from material conversion. The success of our efforts to drive conversion during any given period will impact the volume of our products sold during that period.

•
Product Innovation: We continue to develop and introduce innovative products to accelerate material conversion and expand our markets. The continuous evolution and expansion of our product portfolio is critical to our sales growth, expanding market share and overall success. Our broad product offering allows dealers and distributors to offer consumers a wide variety of innovative pool shapes, depths and lengths. Specifically, our innovative fiberglass pool offering employs the most durable components, consisting of a carbon fiber, Kevlar and ceramic fiberglass build. Our use of innovative technology and premium materials result in long-lasting products that not only require lower up-front costs, but also save homeowners time and money from continuous maintenance throughout the product lifecycle. We believe that new products will enhance our ability to compete with traditional materials at a variety of price points, and we expect to continue to devote significant resources to developing innovative new products. The volume of our products sold during a given period will depend in part on our successfully introducing new products that generate additional demand, as well as the extent to which new products may impact our sales of existing products.

•
Economic conditions: Demand for our products is affected by a number of economic factors impacting our customers and consumers. The in-ground swimming pool market depends in part on home equity financing, and accordingly, the level of equity in homes will affect consumers’ ability to obtain a home equity line of credit and engage in backyard renovations that would result in purchases of our products. Demand for our products is also affected by the level of interest rates and the availability of credit, consumer confidence and spending, housing affordability, demographic trends, employment levels and other macroeconomic factors that may influence the extent to which consumers engage in renovations to their backyard, including pool installation projects to enhance the outdoor living spaces of their homes.
•
Seasonality and weather: Although we generally have demand for our products throughout the year, our business is seasonal, and weather is one of the principal external factors affecting the business. In general, net sales and net income are highest during spring and summer, representing the peak months of swimming pool use, pool installation and remodeling and repair activities. Calendar years having severe weather also may play a role in affecting sales growth, as particularly rainy or cold years tend to slow the volume of sales, including as a result of complicating conditions for pool installations. Catastrophic events, such as hurricanes, tornadoes, and earthquakes, can cause interruptions to our operations and these scenarios are at least partially mitigated by our geographic diversity, both across the United States and through international markets.

Pricing
In general, our products are priced to be competitive in the in-ground swimming pool market and to keep in line with changes in our input costs.
Cost of Materials
Raw material costs, including costs of PVC, galvanized steel, fiberglass, aluminum, carbon fiber, Kevlar fiber, various resins, gelcoat, polypropylene fabric, ceramic and roving, represent a majority of our cost of sales. Our contracts with key suppliers are typically negotiated on an annual basis. The cost of the raw materials used in our manufacturing processes is subject to volatility and has been affected by changes in supply and demand. We have no fixed-price contracts with any of our major vendors. We have not entered into hedges of our raw material costs at this time, but we may choose to enter into such hedges in the future.
Prices for spot market purchases are negotiated on a continuous basis in line with current market prices. Other than occasional strategic purchases of larger quantities of certain raw materials, we generally buy materials on an as-needed basis. Changes in prices of our raw materials have a direct impact on our cost of sales.
Acquisitions and Partnerships
On May 31, 2019, we acquired Narellan, a fiberglass pool manufacturer based in Australia with existing operations in Australia, New Zealand and Canada. The acquisition expanded our market share giving us a broader geographical footprint and an increase in dealer and franchise relationships.
On October 22, 2020, we acquired GLI, which specializes in manufacturing custom vinyl pool liners and safety covers. The acquisition expanded our liner and safety cover product offerings.
The consolidated financial statements include the results of operations of the Narellan and GLI acquisitions since their respective acquisition dates. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition, as determined by management. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed has been recorded as goodwill.
On October 30, 2020, we entered into a long-term strategic partnership with and acquired a 28% equity interest in Premier Pools & Spas, a pool builder focusing on in-ground swimming pools. The purpose of this investment in Premier Pools & Spas is to help expand our sales and distribution channels. Our investment in Premier Pools & Spas is reflected as an equity method investment on our consolidated balance sheet as of December 31, 2020, and our proportionate share of earnings or losses of Premier Pools & Spas is recognized in earnings (losses) from equity method investment in our consolidated statement of operations on a three-month lag. Accordingly, our consolidated statement of operations for the year ended December 31, 2020 does not reflect any proportionate share of earnings or losses of Premier Pools & Spas.
Product Mix
We seek to continue to enhance our gross margins by improving the mix of products we sell, improving efficiency across our operations, including by investing in, and expanding, our digitally-enabled lead sourcing capabilities, expanding our specialized training opportunities, such as “Latham University,” and sales support initiatives, such as localized digital marketing spend, co-branding, enhanced product literature, in-store display samples and social media initiatives.
Impact of COVID-19 Pandemic
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic, federal, state and local governments put in place travel restrictions, quarantines, “shelter-in-place” orders, and various other restrictive measures in an attempt to control the spread of the disease. Such restrictions or orders have resulted in, and continue to result in, business closures, work stoppages, slowdowns and delays, among other measures that affect our operations, as well as customer demand and the operations of our suppliers.
Since the onset of the COVID-19 pandemic, we have been focused on protecting our employees’ health and safety, meeting our customers’ needs as they navigate an uncertain financial and operating environment, working closely with our suppliers to protect our ongoing business operations and rapidly adjusting our short-, medium- and long-term operational plans to proactively and effectively respond to the current and potential future public health crises. While the COVID-19 pandemic presents very serious concerns for our business and operations, our employees and their families, our customers and our suppliers, we believe that we are adapting well to the wide-ranging changes that the global economy is currently undergoing, and we remain confident that we will continue to maintain business continuity, produce and sell our products safely and in compliance with applicable laws and governmental orders and mandates, maintain our robust and flexible supply chains and be in a strong position to maintain financial flexibility in the event of a potentially extended economic downturn.
To mitigate the impact of the COVID-19 pandemic on our business, we increased frequency and intensity of cleaning of our properties, implemented policies to enable our factory employees to work flexible working hours, shifted our corporate employees to remote work, temporarily stopped hiring, temporarily cut salaries (which cuts we repaid to our employees later in the year), and have greatly reduced travel for our employees. Substantially all of our plants have remained operational throughout the pandemic and we have not experienced any significant supply issues. We did not experience any significant impacts on our liquidity as a result of the COVID-19 pandemic.
Following a significant slow-down in orders in March and April of 2020 as some of our dealers shut down during the peak season, we have seen a sustained increase in demand for our products during 2020. We believe that the COVID-19 pandemic accelerated the secular trend of growing demand for pools by homeowners in the United States. Stay-at-home directives and remote work increased consumer focus on the home environment and safety. A significant portion of travel and leisure spending was redirected to home-related investments as people spent more time at home. We believe that the COVID-19 pandemic was a driver of lasting changes in consumer behavior that favors home-related spending, and we believe that these changes support short-term momentum growth, as well as long-term growth, in demand for pools.
Although we have implemented measures to mitigate the impact of the COVID-19 pandemic on our business, financial condition and results of operations, we expect that these measures may not fully mitigate the impact of the COVID-19 pandemic on our business, financial condition and results of operations. We cannot predict the degree to, or the period over, which we will be affected by the pandemic and resulting governmental and other measures. The global impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation closely. As the COVID-19 pandemic continues, it may also have the effect of heightening many of the risks described in “Risk Factors” in this prospectus. See “Risk Factors—Risks Related to Our Operations—The current outbreak of the COVID-19, or the future outbreak of any other highly infectious or contagious diseases, has caused, and will continue to cause, disruption to our business and operations” for a further discussion of the adverse impacts of the COVID-19 pandemic on our business.
Key Performance Indicators
Adjusted EBITDA and Adjusted EBITDA Margin
We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to establish our annual management incentive bonus plan compensation and to compare our performance against that of other peer companies using similar measures. We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) management fees, (vii) stock-based compensation expense, (viii) other expense (income), net, (ix) other non-cash items, (x) strategic initiative costs, (xi) acquisition and integration related costs, (xii) other, (xiii) IPO costs, and (xiv) COVID-19-related expenses (income). We believe excluding these items allows for better comparison of our financial results across reporting periods.
We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. Our definitions of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.
We believe Adjusted EBITDA and Adjusted EBITDA margin are useful measurements for investors as they help identify underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing operating performance. We also use Adjusted EBITDA and Adjusted EBITDA margin for planning purposes, assessing our financial performance, and other strategic decisions. For a discussion of Adjusted EBITDA and Adjusted EBITDA margin and the limitations on their use, and the reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, and our calculation of Adjusted EBITDA margin see “—Non-GAAP Financial Measures” below.
Key Components of Results of Operations
Net Sales
We derive our revenue from the design, manufacture and sale of in-ground swimming pools, pool covers and liners. We sell fiberglass pools, which are one-piece manufactured fiberglass pools that are ready to be installed in a consumer’s backyard and custom vinyl pools, which are manufactured pools that are made out of non-corrosive steel or composite polymer frame, on top of which a vinyl liner is installed. We sell liners for the interior surface of vinyl pools (including pools that were not manufactured by us). We also sell all-season covers, which are winterizing mesh and solid pool covers that protect pools against debris and cold or inclement weather and automatic safety covers for pools that can be operated with a switch.
Our sales are made through one-step and two-step business-to-business distribution channels. In our one-step distribution channel, we sell our products directly to dealers who, in turn, sell our products to consumers. In our two-step distribution channel, we sell our products to distributors who warehouse our products and sell them on to dealers, who ultimately sell our products to consumers.
Each product shipped is considered to be one performance obligation. With the exception of our extended service warranties and our custom product contracts, we recognize our revenue when control of our promised goods is transferred to our customers, either upon shipment or arrival at our customer’s destination depending upon the terms of the purchase order. Sales are recognized net of any estimated rebates, cash discounts or other sales incentives. Revenue that is derived from our extended service warranties, which are separately priced and sold, is recognized over the term of the contracts. Revenue from custom products is recognized over time utilizing an input method that compares the cost of cumulative work-in-process to date to the most current estimates for the entire cost of the performance obligation. Custom products are generally delivered to the customer within three days of receipt of the purchase order. See “—Critical Accounting Policies and Estimates—Revenue Recognition.”
Cost of Sales
Cost of sales includes the cost of materials and all costs to make products saleable, such as materials, labor, inbound freight, including inter-plant freight, purchasing and receiving costs, operating lease costs related to our distribution and manufacturing facilities, and warehousing and distributions costs. Cost of sales also includes depreciation expense associated with assets used to manufacture our products and make them saleable and warranty costs. We record warranty costs within cost of sales at the time product revenue is recognized based on historical experience and any specific warranty issues that have been identified. Shipping and handling costs associated with outbound freight are included in cost of sales when the related revenue is recognized. The components of our cost of sales may not be comparable to our peers. The changes in our cost of sales generally correspond with the changes in net sales and may be impacted by any significant fluctuations in the cost of the components of our cost of sales.
Gross Profit and Gross Margin
Gross profit is calculated as net sales less cost of sales. Gross profit is dependent upon several factors, such as changes in the volume and the relative sales mix among product lines, prices of raw materials and the average price of our products sold and plant performance, among other factors.
Gross margin is gross profit as a percentage of our net sales. Gross margin is dependent upon several factors, such as changes in prices of raw materials, the volume and relative sales mix among product lines, the average price of our products sold and plant performance, among other factors. Gross margin is also impacted by the costs of distribution and occupancy costs, which can vary.
Our gross profit is variable in nature and generally follows changes in net sales. The components of our cost of sales may not be comparable to the components of cost of sales or similar measures of other companies. As a result, our gross profit and gross margin may not be comparable to similar data made available by other companies.
In the near term, we expect that we will sustain our increasing gross margin as a result of a continued shift in our product mix.
Selling, General and Administrative Expense
Selling, general and administrative expense primarily consists of personnel costs, such as salaries, incentive plan costs, and health and welfare benefits, as well as other costs, including sales and marketing, technology infrastructure, research and development, finance, legal, human resources, marketing and advertising, facility costs such as operating lease costs for our corporate office, allowances for bad debt, professional services costs, and insurance expense.
We expect that our selling, general and administrative expense will increase in future periods due to additional legal, finance, insurance and other expenses that we expect to incur as a result of being a public company, including compliance with the Sarbanes-Oxley Act. Any increase in future incentive awards or other stock-based compensation will also increase our personnel expense included in selling, general and administrative expense. However, we expect our selling, general and administrative expense to decrease as a percentage of net sales over the long term as our net sales increase and we realize economies of scale.
Amortization
Amortization consists of any amortization from acquired intangible assets through business combinations, including patented technology, trade names and trademarks, pool designs, franchise relationships and dealer relationships. We expect our amortization may increase as we expand our operations through acquisitions of additional businesses in the future.
Interest Expense
Interest expense primarily consists of any cash interest on outstanding borrowings under our Amended Term Loan and our Revolving Credit Facility, as well as the non-cash amortization of debt issuance costs and original issue discount. For a further description and definition of Amended Term Loan and Revolving Credit Facility, see “—Our Indebtedness.”
Other Expense (Income), Net
Other expense (income), net consists primarily of foreign currency transaction gains and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan, which was settled in September 2020. Foreign currency transaction gains and losses primarily result from intercompany purchases of a short-term nature denominated in currencies other than the functional currency of the legal entity in which the transaction is recorded.
Income Tax (Benefit) Expense
We are subject to income taxes in the various jurisdictions in which we operate. Our income taxes are estimated based on taxable income earned in each jurisdiction. We file a federal consolidated tax return inclusive of all U.S. entities, and several consolidated state tax returns and separate state tax returns. We also file Canadian, Australian and New Zealand tax returns for our Canadian, Australian and New Zealand entities. Our effective tax rate varies depending on the proportion of domestic to foreign earnings, the realizability of any deferred tax assets and liabilities, and changes in tax rates and laws in any jurisdictions in which we operate.
Net Income
Net income is our income after considering our expense (benefit) from income taxes.
Results of Operations
Year ended December 31, 2020 Compared to Year ended December 31, 2019
The following table summarizes our results of operations for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2019	% of Net Sales	2020	% of Net Sales	Change Amount	Change % of Net Sales
	(dollars in thousands)
Net sales	$317,975	100%	$403,389	100%	$85,414	0%
Cost of sales	219,819	69.1%	260,616	64.6%	40,797	(4.5)%
Gross profit	98,156	30.9%	142,773	35.4%	44,617	4.5%
Selling, general and administrative expense	57,388	18.0%	85,527	21.2%	28,139	3.2%
Amortization	15,643	4.9%	17,347	4.3%	1,704	(0.6)%
Income from operations	25,125	7.9%	39,899	9.9%	14,774	2.0%
Other expense (income):
Interest expense	22,639	7.1%	18,251	4.5%	(4,388)	(2.6)%
Other expense (income), net	(300)	0.1%	(1,111)	0.3%	(811)	0.2%
Total other expense (income), net	22,339	7.0%	17,140	4.2%	(5,199)	(2.8)%
Income before income taxes	2,786	0.9%	22,759	5.6%	19,973	4.8%
Income tax (benefit) expense	(4,671)	1.5%	6,776	1.7%	11,447	0.2%
Net income	$7,457	2.3%	$15,983	4.0%	$8,526	1.6%
Adjusted EBITDA	$61,050	19.2%	$83,836	20.8%	$22,786	1.6%
Net Sales
Net sales was $403.4 million for the year ended December 31, 2020, compared to $318.0 million for the year ended December 31, 2019. The $85.4 million, or 26.9%, increase in net sales was due to a $83.8 million increase from volume and a $1.6 million increase from pricing. The $83.8 million volume increase across our product lines primarily related to in-ground pools, of which $17.4 million was due to having a full year of Narellan and two months of GLI in our net sales. Net sales increased from our acquisition of Narellan by $9.8 million and acquisition of GLI by $7.6 million, as compared to our net sales for the year ended December 31, 2019. The increase in total net sales across our product lines was $62.4 million for in-ground swimming pools, $13.5 million for covers and $9.5 million for liners.

Cost of Sales
Cost of sales was $260.6 million for the year ended December 31, 2020, compared to $219.8 million for the year ended December 31, 2019, and decreased by 4.5% as a percentage of net sales. The $40.8 million, or 18.6% increase in cost of sales was primarily the result of the overall increase in sales volume and an increase in freight expense of $5.6 million as a result of the shift in product mix driven by in-ground pools, partially offset by deflation in the cost of our raw material purchases. Cost of sales as a percentage of net sales decreased by 4.5% primarily due a favorable shift in our product mix within our in-ground swimming pools product line.
Gross Profit and Gross Margin
Gross profit was $142.8 million for the year ended December 31, 2020, compared to $98.2 million for the year ended December 31, 2019. The $44.6 million, or 45.5% increase in gross profit was primarily due to an aggregate increase in net sales from both volume and price increases. Gross margin increased by 4.5% to 35.4% for the year ended December 31, 2020 compared to 30.9% for the year ended December 31, 2019. The increase in gross margin was primarily due to a favorable shift in product mix within our in-ground swimming pools product line, price increases across our product lines, as well as improved manufacturing efficiencies from our productivity programs, compared to the year ended December 31, 2019.
Selling, General and Administrative Expense
Selling, general and administrative expense was $85.5 million for the year ended December 31, 2020, compared to $57.4 million for the year ended December 31, 2019, and increased as a percentage of net sales by 3.2%. The $28.1 million, or 49.0% increase in selling, general and administrative expense was primarily due to a $12.2 million increase in employee-related costs driven by increased management incentive plan payouts and an increase in headcount particularly for customer services activities; a $5.3 million increase primarily related to our enhanced lead generation program for our dealers; a $3.6 million increase in transaction-related costs, primarily related to our acquisition of GLI, our equity investment in Premier Pools & Spas and costs incurred in connection with this offering; and a $4.3 million increase as result of having a full year of Narellan and two months of GLI in our selling, general and administrative expense.
Amortization
Amortization was $17.3 million for the year ended December 31, 2020, compared to $15.6 million for the year ended December 31, 2019. The $1.7 million, or 10.9% increase in amortization was due to the increase in our definite-lived intangible assets resulting from our acquisitions of Narellan and GLI in May 2019 and October 2020, respectively.
Interest Expense
Interest expense was $18.3 million for the year ended December 31, 2020, compared to $22.6 million for the year ended December 31, 2019. The $4.4 million, or 19.4% decrease in interest expense was primarily due to a decrease in the average LIBOR rate of 1.5%, compared to the year ended December 31, 2019.
Other Expense (Income), Net
Other expense (income), net was $(1.1) million for the year ended December 31, 2020, compared to $(0.3) million for the year ended December 31, 2019. The $(0.8) million increase in other expense (income), net was due to a $1.6 million favorable change in the fair value of the Narellan contingent consideration, which was settled in September 2020, offset by a $0.8 million unfavorable change in net foreign currency transaction gains and losses associated with our international subsidiaries, compared to the year ended December 2019.
Income Tax (Benefit) Expense
Income tax (benefit) expense was $6.8 million for the year ended December 31, 2020, compared to $(4.7) million for the year ended December 31, 2019. Our effective tax rate was 29.8% for the year ended

December 31, 2020, compared to (168.0)% for the year ended December 31, 2019. The income tax (benefit) expense of $6.8 million for the year ended December 31, 2020 was primarily due to the Federal statutory tax expense of $4.8 million and $0.3 million state tax expense based on our income before income taxes. The income tax (benefit) expense of $(4.7) million for the year ended December 31, 2019 was primarily due to a $(15.6) million benefit related to tax restructuring in Canada and a $(1.9) million net benefit on state income taxes, both partially offset by an increase in uncertain tax positions of $9.7 million. The change in our effective tax rate reflected an increase in income tax expense resulting from the increase in our income before income taxes and the absence of the $(15.6) million nonrecurring Canadian tax restructuring benefit, compared to the year ended December 31, 2019.
Net Income
Net income was $16.0 million for the year ended December 31, 2020, compared to $7.5 million for the year ended December 31, 2019. The $8.5 million, or 114.3% increase in net income was primarily due to the factors described above.
Net Income Margin
Net income margin was 4.0% for the year ended December 31, 2020, compared to 2.3% for the year ended December 31, 2019. The 1.7% increase in net income margin was due to an $8.5 million increase in net income and an $85.4 million increase in net sales, compared to the year ended December 31, 2019 due to the factors described above.
Adjusted EBITDA
Adjusted EBITDA was $83.8 million for the year ended December 31, 2020, compared to $61.1 million for the year ended December 31, 2019. The $22.8 million, or 37.3% increase in Adjusted EBITDA was primarily due to a $15.6 million increase in earnings before interest expense and income tax (benefit) expense, as well as a $5.3 million increase in strategic initiative costs, which represents fees paid to external consultants for our strategic business transformation initiatives, including our rebranding initiative, and a $1.7 million increase in legal, accounting and professional fees incurred in connection with this offering that are not capitalizable, compared to the year ended December 31, 2019.
Adjusted EBITDA Margin
Adjusted EBITDA margin was 20.8% for the year ended December 31, 2020, compared to 19.2% for the year ended December 31, 2019. The 1.6% increase in Adjusted EBITDA margin was primarily due to a $22.8 million increase in Adjusted EBITDA and an $85.4 million increase in net sales, compared to the year ended December 31, 2019.
Non-GAAP Financial Measures
We track our non-GAAP financial measures to monitor and manage our underlying financial performance. The following discussion includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. To address these limitations, we have reconciled Adjusted EBITDA to the applicable most comparable GAAP measure, net income, throughout this prospectus.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss on sale and disposal of property and equipment, (v) restructuring charges, (vi) management fees, (vii) stock-based compensation expense, (viii) other expense (income), net, (ix) other non-cash items, (x) strategic initiative costs, (xi) acquisition and integration related costs, (xii) other, (xiii) IPO costs, and (xiv) COVID-19-related expenses (income).
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.
Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:
•
do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•
do not reflect changes in our working capital needs;

•
do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•
do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•
do not reflect non-cash equity compensation, which will remain a key element of our overall equitybased compensation package; and

•
do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.
Management compensates for these limitations by primarily relying on our GAAP results, while using Adjusted EBITDA and Adjusted EBITDA margin as supplements to the corresponding GAAP financial measures.

The following table provides a reconciliation of our net income to Adjusted EBITDA for the periods presented and the calculation of Adjusted EBITDA margin:
	Year Ended December 31,
	2019	2020
	(in thousands)
Net income	$7,457	$15,983
Depreciation and amortization	21,659	25,365
Interest expense	22,639	18,251
Income tax (benefit) expense	(4,671)	6,776
Loss on sale and disposal of property and equipment	680	332
Restructuring charges(a)	980	1,265
Management fees(b)	500	—
Stock-based compensation expense	808	1,827
Other expense (income), net(c)	(300)	(1,111)
Other non-cash items(d)	6,331	1,338
Strategic initiative costs(e)	964	6,264
Acquisition and integration related costs(f)	3,612	5,497
Other(g)	391	1,007
IPO costs(h)	—	1,731
COVID-19-related expenses (income)(i)	—	(689)
Adjusted EBITDA	$61,050	$83,836
Net sales	$317,975	$403,389
Net income margin	2.3%	4.0%
Adjusted EBITDA margin	19.2%	20.8%

(a)
Represents the cost of shutting down production and warehouse facilities in Decatur, Georgia and Mississauga, Ontario, Canada, including the cost to transfer and dispose of property and equipment and involuntary workforce reductions. Also includes severance and other costs for our executive management changes.

(b)
Represents management fees paid to our Principal Stockholders in accordance with our expense reimbursement arrangement, which will terminate as of the effective date of our initial public offering.

(c)
Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan, which was settled in September 2020.

(d)
Represents non-cash adjustments to record the step-up in the fair value of inventory related to the Acquisition, the acquisition of Narellan and the acquisition of GLI, which are amortized through cost of sales in the consolidated statements of operations. Also includes non-cash adjustments related to our frozen defined benefit pension plans, which were terminated in December 2020.

(e)
Represents fees paid to external consultants for our strategic initiatives, including our rebranding initiative.

(f)
Represents acquisition and integration costs primarily related to the acquisition of Narellan, the acquisition of GLI, the equity investment in Premier Pools & Spas, as well as other costs related to a transaction that was abandoned.

(g)
Other costs consist of other discrete items as determined by management, including fees paid to external consultants for tax restructuring, the cost for legal defense of a specified matter, the cost incurred related to our production facility fire in Picton, Australia in 2020, and other items.

(h)
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal, accounting and professional fees incurred in connection with this offering that are not capitalizable, which are included within selling, general and administrative expense.

(i)
Represents temporary cleaning, equipment and salary costs incurred in response to the COVID-19 pandemic, offset by government grants received in the United States, Canada and New Zealand.

Liquidity and Capital Resources
Overview
Our primary sources of liquidity are net cash provided by operating activities and availability under our Revolving Credit Facility. Historically, we have funded working capital requirements, capital expenditures, payments related to acquisitions, and debt service requirements with internally generated cash on hand and through our Amended Term Loan and Revolving Credit Facility (each as defined below under “—Our Indebtedness”) and through the issuance of shares of our common stock. Our primary cash needs are to fund working capital, capital expenditures, debt service requirements and any acquisitions we may undertake. As of December 31, 2020, we had $59.3 million of cash, $221.5 million of outstanding borrowings and an additional $30.0 million of availability under our Revolving Credit Facility, which was undrawn.
Our primary working capital requirements are for the purchase of inventory, payroll, rent, facility costs and other selling, general and administrative costs. Our working capital requirements fluctuate during the year, driven primarily by seasonality and the timing of raw material purchases. Our capital expenditures are primarily related to growth, including production capacity, storage and delivery equipment. We are in the midst of a multi-year capital plan to invest in our facilities, technology and systems, including investments to expand our fiberglass manufacturing capacity. We expect to fund these capital expenditures from net cash provided by operating activities.
Following this offering, we believe that the $25.0 million of net proceeds from this offering, our existing cash, cash generated from operations and availability under our Revolving Credit Facility, will be adequate to fund our operating expenses and capital expenditure requirements over the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect.
Our Indebtedness
Revolving Credit Facility
On December 18, 2018, Latham Pool Products entered into an agreement (the “Credit Agreement”) with Nomura Corporate Funding Americas, LLC (“Nomura”) that included a revolving line of credit (the “Revolver”) and letters of credit (“Letters of Credit” or collectively with the Revolver, the “Revolving Credit Facility”), as well as a Term Loan (as described and defined below). The Revolving Credit Facility is utilized to finance ongoing general corporate and working capital needs with the Revolver of up to $30.0 million. The Revolving Credit Facility matures on December 18, 2023.
The Revolving Credit Facility allows for either Eurocurrency borrowings, which bear interest ranging from 4.50% to 4.75%, or U.S. dollar base rate borrowings, which bear interest ranging from 3.50% to 3.75% depending on the First Lien Net Leverage Ratio, as defined in the Credit Agreement. A commitment fee accrues on any unused portion of the commitments under the Revolving Credit Facility. The commitment fee is due and payable quarterly in arrears and is equal to the applicable margin times the actual daily amount by which the $30.0 million initial commitment exceeds the sum of the outstanding borrowings under our Revolving Credit Facility. The applicable margin ranges from 0.375% to 0.500% as determined by our First Lien Net Leverage Ratio as defined in the Credit Agreement.
We are required to meet certain financial covenants, including maintaining specific liquidity measurements. There are also negative covenants, including certain restrictions on our ability to incur additional indebtedness, create liens, make investments, consolidate or merge with other entities, enter into transactions with affiliates and make prepayments.
We will use $16.0 million of our net proceeds from this offering to repay the $16.0 million outstanding on the Revolving Credit Facility. The amount repaid under the Revolving Credit Facility can be reborrowed.

Term Loan Facility
Pursuant to the Credit Agreement, Latham Pool Products also borrowed $215.0 million in term loans (the “Term Loan”). The Term Loan was amended on May 29, 2019, to provide additional borrowings of $23.0 million, which was accounted for as a modification to the Term Loan, to fund our acquisition of Narellan (the “First Amendment”). On October 14, 2020, we amended the First Amendment to provide additional borrowings of $20.0 million, which was accounted for as new debt (the “Second Amendment”). The Second Amendment was further amended on January 25, 2021, to provide an additional incremental term loan of $175.0 million (the “Third Amendment”). We accounted for $165.0 million of the borrowings under the Third Amendment as new debt and $10.0 million of the borrowings under the Third Amendment as a debt modification. We recorded an aggregate of $1.2 million of debt issuance costs as a direct reduction to the carrying amount of long-term debt on the consolidated balance sheet. On January 25, 2021, Latham Pool Products borrowed the incremental term loan, and the proceeds were used on February 2, 2021 to repay the Parent Note in full and to make a $110.0 million dividend to our Parent. The Term Loan, collectively with the First Amendment, Second Amendment and Third Amendment, are referred to as the “Amended Term Loan.”
The Amended Term Loan bears interest at (1) a base rate equal to the highest of (i) the Federal Funds Rate, as defined in the Credit Agreement, plus 1∕2 of 1.00%, (ii) the “prime rate” published in the Money Rates section of the Wall Street Journal and (iii) LIBOR plus 1.00% (2) plus a Loan Margin, as defined in the Credit Agreement, of (i) 6.00% for Eurocurrency Rate Loans and (ii) 5.00% for Base Rate Loans, as defined in the Credit Agreement. The Amended Term Loan has a maturity date of June 18, 2025. Interest and principal payments are due quarterly. Principal payments under the First Amendment were calculated as 0.629% of the outstanding principal balance. In connection with the Second Amendment, we were required to make a $1.6 million in principal payment for the partial period of October 14, 2020 through December 31, 2020.
In connection with the Third Amendment, we are required to repay the outstanding principal balance of the Amended Term Loan in fixed quarterly payments of $5.8 million commencing March 31, 2021. In connection with the Amended Term Loan, we are subject to various financial reporting, financial and other covenants, including maintaining specific liquidity measurements.
Under the Amended Term Loan, we are required to make mandatory prepayments based on our excess cash flow for the year, as follows (as a percentage of our excess cash flow for the year):
Leverage Ratio	Mandatory Prepayment Percentage
> 3.50:1.00	90%
> 3.00:1.00 and ≤ 3.50:1.00	75%
> 2.50:1.00 and ≤ 3.00:1.00	50%
> 2.00:1.00 and ≤ 2.50:1.00	25%
≤ 2.00:1.00	0%
The Leverage Ratio in the table above is defined, as of any date of determination, as the ratio of the aggregate principal amount of indebtedness at such date to consolidated earnings before interest, taxes, depreciation and amortization.
There was no estimated mandatory prepayment to be paid as of December 31, 2020.
The obligations under the Credit Agreement are guaranteed by certain of our wholly owned subsidiaries as defined in the security agreement. The obligations under the Credit Agreement are secured by substantially all of the guarantors’ tangible and intangible assets, including, but not limited to, their accounts receivables, equipment, intellectual property, inventory, cash and cash equivalents, deposit accounts and security accounts. The Credit Agreement also restricts payments and other distributions unless certain conditions are met, which could restrict our ability to pay dividends.

As of December 31, 2020, we were in compliance with all covenants under the Revolving Credit Facility and the Amended Term Loan.
We will use a portion of the net proceeds of this offering to repay $152.7 million of the Amended Term Loan.
Cash Flows
The following table summarizes our sources and uses of cash for each of the periods presented:
	Year Ended December 31,
	2019	2020
	(in thousands)
Net cash provided by operating activities	$35,655	$63,161
Net cash used in investing activities	(27,083)	(115,805)
Net cash provided by financing activities	16,551	54,302
Effect of exchange rate changes on cash	(956)	997
Net increase in cash	$24,167	$2,655
Operating Activities
During the year ended December 31, 2020, operating activities provided $63.2 million of cash. Net income, after adjustments for non-cash items, provided cash of $42.1 million. Cash provided by operating activities was further driven by changes in our operating assets and liabilities of $21.1 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2020 consisted primarily of an $17.7 million increase in accrued expenses and other current liabilities, a $12.6 million increase in accounts payable and a $9.5 million decrease in trade receivables, partially offset by a $17.0 million increase in inventories and a $4.2 million increase in income tax receivable. The changes in accrued expenses and other current liabilities and accounts payable were primarily due to the increase and timing of payments for rebate accruals, the increase in accrued incentives related to the management incentive bonus plan and GLI acquisition-related fees. The change in trade receivables was driven by the timing of inventory shipments. The increase in inventories was primarily due to increased production in response to customer demand. The increase in income tax receivable was due to estimated tax payments made in in excess of the actual annual tax provision.
During the year ended December 31, 2019, operating activities provided $35.7 million of cash. Net income, after adjustments for non-cash items, provided cash of $30.3 million. Cash provided by operating activities was further driven by changes in our operating assets and liabilities of $5.4 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2019 consisted primarily of a $13.0 million decrease in inventories, a $1.5 million decrease in prepaid expenses and other current assets and a $0.7 million increase in accrued expenses and other current liabilities, partially offset by a $7.1 million increase in trade receivables, a $2.3 million decrease in accounts payable and a $0.5 million increase in income tax receivable. The decrease in inventories was primarily due to an increase in net sales as compared to 2018, which resulted in increased inventory shipments in December of 2019. Additionally, inventories decreased as a result of decreases in steel pricing during 2019. The decrease in prepaid and other current assets was primarily due to a decrease in the capitalization of trade show expenses as a result of our adoption of ASC 606 using the modified retrospective method. The changes in accounts payable, accrued expenses and other current liabilities were primarily due to the timing of vendor payments, the change in trade receivables was driven by decreased cash collections during 2019.
Investing Activities
During the year ended December 31, 2020, investing activities used $115.8 million of cash, consisting of the acquisition of GLI of $74.7 million, the equity investment in Premier Pools & Spas of $25.4 million and the purchase of property and equipment for $16.3 million, partially offset by proceeds from the sale of property and equipment of $0.6 million. The purchase of property and equipment was to expand capacity for inventory production in order to meet increasing customer demand.
During the year ended December 31, 2019, investing activities used $27.1 million of cash, consisting of the acquisition of Narellan of $20.2 million and purchases of property and equipment of $8.2 million, partially offset by proceeds from the sale of property and equipment of $1.3 million.
Financing Activities
During the year ended December 31, 2020, financing activities provided $54.3 million of cash, primarily consisting of proceeds from the issuance of common stock of $64.9 million, proceeds from long-term debt borrowings of $20.0 million and proceeds from capital contributions from Parent of $0.6 million, partially offset by payments on long-term debt borrowings of $24.0 million and payments to settle the Narellan contingent consideration of $6.6 million.
During the year ended December 31, 2019, financing activities provided $16.6 million of cash, consisting of proceeds from long-term debt borrowings of $22.3 million and proceeds from capital contributions of $0.3 million, partially offset by payments on long-term debt borrowings of $5.8 million and distributions to the Parent of $0.2 million.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:
	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Long-term indebtedness, excluding interest(1)(5)	$293,085	$13,042	$91,022	$189,021	$—
Interest on long-term indebtedness(2)(5)	64,593	15,940	29,282	19,371	—
Operating lease obligations(3)	29,329	6,484	10,426	7,325	5,094
Total(4)	$387,007	$35,466	$130,730	$215,717	$5,094

(1)
We are required to pay a commitment fee equal to the applicable margin times the actual daily amount by which the $30.0 million initial commitment of our Revolving Credit Facility exceeds the sum of the outstanding borrowings under the Revolving Credit Facility and outstanding letters of credit obligations. The applicable margin ranges from 0.375% to 0.500% as determined by our First Lien Net Leverage Ratio, as defined in the Credit Agreement. Under the Second Amendment, we were required to repay the outstanding principal balance of the Term Loan in fixed quarterly payments of $3.3 million commencing March 31, 2021 through maturity. Our Parent Note requires us to pay $64.9 million and matures on October 20, 2023 with no principal payments due until maturity. We repaid the Parent Note in full on February 2, 2021.

(2)
Interest on long-term debt includes interest on our Amended Term Loan. The Amended Term Loan bears interest at (1) a base rate equal to the highest of (i) the Federal Funds Rate, as defined in the Credit Agreement, plus 1∕2 of 1.00%, (ii) the “prime rate” published in the Money Rates section of the Wall Street Journal and (iii) LIBOR plus 1.00% (2) plus a Loan Margin, as defined in the Credit Agreement, of (i) 6.00% for Eurocurrency Rate Loans and (ii) 5.00% for Base Rate Loans, as defined in the Credit Agreement. For purposes of this table, we have assumed an interest rate of 7.14% on the Amended Term Loan for all future periods, which is the rate as of December 31, 2020. Interest on the Parent Note accrues at an annual rate of 0.15%. This table does not reflect any interest on the Revolving Credit Facility as the Company did not have any amounts outstanding under the Revolving Credit Facility as of December 31, 2020.

(3)
Operating lease obligations relate to our office, distribution and manufacturing facilities. All of these obligations require cash payments to be made by us over varying periods generally with terms of five years or less. Certain leases are renewable at our option.

(4)
We have excluded the amount of the liability for uncertain tax benefits as of December 31, 2020 in the table above. As of December 31, 2020, we had $5.4 million of uncertain tax liabilities, excluding interest and penalties, related to uncertain tax positions. The timing of future cash outflows associated with our liabilities for uncertain tax liabilities is highly uncertain. As such, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective tax authority.

(5)
Long-term indebtedness and interest on long-term indebtedness changed materially due to the Third Amendment dated January 25, 2021, which increased the outstanding principal balance of the Term Loan by $175.0 million. A portion of these proceeds were used to pay down the Parent Note in its entirety on February 2, 2021, which would have matured on October 20, 2023. The Third Amendment did not change the Term Loan’s maturity date of June 18, 2025, at which time the remaining principal is due. The Third Amendment increased the fixed quarterly principal payments from $3.3 million under the Second Amendment to $5.8 million. Due to the increased principal payments under the Amended Term Loan and the settlement of the Parent Note, the required principal payments reflected in this table would be $23.0 million in the next year, $46.1 million in the next one to three years, and $334.0 million in the next four to five years. At the new assumed interest rate of 7.73% as of January 25, 2021, the interest payments reflected in this table would be $28.1 million in the next year, $51.3 million in the next one to three years, and $34.1 million in the next four to five years.

As of the date of this prospectus, there were no material changes to our contractual obligations with the exception of long-term indebtedness. See “—Our Indebtedness.”
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. Throughout the preparation of these financial statements, we have made estimates and assumptions that impact the reported amounts of assets, liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. These estimates are based on historical results, trends and other assumptions we believe to be reasonable. We evaluate these estimates on an ongoing basis. Actual results may differ from estimates.
Our significant accounting policies are presented in Note 2 of our consolidated financial statements. We believe that the following critical accounting policies affect the most significant estimates and management judgments used in preparation of the consolidated financial statements.
Revenue Recognition
We adopted ASC 606 using the modified retrospective method. We generate the majority of our revenue from the sale of our products through business-to-business distribution channels and dealers.
With the exception of our extended service warranties and our custom product contracts, we recognize our revenue at a point in time when control of the promised goods is transferred to our customers, and in an amount that reflects the consideration we expect to be entitled to in exchange for those goods. Control of the goods is considered to have been transferred upon shipping or upon arrival at the customer’s destination, depending on the terms of the purchase order. Revenue that is derived from our extended service warranties, which are separately priced and sold, is recognized over the term of the contract. Revenue from custom products is recognized over time utilizing an input method that compares the cost of cumulative work-in-process to date to the most current estimates for the entire cost of the performance obligation. Custom products are generally delivered to the customer within three days of receipt of the purchase order. Each product shipped is considered to be one performance obligation. For each product shipped, the transaction price by product is specified in the purchase order.
We recognize revenue on the transaction price less any estimated rebates, cash discounts or other sales incentives. Customer rebates, cash discounts, and other sales incentives are estimated by applying the portfolio approach using the most-likely-amount method and are recorded as a reduction to revenue at the time of the initial sale.
Customer Rebates and Cash Discounts
We offer rebates to our customers based on factors such as the total amount of the customer’s purchase and expected sales for a particular customer during the year. Rebates are estimated by applying the portfolio approach using the most-likely-amount method and are deducted from revenue at the time of sale. Estimates are updated each reporting period and are allocated accordingly to the performance obligations of the contract (the individual products).
Business Combinations
We account for business combinations that are deemed to be businesses under the acquisition method of accounting. Application of this method of accounting requires that the identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at fair value as of the acquisition date. Any contingent assets acquired and contingent liabilities assumed are also recognized at fair value if we can reasonably estimate fair value during the measurement period. We remeasure any contingent liabilities at fair value in each subsequent reporting period. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment, based on available information at the time of acquisition and subsequently obtained during a measurement period up to one year following the date of acquisition, relating to events or circumstances that existed at the acquisition date. Management’s judgment relies upon estimates and assumptions related to future cash flows, discount rates, useful lives of assets, market conditions and other items. The fair value of intangible assets other than goodwill acquired in a business combination are estimated in accordance with the policy described below.
The fair value of intangible assets other than goodwill acquired in a business combination is recorded at fair value at the date of acquisition. Management values dealer relationships and franchise relationships using the multi-period excess earnings method. Under this method, the value of an intangible asset is equal to the present value of the after-tax cash flows attributable solely to the intangible asset, after making adjustments for the required return on and of the other associated assets. We value trade names, trademarks and proprietary pool designs using the relief from royalty method. The relief-from-royalty method determines the present value of the economic royalty savings associated with the ownership or possession of the trade name, trademark or proprietary pool design based on an estimated royalty rate applied to the cash flows to be generated by the business. The estimated royalty rate is determined based on the assessment of a reasonable royalty rate that a third party would negotiate in an arm’s-length license agreement for the use of the trade name, trademark or proprietary pool design.
Impairment of Goodwill
We evaluate goodwill for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. We have selected the first day of the fourth fiscal quarter to perform our annual goodwill impairment testing. Historically, including for our annual impairment test conducted during the year ended December 31, 2020, we had two reporting units for the purpose of performing our goodwill impairment test. In November 2020, we made changes to our internal organizational structure, including roles and responsibilities and to our internal reporting, resulting in a change to segment management. As a result of the change in segment management and in the information that is regularly reviewed, the results of the previous two reporting units are no longer being reviewed for profitability on an individual basis. Due to these factors, we recognized a change in our reporting units effective in November 2020 and determined that only one reporting unit exists. We completed an assessment of any potential impairment for all reporting units immediately prior to and after the reporting unit change and determined that no impairment existed.
We may assess our goodwill for impairment initially using a qualitative approach, or step zero, to determine whether conditions exist to indicate that it is more likely than not that the fair value of the reporting unit is less than its carrying value. The qualitative assessment requires significant judgments by management about economic conditions including the entity’s operating environment, its industry and other market considerations, entity-specific events related to financial performance or loss of key personnel and other events that could impact the reporting unit. If management concludes, based on assessment of relevant events, facts and circumstances, that it is more likely than not that the reporting unit’s fair value is greater than its carrying value, no further impairment testing is required.
If our assessment of qualitative factors indicates that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then a quantitative assessment is performed. We may also elect to initially perform a quantitative analysis instead of starting with step zero. The quantitative analysis requires comparing the carrying value of the reporting unit, including goodwill, to its fair value. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If the carrying amount of the reporting unit exceeds its fair value, there is an impairment of goodwill and an impairment loss is recorded. We calculate the impairment loss by comparing the fair value of the reporting unit less the carrying value, including goodwill. The goodwill impairment is limited to the carrying value of the goodwill.
We estimate the fair value of our reporting unit based on the weighting of the enterprise value derived using an income approach and a market approach. We apply a weighting of 75% to the income approach and a weighting of 25% to the market approach. Under the income approach, fair value is estimated using a discounted cash flow (the “DCF”) analysis. The DCF analysis involves applying appropriate discount rates to estimated future cash flows based on forecasts of sales, costs and capital requirements. Significant estimates in the DCF method include the weighted average cost of capital, growth and profitability expectations for the business, and working capital effects. The weighted average cost of capital accounts for the time value of money and the appropriate degree of risks inherent in our business. We estimate future sales growth using a number of factors, including among others, our nature and our history, financial and economic conditions affecting us, our industry and the general company, past results and our current operations and future prospects. Forecasts of future operations are based, in part, on operating results and our expectations as to future market conditions. We deem the discount rate used in our analysis to be commensurate with the underlying uncertainties associated with achieving the estimated cash flows we project. This analysis contains uncertainties because it requires us to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. Under the market approach, fair value is estimated using the merger and acquisition (“M&A”) method. The M&A method indicates our enterprise value by looking at historical prices from our completed M&A transactions and those from comparable companies to get a range of multiples. Significant estimates in the M&A method include identifying appropriate market multiples and assessing earnings before interest, income taxes, depreciation and amortization, or EBITDA, in estimating the fair value of the reporting unit.
Based on the results of our quantitative impairment test performed for our reporting units, we determined that goodwill was not impaired during the years ended December 31, 2019 and 2020. The fair value of the Narellan reporting unit exceeded its carrying value by 16.5% and 8.3% for the years ended December 31, 2019 and 2020, respectively. The fair value of the Classic reporting unit significantly exceeded its carrying value for the years ended December 31, 2019 and 2020, which we define as greater than 20%. Immediately after the reporting unit change, which resulted in our previous two reporting units no longer being reviewed for profitability on an individual basis, the fair value of our single reporting unit significantly exceeded its carrying value.
Stock-Based Compensation
Certain of our employees, directors and officers have been granted profits interest units (“PIUs”) in the form of Class B Units in the Parent. We account for equity-based compensation for the PIUs by recognizing the fair value of equity-based compensation as an expense within selling, general and administrative expense in our consolidated statements of operations as the costs are deemed to be for our benefit. Fair value of the awards is determined at the date of grant using the option-pricing method (“OPM”).
A portion of the PIUs vest in five equal annual installments, based on continued service conditions are subject to continued employment by the PIU holder. However, the Parent has a repurchase right for $0 per share until the third anniversary of the Acquisition in the event of voluntary termination or termination without cause (the “$0 Repurchase Right”). We will reverse stock-based compensation expense in the event that the Parent exercises the $0 Repurchase Right since it functions as a vesting condition. The remaining units will vest upon the consummation of a change-in-control, a performance condition, and the achievement of either a specified internal rate of return or a specific return on the Sponsor’s investment, both of which are market conditions. We record stock-based compensation expense related to the time-vesting PIUs over the requisite service period. In the event of a change-in-control event, as defined in the Parent’s Amended and Restated Agreement of Limited Partnership dated as of December 18, 2018, as amended, modified or restated from time to time (the “Partnership Agreement”), we will immediately recognize the unrecognized compensation expense related to the unvested time-vesting PIUs. As the remaining units contain both performance and market conditions, compensation expense for those awards will be equal to the grant date fair value of all awards for which the performance condition is met and the requisite service period is satisfied regardless of whether the market conditions are ultimately satisfied. No compensation expense has been or will be recognized until satisfaction of the performance condition is deemed probable. We account for forfeitures of stock-based awards as they occur rather than applying an estimated forfeiture rate to stock-based compensation expense.
During the periods presented, the Parent’s Class B Units were not publicly traded. As there has been no public market for the Parent’s Class B Units to date, the estimated fair value of the Class B Units has been determined with input from management and the Parent’s board of directors, considering as one of the factors the most recently available third-party valuations of common stock and an assessment of additional objective and subjective factors that were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The Parent’s Class B Units valuation was prepared using the OPM. Under the OPM methodology, we utilized a Contingent Claims Analysis, where each class of stock is modeled as a call option with the unique claim on the assets of the Parent. The Contingent Claims Analysis Model uses the risk-free rate, expected term, volatility, total equity value and strike price as inputs. The characteristics of each class of stock determine the uniqueness of each class of stock’s claim on our assets, and these characteristics are modeled as distinct call options. Under this method, the equity unit has value only if the funds available for distribution to stockholders exceed the value of the liquidation preferences at the time of a liquidity event. A discount for lack of marketability of the equity unit is then applied to arrive at an indication of value for the equity unit. The OPM uses the Black-Scholes formula to price the call options. This model defines the fair values of equity units as functions of the current fair value of a company and uses assumptions such as the anticipated timing of a potential liquidity event and the estimated volatility of the equity units.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.
Once a public trading market for our common stock has been established in connection with the closing of this offering, the fair value of our common stock will be determined based on the quoted market price of our common stock.
Income Taxes
Deferred tax assets and liabilities are determined based on temporary differences resulting from the different treatment of items for tax and financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. We reduce deferred taxes by a valuation allowance when we assess such deferred taxes are not more than likely to be realized. The determination of whether a deferred tax asset will be realized is made on both a jurisdictional basis and the use of our estimate of the recoverability of the deferred tax asset. In evaluating whether a valuation allowance is required under such rules, we consider all available positive and negative evidence, including our prior operating results, the nature and reason for any losses, our forecast of future taxable income in each respective tax jurisdiction and the dates on which any deferred tax assets are expected to expire. These assumptions require a significant amount of judgment, including estimates of future taxable income. As of December 31, 2019 and 2020, our valuation allowance was $12.5 million and $12.7 million, respectively. We continue to assess whether any significant changes in circumstances or assumptions have occurred that could materially affect our ability to realize deferred tax assets. We expect to release the valuation allowance when we have sufficient positive evidence, including, but not limited to, the magnitude and duration of our historical losses as compared to recent profits within taxing jurisdictions to overcome such negative evidence.

We record liabilities for uncertain income tax positions based on a two-step process. The first step is recognition, where an individual tax position is evaluated as to whether it has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized on ultimate settlement. The actual benefits ultimately realized may differ from the estimates. We classify interest and penalties related to unrecognized tax benefits as a component of income tax (benefit) expense within the consolidated statements of operations.
Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. In future periods, changes in facts, circumstances and new information may require us to change the recognition and measurement estimates with regard to individual tax positions. Our liabilities for uncertain tax positions were $9.7 million and $9.9 million for the years ended December 31, 2019 and 2020, respectively. Changes in recognition and measurement estimates are recorded in income tax (benefit) expense and liability in the period in which such changes occur.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recently Issued and Adopted Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our consolidated financial statements appearing at the end of this prospectus.
In May 2020, the SEC issued a new rule Release No. 33-10786 (the “New Rule”), which amends the financial statement requirements for acquisitions and dispositions of businesses, including real estate operations, and related pro forma financial information. The changes include updating the tests used to determine significance and revising the pro forma financial statement information requirements. The New Rule is intended to improve the financial information about acquired or disposed businesses provided to investors, facilitate more timely access to capital and reduce the complexity and costs to prepare the disclosures. For registrant entities, the New Rule is effective for annual periods beginning after December 31, 2020. Early adoption is permitted. We early adopted the New Rule in the third quarter of 2020. The adoption of the New Rule did not have a material impact on our consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risk
Market risk is the potential loss that may result from market changes associated with our business or with an existing or forecasted financial transaction. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through variable rate debt instruments and denominate some of our transactions in foreign currencies. Changes in these rates may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities.
Interest Rate Risk
We are subject to interest rate risk in connect with our long-term debt. Our principal interest rate risk relates to our Amended Term Loan and Revolving Credit Facility. To meet our working capital needs, we borrow periodically on our Revolving Credit Facility under the Credit Agreement. As of December 31, 2020, we had outstanding borrowings of $221.5 million under our Amended Term Loan. There was no amount outstanding as of December 31, 2020 on the Revolving Credit Facility. The Amended Term Loan and Revolving Credit Facility bear interest at variable rates. Interest rate risk associated with our Credit Agreement is managed through an interest rate swap, which we executed on April 30, 2020. The interest rate swap has an effective date of May 18, 2020 and a termination date of May 18, 2023. After inclusion of the notional amount of $200.0 million of our interest rate swap fixing a portion of the variable rate debt,

$21.5 million, or 9.7%, of our debt is subject to variable rates. An increase or decrease of 1.0% in the effective interest rate would cause an increase or decrease to interest expense of approximately $0.2 million.
Credit Risk
Financial instruments that subject us to concentrations of credit risk consist primarily of cash and trade receivables. We may have bank deposits in excess of insurance limits of the Federal Deposit Insurance Corporation from time to time. We also have bank deposits in international accounts. We have not historically sustained any credit losses in such accounts and believe that we are not exposed to any significant credit risk related to our cash. We routinely review the financial strength of our customers before extending credit and believe that our trade receivables credit risk exposure is limited. Generally, we do not require collateral from our customers.
During the years ended December 31, 2019 and 2020, one customer represented approximately 25.7% and 22.3% of our net sales, respectively. As of December 31, 2019 and 2020, outstanding trade receivables related to this customer were $12.0 million and $5.4 million, respectively.
Foreign Currency Risk
Our foreign operations are denominated in local currency, which is the functional currency and are then translated to U.S. dollars. Assets and liabilities are translated using the current rate of exchange at the balance sheet date or historical rates of exchange, as applicable. Revenue and expenses are translated using the average monthly exchange rates prevailing throughout the reporting period. The related foreign currency translation adjustments are recorded as a component of accumulated other comprehensive (income) loss in stockholders’ equity.
Additionally, our Canadian subsidiaries, which have Canadian dollar functional currencies, purchase some inventory with U.S. dollars, resulting in payables that are denominated in U.S. dollars. This exposes us to the risk of fluctuations in foreign currency exchange rates until the time of payment. Transaction gains and losses associated with purchases made by Canadian subsidiaries that are denominated in currencies other than Canadian dollar are recognized as a component of other expense, net within the consolidated statements of operations.
Currently, our largest foreign currency exposure is that with respect to the Australian dollar and the Canadian dollar. We believe that a 10% change in the exchange rate between the U.S. dollar and the Australian or Canadian dollar would not materially impact our operating results or financial position. We have experienced and we will continue to experience fluctuations in our net income as a result of revaluing our assets and liabilities that are not denominated in the functional currency of the entity that recorded the asset or liability. At this time, we do not hedge our foreign currency risk.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.
Emerging Growth Company Status
The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Business
Our Company
We are the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. We hold the #1 market position in North America in every product category in which we compete. We believe that we are the most sought-after brand in the pool industry and the only pool company that has established a direct relationship with the homeowner. We are Latham, The Pool CompanyTM.
With an operating history that spans over 60 years, we offer the industry’s broadest portfolio of pools and related products, including in-ground swimming pools, pool liners and pool covers. In 2020, we sold over 8,700 fiberglass pools in the United States, which we believe represents approximately one out of every ten in-ground swimming pools sold in the United States.
We have a heritage of innovation. In an industry that has traditionally marketed on a business-to-business basis (pool manufacturer to dealer), we pioneered the first “direct-to-homeowner” digital and social marketing strategy that has transformed the homeowner’s purchase journey. Through this marketing strategy, we are able to create demand for our pools and generate and provide high quality, purchase-ready consumer leads to our dealer partners. In 2020, the first year in which all elements of our digital and social marketing strategy were available to homeowners, we have delivered over 45,000 consumer leads to our dealer network, representing growth of 210% over the prior year.
Partnership with our dealers is integral to our collective success, and we have enjoyed long-tenured relationships averaging over 14 years. In 2020, we sold to over 6,000 dealers; we also entered into a new and exclusive long-term strategic partnership with the nation’s largest franchised dealer network. We support our dealer network with business development tools, co-branded marketing programs and in-house training, as well as a coast-to-coast operations platform consisting of over 2,000 employees across 32 facilities. The broad geographic reach of our manufacturing and distribution network allows us to deliver a fiberglass pool in a cost-effective manner to approximately 95% of the U.S. population in two days. No other competitor in the residential in-ground swimming pool industry has more than three manufacturing facilities.
The full resources of our company are dedicated to designing and manufacturing high-quality pool products with the homeowner in mind, and positioning ourselves as a value-added partner to our dealers. As a result of this approach, 2020 marked our 11th consecutive year of net sales growth and Adjusted EBITDA margin expansion. Net income does not adhere to this trend.

Value Proposition
As summarized below, we believe that our product offering, in combination with our service capabilities, presents a compelling value proposition to both homeowners and our dealer partners.

Financial Highlights
In 2020, we generated 59% of our net sales from residential in-ground swimming pools, the majority of which are derived from our fast-growing fiberglass pool offering. The balance of our net sales is split between our pool covers and liners product offerings. The demand for our pool covers and liners is predominantly driven by the installed base of over five million in-ground swimming pools in the United States. Our broad manufacturing and distribution capabilities allow us to serve a nationwide homeowner base with a growing presence internationally. Importantly, our exposure to the R&R category of consumer spending, 95% of our net sales in 2020, positions us well to benefit from favorable long-term demand trends driven by continued homeowner investment in outdoor living spaces, including backyard pools. The chart below illustrates our net sales in 2020 by product, geography and end market.
(1)
Repair & Remodel includes purchases of pools or other products occurring more than a year after new home construction, and New Construction includes such purchases in connection with, or less than a year after, new home construction.

In 2020, we generated $403.4 million in net sales, $16.0 million in net income and $83.8 million of Adjusted EBITDA. For a discussion of our use of Adjusted EBITDA and reconciliation to net income, please refer to “Prospectus Summary—Summary Consolidated Financial and Other Data.” Net sales, net income and Adjusted EBITDA grew 26.9%, 114.3% and 37.3%, respectively in 2020 as compared to 2019. From 2016 to 2020, net sales, net income and Adjusted EBITDA have grown at a CAGR of 13%, 53% and 21%, respectively. The charts below show our net sales, net income and net income margin and Adjusted EBITDA and Adjusted EBITDA margin from 2016 to 2020.
Industry Overview
We are the leader in the large, growing and highly-fragmented residential in-ground swimming pool industry. According to P.K. Data, total U.S. sales for residential in-ground swimming pools were $3.3 billion in 2019 (on 78,000 pool installations), and have grown at a CAGR of 8% since 2014. Despite this consistent growth, the industry still lags the twenty-year historical average of approximately 106,000 new pool installations per year.
Over the last decade, macroeconomic trends have driven an increase in reinvestment in the home, and we expect that consumers will continue to focus R&R spending on exterior living spaces as they look for more ways to spend time outdoors. A recent consumer survey organized by a third-party research and consulting firm indicates that pool ownership is the highest ranked consumer satisfaction purchase among discretionary purchases for the home. As such, we believe demand for pools will continue to increase. Furthermore, that same consumer survey found that 3.2% of U.S. homeowners expect to purchase a pool in the next year and have already taken steps in the purchase journey. This would translate into single-year demand of nearly three million new pools. While we believe the industry lacks the capacity to address this demand in a given year, we believe it positions fiberglass pools for above market growth. In discussions with our dealers, they have indicated that they are at full capacity and have already booked the majority of their calendars in 2021. This dynamic provides us and our dealer partners with strong visibility into 2021.
Fiberglass pools are underpenetrated in the United States residential in-ground swimming pool market, relative to other geographic markets. Based on the information from the 2020 Study and May 2019 Fiberglass Study, fiberglass pools accounted for 18% of the United States residential in-ground swimming pool market in 2020, and are expected to grow to approximately 25% by 2023. As a result of material conversion away from legacy pool construction materials, growth in sales of fiberglass pools is meaningfully outpacing that of the broader in-ground swimming pool market. Despite this expected growth in the United States, fiberglass pools still have significant runway for growth relative to comparable international markets. The charts below illustrate the development of the fiberglass pool product category in the United States and fiberglass penetration of comparable foreign pool markets.
By volume. Source: the charts above represent management’s analysis and are based on the information from the May 2019 Study, 2020 Study and 2015 Study by a third-party research consulting firm, as well as P.K. Data, and their knowledge as market participants.
Based on the information from the 2020 Study, fiberglass pools will continue to trend toward penetration rates in more mature markets, such as Australia, where the product category represents approximately 70% of the overall pool industry. In 2019, we acquired Narellan, the largest fiberglass manufacturer in Australia and one of the key drivers of fiberglass adoption in the Australian market over the last two decades. Leveraging insights gained from Narellan, we are investing to build the tools required to drive higher fiberglass penetration in the North American market.
This conversion to fiberglass pools from legacy pool construction materials is being driven by greater homeowner awareness of the benefits of fiberglass products, including:
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Lower up-front and lifecycle costs. Fiberglass pools cost less and have lower repair expenses compared to concrete pools.

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Faster and easier installation. Based on our knowledge of our dealers, we believe fiberglass pools can be installed in as little as two-to-three days, compared to three months for concrete pools.

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Premium quality and aesthetics. We believe our fiberglass pool offering is the most attractive swimming pool offering on the market. Our special finishing process allows for traction where you need it (such as steps) and a smooth and lustrous finish everywhere else.

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Less chemicals. The smooth non-porous finish of fiberglass dramatically reduces the need for harsh chemicals to treat the pool. It also allows homeowners to opt for an eye- and skin-friendly saltwater pool, without concern for corrosion.

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Lifetime warranty. Our fiberglass pools are guaranteed to the original purchaser for a lifetime and do not need to be resurfaced or repainted every eight to ten years like legacy materials.

Pool manufacturers have traditionally marketed to dealers rather than to homeowners. As a result, both manufacturers and homeowners have depended on dealers to educate homeowners and move them through their pool buying journey. The dealership market is highly-fragmented, consisting primarily of small, family-owned businesses. In addition, concrete pool installers face a number of challenges, particularly as a result, we believe, of many skilled tradesmen leaving the industry following the Great Recession’s impact on construction. Each of these factors, paired with the long-term positive demand trends in the industry, contribute to the supply constraint in the pool market.
Latham’s Transformational “Direct-to-Homeowner” Business Model
Latham’s unique “direct-to-homeowner” marketing strategy is driving a greater understanding of the benefits of owning a pool, specifically a fiberglass pool, and generating significant consumer demand. This allows us to provide higher quality, purchase-ready leads to our dealer partners. In the traditional model, the homeowner’s initial point of contact would typically be with a dealer. If the final purchase were a manufactured pool, the dealer would order that pool from the manufacturer and other pool equipment, such as pumps, controls and chemicals from other manufacturers. We are disrupting the industry with our “direct-to-homeowner” marketing approach, which positions us as the primary point of contact with the homeowner. We are helping consumers understand the variety of pool types available and illustrating the benefits of fiberglass, which is the best option for most homeowners. The key components of our homeowner-focused business model include:
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Unique Latham Branding: In 2019, we unified our corporate branding and consolidated legacy brands under one banner, Latham. We relaunched our website under the Latham brand in February 2020 and streamlined our go-to-market approach by making the consumer the center of our strategy. This enabled us to increase our brand awareness with homeowners and create the only consumer focused brand in a fragmented category.

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Digital Platform: We believe our portfolio of digital assets and capabilities allows us to generate a greater volume of cost-effective and highly qualified leads for our dealer partners while also providing a consumer-facing touchpoint for the brand. The key elements of our digital strategy were made possible by, among other things, our unparalleled national manufacturing and distribution footprint and include:

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Proprietary Branded Website: We updated our global flagship website in February 2020 to place an emphasis on inspiration and homeowner education. The site contains proprietary content and imagery that guides homeowners along their pool buying journey. We have invested in search engine optimization which has driven significant traffic to the site. In 2020, our website recorded 3.5 million sessions, compared to just 105,000 sessions in 2018. As a result, we have generated significant consumer leads for our dealer partners.

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Latham Augmented Reality Visualizer App: In 2019, we developed the pool industry’s first augmented reality visualization mobile app. This app allows homeowners to visualize a Latham pool in their own backyard. The interactive nature allows homeowners to compare a variety of pool types and shapes and, when ready, directly contact a dealer without leaving the app. This has generated strong interest in Latham pool installations driven by approximately 50,000 downloads in 2020.

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Sophisticated Social Marketing: As our business model has evolved, we have directed a significant portion of our advertising spend to digital channels, including social media and search advertising. Our targeted digital marketing and enhanced lead generation engine drive sales for dealers. Additionally, by meeting homeowners where they are digitally, we have been able to drastically reduce our cost per lead to approximately $44 in 2020. Given that our scalable manufacturing platform has capacity to enhance profitability for each incremental fiberglass pool sold, the return profile for our lead generation program is highly compelling.
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Exclusive Dealer Partnerships Powered by Homeowner Leads: In order to strengthen our relationship with our loyal dealer partners, we have implemented “Latham Grand,” a key dealer strategy whereby we have secured exclusivity from over 250 of our largest dealers. “Latham Grand” dealers benefit from priority for high-quality consumer leads, co-branding for their retail stores and partnership on local marketing initiatives. We benefit through closer partnership around volume planning and specific commitments on growth. We also support our dealer partners with “Latham University” and “Business Excellence” coaches:

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“Latham University”: Our “Latham University” program addresses the supply constraint in the pool industry by providing hands-on installation training for our dealer partners. Additionally, we provide on-site installation assistance to our new dealer partners on their initial fiberglass pool installation.

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“Business Excellence” Coaches: Our “Business Excellence” coaches provide our dealers with tailored consulting on how to improve operations and grow their businesses.

Our Strengths
Leading Consumer Brand in the Residential Pool Market
We are the leader in the North American in-ground residential swimming pool market, holding the #1 position by volume in each of our product categories, based on the information from the May 2019 Study and 2020 Study, a position that we have established throughout our 60 plus year operating history. Latham is the only consumer brand in the residential pool industry with a differentiated value proposition that includes an unmatched product portfolio, a coast-to-coast footprint of 19 manufacturing facilities and 13 distribution facilities, an experienced sales force and a network of over 250 exclusive dealer partners. Our sophisticated digital marketing targeted directly at homeowners has been instrumental in educating and empowering them, helping to drive material conversion in the pool market from traditional materials to fiberglass. In the fast-growing fiberglass pool product category of the residential in-ground swimming pool market in North America, we command over a 50% share, which is more than four times that of the second largest fiberglass competitor, based on the information from the May 2019 Study.
“Direct-to-Homeowner” Relationship That Drives Business for Our Dealer Partners
Latham is organized around our commitment to provide an exceptional homeowner experience. Our focus in recent years has been on simplifying the historically complex homeowner experience of purchasing a swimming pool. We make finding and buying the right product an amazing start to a homeowner journey that is now easy and enjoyable. We are recognized by homeowners and dealer partners for our differentiated capabilities, quality, on-trend style, design and breadth of our product portfolio and the unique homeowner-focused journey that we have created. Given the level of near continuous connectivity offered to consumers through mobile devices, businesses are adapting their marketing strategies and increasingly focusing on mobile and social media platforms. We have been at the forefront of this dynamic within our industry. Our scale enables us to reinvest more in technology and marketing than our much smaller competitors, driving a virtuous cycle whereby we are able to deliver more purchase-ready leads to our dealer partners. Over the last two years, our new digital platform has increased traffic to our website by a factor of 11 times and website visit duration has risen over 64%. To increase lead conversion, we systematically track and interact with each homeowner throughout their purchase journey.
Serving a Large, Growing Market that is Benefiting from Material Conversion
According to P.K. Data, over the last 20 years, the industry averaged approximately 108,000 new pool installations per year, compared to only 78,000 in 2019, and, based on our estimates, 90,000 in 2020. Given recent consumer trends, we expect demand for pools to grow to over 100,000 pools per year in each of the next three years. Fiberglass pools currently make up approximately 18% of North American residential in-ground swimming pool market and the pace of material conversion from concrete and vinyl pools to fiberglass products is accelerating. This is due in large part to increased awareness among our consumers of the higher quality and durability of our fiberglass pools, as well as beautiful design with a lower overall cost of ownership versus concrete pools. We believe that fiberglass pools will continue to gain share in the in-ground swimming pool market, and as the leading fiberglass pool manufacturer, we are well positioned to both benefit from this growth and accelerate the pace of material conversion through our efforts. We have benefited from the sharing of best practices with our Narellan platform, which has been a key driver of fiberglass adoption in Australia, as we have driven higher penetration in the North American market.
Since 2014, we have seen a significant increase in Google search interest within our category. Interest in fiberglass pools has expanded faster than the broader in-ground swimming pool industry with a 15 times increase, demonstrating consumers’ growing awareness of this great pool option.
Source: The chart above represents management’s analysis and is based on the information from the 2019 Study and 2020 Study by a third-party research consulting firm.
Broadest Portfolio of Branded Products Known for Quality, Durability and Aesthetics
Our extensive portfolio of pool models is recognized by consumers and dealers for its high-quality, superior durability and aesthetic designs. From our carbon fiber, Kevlar and ceramic fiberglass build to our Ultra-SeamTM liner fabrication, our product development team consistently sets the standard for innovation in our industry. Our broad product portfolio allows dealers and distributors to offer consumers a wide variety of innovative pool shapes, features, depths and lengths, which significantly exceed our competitors’ offering. Additionally, we build our fiberglass pools in a controlled environment compared to the on-site nature of our concrete pool competitors, allowing for better product quality control. Homeowners can further customize their fiberglass pools by selecting from 12 fiberglass color patterns, ranging from deep blues and whites to corals and naturals. In addition to color customization, we offer the industry’s most elaborate finishes in our innovative G2 and G3 finish options, which provide deep visuals that let homeowners choose the perfect water color to complement their backyard surroundings. Our models offer a variety of swim up seating, multiple points of entry and exit, wading areas, tanning ledges and built-in steps, which are features consumers seek in more expensive custom pool designs. Our array of feature rich options across our portfolio of products are core to our strategy to provide superior design at a value to homeowners.
Broad Reach, Regulatory Expertise and Technological Capabilities Create Significant Competitive Advantages
Our leading position is driven by our consumer brand, geographic reach, national manufacturing platform, regulatory expertise and compelling value proposition. Our brand has become synonymous with the re-imagination of the homeowner journey in purchasing a swimming pool, created significant pull-through demand from homeowners and made our offering a critical component to profitable growth for our dealer partners. This dynamic forms a virtuous cycle that is accelerating homeowner awareness for our products and increasing dealers’ desire to partner with us in order to profitably expand their businesses. Supported by our fleet of over 150 cars, trucks and trailers and team of 60 dedicated drivers, our North American network of nine fiberglass manufacturing facilities provides cost efficient delivery and service to our network of entrenched dealer and distributor partners, including over 250 exclusive Latham Grand dealers. Notably, we are the only nationwide, multi-facility manufacturer of fiberglass swimming pools, providing us with an advantage over regional players that lack similar geographic reach and scale. The fiberglass pool manufacturing process requires significant regulatory approvals and continuous compliance. We have successfully navigated this process across our entire manufacturing footprint throughout our history. Additionally, we have filed or obtained the required permits to expand our fiberglass manufacturing capacity and are in the process of doubling it, providing us a runway for further growth. Finally, our compelling value proposition is underpinned by our ability to leverage a unique technology infrastructure to generate a significant number of purchase-ready leads for our dealer partners and drive increasing levels of consumer awareness for our products. In tandem with the training and marketing tools we provide to our dealers, our technological capabilities have been critical in solidifying our position as the leader in every major pool product sub-category in which we compete in North America.
History of Consistent Net Sales Growth and Margin Expansion
Our business has consistently driven growth and margin expansion over the long-term and 2020 will represent the 11th consecutive year of net sales growth and Adjusted EBITDA margin expansion. Net income does not adhere to this trend. From 2016 to 2020, we realized a net sales, net income and Adjusted EBITDA growth CAGR of 13%, 53% and 21%, respectively. Additionally, over the same period our net income margins have expanded by 280 basis points and our Adjusted EBITDA margins have expanded by 500 basis points. Our net income margin expansion and Adjusted EBITDA margin expansion has largely been driven by a mix shift towards our fastest growing fiberglass pools business, which has a materially higher margin profile than our other product categories. As our recent strategic and capital investments mature, we believe there is a significant opportunity for us to continue to drive increased fiberglass penetration rates, accelerate net sales growth and expand our margins.
Visionary Management Team with Proven Track Record of Execution
We have assembled a team of highly experienced and accomplished executives with public company experience and a proven track record of leading global consumer and industrial organizations. Our management team has experience with developing consumer-branded lifestyle platforms, disrupting traditional business-to-business market structures and delivering an expansive portfolio of high-quality, durable, cost-efficient products to consumers.
In a few short years, our team has pioneered a disruptive “direct-to-homeowner” marketing approach, consolidated our brands under the Latham master brand, created innovative new products and enhanced our digital platform to better focus on the overall consumer journey. Our Chief Executive Officer, Scott M. Rajeski, was appointed in 2017 after serving as the Company’s Chief Financial Officer since 2012. Scott previously served in leadership positions at GLOBALFOUNDRIES, Momentive Performance Materials and General Electric. Scott was critical in recruiting our Chairman, James E. Cline, who joined our board in early 2019 and previously served as president and chief executive officer of Trex. We believe Mr. Cline, as the former chief executive officer of Trex, has been an invaluable non-executive member of the board of directors due to his experience building the industry leader in the similarly material conversion driven composite decking industry, while also creating one of the best known brands in the building products industry. Our Chief Financial Officer, J. Mark Borseth, joined the team in 2020 after serving as president and chief executive officer of Ranpak under Rhone Capital’s ownership, as well as holding numerous leadership roles at 3M. Our Chief Marketing Officer, Joel R. Culp, was appointed in 2019 after previously serving in the same role for Wilsonart, as well as holding various leadership positions at MasterBrand, a Fortune Brands company, Uponor and Kohler. Collectively, our team has extensive experience at leading public and private companies, including Trex, Kohler, General Electric, 3M, Ingersoll Rand, Wilsonart and Ranpak.
Our Growth Strategies
Utilize Leading Brand and Digital Assets to Generate Greater Homeowner Lead Volumes
During 2019 and 2020, we have increased spending on digital strategies and marketing. Our content-rich digital platform provides homeowners with education and engagement tools that help them navigate their pool buying journey, including an unrivaled pool visualization experience, informational videos and resources, budget calculators, and a pool expert community consisting of a blog and direct homeowner outreach. Our investment has resulted in increased web traffic and lead generation of 105,000 sessions in 2018 to 3,544,334 sessions in 2020 and 14,589 in 2018 to 45,224 in 2020, respectively. We generated over 15,000 leads in 2019 and over 45,000 leads in 2020. The implementation of our new digital strategy has resulted in superior search engine optimization performance, outpacing our next closest peer in organic traffic by five times. We have boosted leads by 210% between 2018 and 2020 for our dealers, further entrenching Latham with our dealer base and increasing switching costs. The chart below illustrates the interest in our brand and traffic to our website relative to our competitors as of September 2020.
Source: The chart above represents management’s analysis and is based on the information from the 2020 Study by a third-party research consulting firm.
In 2019, the average duration of a visit to our website was 2.01 minutes, and in 2020, it grew to 3.19 minutes. Our share of voice, which is a measure of how well-known our brand is compared to our competitors’ brands was 54% in 2020, compared to 27% for our nearest competitor.
Accelerate Fiberglass Material Conversion through Unique Market Positioning
As the leader in the fiberglass pool product category, we are driving the acceleration of material conversion by educating both homeowners and dealer partners about the benefits of fiberglass. Our marketing campaigns and digital platform, including our easy to use interactive website and mobile app, inform homeowners on the benefits of fiberglass, including lower up-front and total cost of ownership, quicker installation, easier maintenance and a more convenient buying experience. The Latham Augmented Reality Pool Visualizer app allows homeowners to browse fiberglass models and select from a variety of options from their mobile device. At “Latham University,” our dealer partners discover firsthand the benefits of fiberglass pools, including the ease and speed of installation versus concrete pools, which drive better economics. We also host company conferences and participate in trade shows, where we continue to drive education on the benefits of fiberglass pools. The charts below show an illustrative profit potential to installers and cost to homeowners of installing a pool of comparable size by the type of the pool material, assuming that all other conditions are the same.
Source: 2020 Study and management estimates. Assumes: certain number of working days per year with one pool building crew; certain number of days per installation of each type of pool, resulting in certain number of pool installations per year for each type of pool.
Secure Additional Strategic Partnerships with Priority Dealers to Gain Share
Our approach as a true business partner with our dealers positions us to take market share in our highly-fragmented industry. We have secured exclusivity from over 250 of our top dealer partners, as well as the nation’s largest franchised dealer network, Premier Pools & Spas. As the only participant with scale in the fiberglass pool product category, we intend to continue to pursue additional strategic partnerships with priority dealers in underpenetrated geographical markets that can help us accelerate our growth. We believe these exclusive relationships will continue to enable us to increase market share at the expense of the fragmented and regional universe of competitors.
Grow Industry Capacity by Onboarding and Training New Dealer Partners
We believe that there is a tremendous opportunity to expand the capacity of skilled dealer partners to support overall industry growth and our continued market penetration. As such, we intend to continue to use our leadership position in the industry to educate small business owners currently installing concrete pools, as well as those in related trades, about the economic opportunities available in the fiberglass product category of the pool market. We further intend to onboard, train and support them with the same emphasis we have placed on our existing dealer partnerships, including our co-branding programs, “Latham University,” and our “Business Excellence” coaching designed to help them manage their growth. Leveraging our investments and management expertise, we should be able to play a key role in growing the industry’s capacity back towards levels of more than 150,000 annual in-ground swimming pool installations that preceded the Great Recession.
Expand Margins through Mix Shift Towards Fiberglass and Productivity Initiatives
Fiberglass pools are both our highest margin and fastest growing product category. We believe that our consumer-centric marketing and compelling value proposition to our dealer partners will continue to drive consistent, long-term growth for our fiberglass pools. We have made significant manufacturing capacity investments to not only support this future growth, but also to continue to deliver the compelling margin profile of our fiberglass pool offering. We expect to increase our margins significantly as we grow into our capacity investments and our product mix continues to shift towards fiberglass pools. Additionally, we expect that our investments in people, processes and equipment aimed at enhancing our manufacturing productivity will further expand our margins. From 2018 to 2020, we have improved our net income margins by 510 basis points and our Adjusted EBITDA margins by 193 basis points through operational excellence initiatives and we expect this trend to accelerate as we realize meaningful benefits from historical and ongoing capital and other investments in the business.
Strategic Acquisitions that Enhance the Latham Platform
The pool industry remains highly-fragmented, which offers attractive opportunities to utilize strategic acquisitions to drive consolidation and expand our product offering. We have historically used strategic acquisitions to expand our geographic reach within the United States and internationally, enhance our product portfolio and drive operational efficiencies. We believe that we have the opportunity to be the consolidator of choice in the industry, and we will continue to focus on acquiring high-quality, market-leading businesses with teams, capabilities, and technologies that are complementary to our existing offerings and enable us to better serve homeowners and dealer partners.
Our Products
Our residential pool product portfolio is highly complementary and allows us to provide a wide-range of solutions to our homeowners. Our products are recognized by homeowners, dealers and distributors for their quality, durability, performance, compelling value proposition, ease of installation and diverse style and design options. Over our history, we have leveraged our differentiated portfolio of products, manufacturing capabilities, customer service, and homeowner connectivity to develop a reputation as an innovative and dependable partner to our dealers and distributors. Additionally, the connectivity that we have built with our homeowners has provided us with the insights needed to stay ahead of homeowner demand trends that shape our market. Our broad and compelling product offering, proven ability to serve as a value added partner to our dealers and distributors and our connectivity with homeowners have been critical in achieving the leading position in every pool product category in which we compete. Below is a summary of our products.

In-Ground Swimming Pools	Liners	Covers
Products			
Product Share	1	1	1
% of Net Sales (2020A)	59%	20%	21%
Features / Highlights	Highly customizable product offering with superior finish, color, durability, quality and low cost of ownership	Required component for interior surface of a vinyl pool, customizable with 30+ elegant designs	Convenient and efficient pool covering system used for safety, energy and maintenance savings

(1)
As percentage of products sold in the United States. The chart above represents management’s analysis and is based on the information from the 2015 Study, May 2019 Study, May 2019 Fiberglass Study and 2020 Study by a third-party research consulting firm.

In-ground Swimming Pools
We are the #1 fiberglass pool manufacturer by volume in North America and our over 50% share of the fiberglass pool product category within the North American residential in-ground swimming pool market is more than four times that of the second largest fiberglass competitor, based on the information from the 2019 Study and 2020 Study. Demand for our fiberglass pools is driven by both accelerating material conversion from legacy pool construction materials and the long-term value, through lower up-front and lifecycle costs, that our pools deliver to our homeowners. We offer an extensive portfolio of fiberglass pools with customizable features that include unique colors, elaborate finishes, floor mosaics, lighting options, water features, in-floor cleaning, tanning ledges, and spillover spas. Our pools come in a variety of different sizes and are known by homeowners for their premium quality and aesthetics. Our fiberglass pools offer significant cost, installation and maintenance advantages over traditional concrete pools. Our innovative product portfolio is made up of a carbon fiber and Kevlar fiberglass build and backed by a lifetime warranty to the original purchaser, providing our homeowners with peace of mind and security. Based on our knowledge of our dealers, we believe fiberglass pools can be installed in as little as two-to-three days, compared to three months for comparable concrete pools.
While we believe that our fiberglass pools are the future of the industry, fiberglass pools do have some limitations. Due to shipping considerations, they are subject to certain size limits. Although we offer a broad portfolio of design choices, fiberglass pools can be less customizable than concrete and vinyl.
Investments in innovation and product development have led to an accelerated growth rate of our fiberglass pool sales, with increased potential for further growth and margin expansion.
We believe that we are also the leader by volume in the custom vinyl pool product category of the North American residential in-ground swimming pool market with approximately 39% share in 2020. Our leadership has been driven by our high-quality product offering, which is fully customizable allowing homeowners to choose from a wide range of colors and features (built-in sun ledges, benches, entry systems and spillover spas), as well as our best-in-class distribution network. Our custom vinyl pools are high-quality and we believe are the most aesthetically pleasing on the market. Custom vinyl pools offer the most attractive homeowner economics when compared to any other material, and can be installed faster and withstand weather better than concrete pools. The wall system for our custom vinyl pools is built of either non-corrosive steel or composite polymer, providing ease of installation.
Liners
We are the #1 replacement liner manufacturer by volume in the North American residential in-ground swimming pool market, based on the information from the 2020 Study, serving a market with large, non-discretionary replacement demand. Vinyl liners are a required component for the interior surface of a vinyl pool and our liners are highly customizable in shape, size, color and pattern. For the over approximately 1.6 million vinyl pools in the United States, approximately 185,000 replacement vinyl liners are purchased every year, providing us with significant avenue to stable recurring revenue.
Covers
We hold the top position in the category for automatic safety covers for pools by volume in North America, based on the information from the 2020 Study. Our automatic safety covers provide increased safety and convenience for our homeowners while also driving savings by reducing energy, chemical and cleaning costs and time. Homeowners typically replace their fabric automatic safety covers every eight to ten years, providing our business with stable, recurring revenue. Additionally, more and more pool owners are buying covers as local building codes push for safer pools. We also offer the most complete automatic safety cover portfolio when compared to our competitors, as our products range in mix from affordable luxury options to premium covers. Additionally, our automatic safety covers are compatible with fiberglass, vinyl and concrete pools of almost any shape and size, driving homeowner preference for the CoverStar brand.
We are the leader in the category for all-season pool covers by volume in North America, based on the information from the 2020 Study. Our winterizing mesh and solid covers are used during the off-season, reducing maintenance requirements for our homeowners. While these covers extend the lives of our homeowners’ pools, they typically need to be replaced every eight or ten years, providing us with significant replacement demand. As our covers can be used for any pool, regardless of materials, shape or size, we are able to replace covers for both our legacy homeowners and target homeowners previously served by smaller, regional players.
Brands
In 2019, we unified our corporate branding and consolidated legacy brands under one banner, Latham. We relaunched our website under the Latham brand in February 2020 and streamlined our go-to-market approach by making the Latham brand the center of our strategy. This enabled us to increase our brand awareness with homeowners and create the only consumer focused brand in the category. Our literature for dealers, marketing materials, our website, social media, advertising and promotion and our co-branding of dealer premises each reflect the Latham branding. Our sub-brands, which sit under the Latham master brand, include Narellan, CoverStar, and GLI, among others.
Distribution
Our products are sold through both one-step and two-step business-to-business distribution channels. In our one-step distribution channel, which we exclusively sell our fiberglass pools through, we sell our products directly to dealers who, in turn, sell our products to homeowners. In our two-step distribution channel, we sell our products to distributors who warehouse our products and sell them to dealers, who ultimately sell our products to homeowners.
In order to strengthen our relationship with our loyal dealer partners, we have implemented our “Latham Grand” dealer program, whereby we have secured exclusivity with over 250 of our largest dealers.

Included in this dealer population is the largest franchised dealer network, Premier Pools & Spas. We also have a strong distribution network as a result of over 450 branch locations that represent our products. Through our significant investment in partnerships with dealers and distributors and our consumer-oriented marketing efforts, we have created both a “push and pull” dynamic for our products in the marketplace.
Our Latham Grand dealers, like all of our dealers, are our customers and not our agents. Our agreements with our Latham Grand dealers provide for various benefits to the dealers, such as early access to customer leads, access to in-store advertising and exterior branding, installation training sessions, a dedicated and customized website landing page, technical support, early access to new models and other sales support. Latham Grand dealers agree to use us as their exclusive provider of fiberglass pools. Latham Grand dealers also agree, among other things, to adhere to our fiberglass handling and installation best practices, to receive fiberglass training and to meet annual targets for fiberglass pool installations. Each Latham Grand dealer agrees to operate only in specified territories and we agree to reasonably consider impacts on the dealer’s market opportunities prior to appointing additional dealers in the same territory. Our agreements with our Latham Grand dealers are generally perpetual and terminable at will by both parties.
Our exclusive supply agreement with Premier Pools & Spas governs the sales of certain of our products to Premier Pools & Spas franchisees. We agree to provide training support, marketing materials and, upon prior written request, on-site field support with respect to the first installation of a product by any franchisee of Premier Pools & Spas. We also agree to provide certain franchisees with annual allowance for use in marketing activities and marketing co-op funds, subject to certain conditions, and to provide rebates as a percentage of sales to Premier Pools & Spas.
We have long-term relationships with both our dealers and distributors and our largest distributor, which provides valuable local market support with a network of over 290 locations, accounted for 25.7% of our net sales in 2019 and 22.3% of our net sales in 2020. We have maintained a strong relationship with our largest distributor for over 25 years as well as the operators across this distributor’s nationwide network (who are responsible for daily operations and purchasing decisions). Our top ten dealer and distributor relationships accounted for 43.7% of our net sales in 2019 and 41.1% of our net sales in 2020.
Manufacturing
We are a global manufacturer based in the United States, delivering quality products with a competitive cost position. Our manufacturing processes require significant capital investment, footprint, expertise and time to develop. We have continuously invested the capital necessary to expand our manufacturing and improve our manufacturing processes. We will have sufficient capacity to support our planned growth for the foreseeable future once we will have completed our multi-year capital plan to invest in our facilities, technologies and systems. Once manufactured, we use our own fleet of trucks and drivers to deliver our fiberglass pools, as well as third-party common carriers to ship our other products.
In-ground Swimming Pools
The manufacture of fiberglass pools requires highly specialized equipment and technically skilled workforce. We manufacture fiberglass pools by applying the various layers of materials onto a mold. We have a broad and diverse mold portfolio designed to meet customer needs. As of December 2020, we had 56 mold options in our portfolio.
We use an eight-element building process to provide an industry-leading thickness and durability formula for our fiberglass pools. We also use finite element analysis, which is a computerized method for predicting how a product reacts to real-world forces, vibration, heat, fluid flow, and other physical effects. This allows us to model the fiberglass pools that we build to ensure that there are no structural weak points in the design(s). Our use of a flow controlled material delivery system allows us to ensure that we are applying the appropriate mixture of resin and material, and align the mixture to the temperature and humidity of the local environment of our production plant.
In addition to the technical know-how and equipment, the manufacturing of fiberglass pools requires local and state air permits in each of our manufacturing plants. We have existing air permits to cover our existing fiberglass manufacturing capacity, and are working with local, state and federal agencies to increase capacity limits to support projected growth patterns in several locations.
Once produced, we use our own fleet of customized delivery trucks and full-time drivers, who require Commercial Driver License designations, to deliver the fiberglass pools to our homeowners. Our coast-to-coast network of facilities provides, on average, lower transportation costs and shorter lead times compared to smaller manufacturers in our sector. Over-highway transportation costs of fiberglass pools become increasingly expensive beyond a 400-500 mile radius, a cost that is typically passed to the homeowner. Due to our national manufacturing network, we are able to offer lower transportation costs. In addition, with our investment in our national manufacturing base, we have strategically invested in internal delivery capabilities to support demand fluctuations in the busy building season. Once our fiberglass pools are delivered, our dealers provide quality installation and support to homeowners.
The manufacture of our custom vinyl pools requires different techniques based on the product type. For our polymer wall vinyl pools, we have a facility that produces all of our polymer panels on structural foam equipment, which requires unique and specialized molds for each panel, as well as a system to inject the resin into the molds. As of December 2020, we had 48 molds for polymer wall pools in our portfolio. Our highly-engineered plastic molding machines provide us the leading edge capability to mold high-quality structural panels in custom/propriety shapes. The machines are capable of running extremely large and complex molds that are capable of product configurations that range up to 60 inches tall and 72 inches wide. For our steel panels vinyl pools, we have various processes and highly-engineered metal processing machines that have the capability to convert flat coil steel through various steps into panels that have been punched, bent, seamed, welded and stacked. The use of a multi-head “soft” tooling cartridge allows simple and fast change-over times and high tolerance performance. We also have customized jigs and equipment to produce special sized panels as needed.
We manufacture our steps for pools based on the steel and fiberglass processes described above. We also have a thermoforming machine that produces all of our thermoformed one piece drop-in steps utilizing a wide variety of specialized molds of various shapes and sizes. As of December 2020, we had 36 molds for steps in our portfolio.
Liners
We manufacture a complete line of both sonically and heat welded vinyl pool liners for both above and in-ground swimming pool applications, with what we believe is the highest technological processing of vinyl sonic welding in the industry. We have installed specialized machines across our liner and cover facilities in North America, which has allowed us to gain a significant advantage over the competition. Our Ultra-SeamTM technology provides an industry-leading capability to address seam tear or separation. We have production capacity to support custom liners at or better than the industry standard delivery window, from design to shipment.
Covers
Our automatic safety covers manufacturing facilities cut, sew and assemble highly engineered motorized safety covers in a build-to-order model at or above the industry standard delivery window, from design to shipment. Our automatic safety cover business leverages our capabilities around machining, cut/sew, sonic welding and assembly operations to provide a recessed/concealed covering application for in-ground swimming pool cover products. Our traveling heat welding machine provides an industry-leading seam for durability and finish. Our processing equipment offers tight tolerance, flexible manufacturing with compressed lead times across the various laser cutters, bending, assembly and test equipment. Our all-season covers are manufactured on the same equipment as our liners.

Facilities Overview
Our headquarters are in Latham, New York. We have manufacturing and storage facilities in the United States, Canada, New Zealand and Australia. We believe our facilities are adequate and suitable for our current needs.
Location	Purpose	Size (Sq. ft.)	Ownership (owned or leased)
Adelaide, Australia	Storage facility	21,097*	Leased
Melbourne, Australia	Storage facility and office	5,942	Leased
Picton, Australia	Fiberglass facility	41,818	Leased
Sydney, Australia	Office	6,889	Leased
Yalta, Australia	Fiberglass facility	28,266	Leased
Ajax, Canada	Fiberglass steps	25,641	Leased
Brantford, Canada	Liners, steel panels and covers facility	113,360	Leased
Kingston, Canada	Fiberglass facility	3,600	Leased
Terrebonne, Canada	Warehouse/distribution	35,000	Leased
Hamilton, New Zealand	Fiberglass facility	18,912	Leased
Hamilton, New Zealand	Mold building facility	12,701	Leased
Williams, California	Fiberglass facility	67,734	Leased
Zephyrhills, Florida	Fiberglass facility	42,000	Leased
Suwanee, Georgia	Liners and covers facility	84,466	Leased
Fort Wayne, Indiana	Liners, kits and covers facility	161,000	Leased
Plainfield, Indiana	Automatic safety covers facility	99,288	Leased
De Witt, Iowa	Fiberglass facility	40,000	Leased
Bossier City, Louisiana	Liners and covers facility	47,334	Leased
Breaux Bridge, Louisiana	Fiberglass facility	22,463	Leased
Latham, New York	Headquarters, polymer panels and thermoformed steps facility	97,000	Owned
Queensbury, New York	Fiberglass depot	2,400	Leased
Scotia, New York	Liners and covers facility	122,543	Leased
Powells Point, North Carolina	Fiberglass depot	964	Leased
Rockingham, North Carolina	Fiberglass facility	45,330	Owned
Youngstown, Ohio	Warehouse — finished products	105,000	Leased
Youngstown, Ohio	Warehouse — raw materials	85,868	Leased
Youngstown, Ohio	Liners and covers facility	16,992	Leased
Fayetteville, Tennessee	Fiberglass facility	58,631	Owned
Odessa, Texas	Fiberglass facility	33,500	Leased
Lindon, Utah	Automatic safety covers facility	55,789	Leased
Jane Lew, West Virginia	Fiberglass facility	67,100	Leased
Jane Lew, West Virginia	Storage facility and office	18,000	Leased

*
Land Only

Latham Operational Footprint

Canada
US
HQ
Latham, NY
Australia
New Zealand
Facilities & Warehouses
Headquarters

Sales and Marketing
Traditionally we have relied heavily on a business-to-business model built on strong partnerships with our dealers and distributors to generate awareness of our products. In parallel with our recent rebranding, we pivoted to a “direct-to-homeowner” digital and social marketing strategy that puts the consumer at the center of our marketing efforts. Latham’s unique “direct-to-homeowner” marketing strategy is driving a greater understanding of the benefits of owning a pool, specifically a fiberglass pool, and generating significant consumer demand. We have made meaningful investments to position Latham as the brand of choice for the homeowner.
Our continued investment in innovation, product quality and consumer engagement has been a key driver of our sales growth. We are increasingly responsible for our own lead generation, including via our online platform, mobile app and consumer hotline. This allows us to provide higher quality, purchase-ready leads to our dealer partners. Our new digital platform engages the consumer early in the pool buying process and facilitates the buying journey from inspiration and design to a Latham pool purchase. Our Latham Augmented Reality Pool Visualizer app, along with newly launched website, allow homeowners to re-imagine their outdoor living spaces and directly connects them to a dealer of our choice. For example, our website has visualization tools that allow homeowners to browse through the variety of pool shapes, sizes, colors, patterns, details and specifications that we offer to choose their pool or their pool liner. Once chosen, homeowners can save the illustrated PDF file and take it to a local dealer to purchase. In addition, our Latham Augmented Reality Pool Visualizer app provides the technology for homeowners to visualize a Latham pool in their own backyard. The interactive nature allows homeowners to compare a variety of pool types and shapes and, when ready, directly contact a dealer without leaving the app. In 2020, this has generated approximately 50,000 downloads and resulted in over 210,000 virtual pool installations.
We maintain a sales organization throughout North America, Australia and New Zealand that works with dealers and distributors and focuses on increased penetration, dealer growth and dealer share of wallet. An example of this is the launch of Latham Grand program, a valued-added program that drives dealers toward a 100% exclusive relationship with Latham. We invest in our exclusive dealers through localized marketing spend, co-branding opportunities, tailored offerings and priority lead generation. We also provide our dealers with enhanced product literature, in-store display samples and other initiatives to drive sales. We have directed a significant portion of our advertising spend to digital channels, including social media and search advertising. Our improved digital marketing engine has the ability to strategically target market spend and generate leads in territories where dealers have capacity, under-penetrated markets and the largest in-ground swimming pool markets.
Through focused demonstrations, education, product training and other sales support efforts, we are raising the level of professionalism of our dealers to help facilitate higher lead conversion rates and quality installations, thereby driving the consumer demand. We established “Latham University” in Zephyrhills, Florida, where we provide both start-up training and continuing education on fiberglass pool advantages and best practice, sales training and pool installation to our dealers. Additionally, we provide on-site installation assistance to our new dealer partners on their initial fiberglass pool installation.
To facilitate the decision to buy, we offer warranties for our products. In addition, to assist consumers in financing their pool purchase, we connect them to specialist pool financing providers with which we partner.
Raw Materials and Suppliers
We utilize a centralized sourcing model that includes a dedicated team of procurement professionals so that we can coordinate and leverage our purchases across a diverse supplier base. Our centralized sourcing model leverages our growing scale within our markets to achieve competitive pricing and ensure availability. The manufacturing facilities coordinate all materials deliveries with respect to volume and timing to ensure proper alignment between consumption and working capital programs. In 2020, we purchased supplies from over 220 suppliers, with 62% of supplies being purchased from our top ten suppliers and 13% of supplies being purchased from our largest supplier.
The primary raw materials used in our products are PVC, galvanized steel, fiberglass, aluminum, Kevlar fiber, carbon fiber, various resins, gelcoat, polypropylene fabric, ceramic and roving. Our contracts with key suppliers are typically negotiated on an annual basis. The cost of the raw materials used in our manufacturing processes has historically varied and has been affected by changes in supply and demand. We have no fixed-price contracts with any of our major vendors. We have not entered into hedges of our raw material costs at this time, but we may choose to enter into such hedges in the future. Prices for spot market purchases are negotiated on a continuous basis in line with current market prices. Other than occasional strategic purchases of larger quantities of certain raw materials, we generally buy materials on an as-needed basis. Changes in prices of our raw materials have a direct impact on our cost of sales.
We strive to maintain strong and collaborative relationships with our suppliers and believe that the sources for these inputs are well-established, generally available on world markets and are in sufficient quantity. We do not undertake defined purchase agreements requiring fixed commitments or “take or pay” requirements with our suppliers. If one or more suppliers were unable to satisfy our requirements for particular raw materials, we believe alternative sources of supply would be available, although we could experience a disruption to our operations as alternative suppliers are identified and qualified and new supply arrangements are entered into. See “Risk Factors—Risks Related to Our Operations—We depend on a global network of third-party suppliers to provide components and raw materials essential to the manufacturing of our pools and price increases or deviations in the quality of the raw materials used to manufacture our products could adversely affect our net sales and operating results.”
Competition
We are the leader in the North American in-ground residential swimming pool market, holding the #1 position by volume in each of our product categories. We also operate in New Zealand and Australia, where fiberglass pools hold approximately 70% share of the total pool market and we hold the #1 position by volume in the category in Australia, based on the information from the April 2019 Study, and the #1 position by volume in New Zealand, according to management estimates. We compete with regional and local manufacturers. We compete on the basis of a number of considerations, including brand recognition and loyalty, quality, performance, product characteristics, marketing, product development, sales and distribution and price. We believe we compete favorably with respect to these factors through our differentiated consumer value proposition and brand, breadth and quality of our product portfolio, national manufacturing footprint in the United States, leading sales force and large network of dealers.

The main alternative to vinyl and fiberglass pools are concrete pools, which are built in the ground and are constructed by pouring concrete over steel rods to create the shell of the pool. Concrete pools are highly customizable when compared to fiberglass pools (which use a pre-manufactured shell), but they require frequent and more costly maintenance than fiberglass. In contrast to concrete pools, fiberglass pools are subject to shipping limitations and, as a result, their width cannot exceed certain size. Based on our knowledge of our dealers, we believe it takes approximately three months to install a concrete pool. We do not participate in the concrete pool market other than providing automatic safety covers and all-season covers for concrete pools. We believe that the shift in material from concrete to fiberglass that the North American in-ground swimming pool industry is undergoing will favor our products. See “Risk Factors—Risks Related to Our Industry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Volume of Products Sold.”
Seasonality
Although we generally have demand for our products throughout the year, our business is seasonal, and weather is one of the principal external factors affecting the business. In general, net sales and net income are highest during spring and summer, representing the peak months of swimming pool use, pool installation and remodeling and repair activities. Calendar years having severe weather also play a role in affecting sales growth, as particularly rainy or cold years tend to slow the volume of sales, including as a result of complicating conditions for pool installations. See “Risk Factors—Risks Related to Our Operations—We are susceptible to adverse weather conditions.”
Intellectual Property
We rely on trademark and service mark protection to protect our brands, and we have registered or applied to register many of these trademarks and service marks. In particular, we believe the Latham brand is significant to the success of our business. We also rely on a combination of unpatented proprietary know-how and trade secrets, and to a lesser extent, patents to preserve our position in the market. As we develop technologies and processes that we believe are innovative, we intend to continually assess the patentability of new intellectual property. In addition, we employ various other methods, including confidentiality and nondisclosure agreements with third parties and employees who have access to trade secrets, to protect our trade secrets and know-how. Our intellectual property rights may be challenged by third parties and may not be effective in excluding competitors from using the same or similar technologies, brands or works.
Human Capital Resources
As of December 31, 2020, we had 2,175 full-time employees, of whom 301 were based outside of the United States. Except for two employees in Canada who are union members, our workforce is not unionized. We are party to the collective bargaining agreement with respect to those two employees that expires in October 2022. We believe we have satisfactory relations with our employees.
We provide competitive employee wages that are consistent with employee positions, skill levels, experience, knowledge and geographic location. In the United States, we offer our employees a wide array of health, welfare and retirement benefits, which we believe are competitive relative to others in our industry. In our operations outside the United States, we offer benefits that may vary from those offered to our U.S. employees due to customary local practices and statutory requirements. In all locations, we provide time off benefits, company-paid holidays, recognition programs and career development opportunities. The principles of diversity, inclusion and equal employment opportunity guide our decision-making.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. Our talented employees drive our mission and share core values that both stem from and define our culture, which plays an invaluable role in our execution at all levels in our organization. Our culture is based on these shared core values which we believe contribute to our success and the continued growth of the organization. These values are used in candidate screening and in employee evaluations to help reinforce their importance in our organization: respect, recognition and opportunity for employees; genuine passion for performance; relentless execution; accountability for results; culture of collaboration and transparency; aspiring to be defect-free; promoting a safety-focused and healthy work environment and value-added partnership with customers.

We are committed to providing a safe work environment for our employees. We have implemented a health and safety program to manage workplace safety hazards and to protect employees. The program encompasses performance, practices and awareness. The COVID-19 pandemic has underscored the importance of keeping our employees safe and healthy. In response to the pandemic, we have taken actions aligned with the recommendations of the Centers for Disease Control and Prevention in the United States and comparable agencies in other countries to protect our workforce so they can more safely and effectively perform their work.
Acquisitions and Partnerships
We were acquired by Pamplona in December 2018. We have made two acquisitions since 2018, the purchase of GLI, a competitor in vinyl liners and safety cover markets based in Ohio, in October 2020 and the purchase of Narellan, a manufacturer of fiberglass pools in Australia and New Zealand in May 2019. We also made a strategic investment in October 2020 by acquiring a 28% interest in Premier Pools & Spas, a pool builder focusing on in-ground swimming pools. We anticipate that we will continue to look to grow our portfolio of outdoor living products through further acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Acquisitions and Partnerships.”
Legal Proceedings
From time to time, we may be involved in litigation relating to claims arising out of our operations and businesses that cover a wide range of matters, including, among others, contract and employment claims, personal injury claims, product liability claims and warranty claims. Currently, there are no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of any current or future litigation cannot be predicted with certainty and, regardless of the outcome, we may incur significant costs and experience a diversion of management resources as a result of litigation.
Environmental Laws and Regulations
Our operations and properties are subject to extensive and frequently changing federal, state and local environmental protection and health and safety laws, regulations and ordinances. These laws, regulations and ordinances, among other matters, govern activities and operations that may have adverse environmental effects, such as discharges to air, soil and water, and establish standards for the handling of hazardous and toxic substances and the handling and disposal of solid and hazardous wastes.
Certain of our operations require environmental, health and safety permits or other approvals from governmental authorities, and certain of these permits and approvals are subject to expiration, denial, revocation or modification under various circumstances. Those requirements obligate us to obtain and maintain permits from one or more governmental agencies in order to conduct our operations. Such permits are typically issued by state agencies, but permits and approvals may also be required from federal or local governmental agencies. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit. Compliance with these laws, regulations, permits and approvals is a significant factor in our business. From time to time, we incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental, health and safety laws, regulations, permits and approvals. Our failure to comply with applicable environmental, health and safety laws and regulations or permit or approval requirements could result in substantial liabilities or civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions, as well as business disruptions, which could have a material adverse effect on our business, financial condition and results of operations.
Some of the environmental laws applicable to us provide that a current or previous owner or operator of real property may be liable for the costs of removal or remediation of environmental contamination on, under, or in that property or other impacted properties. Accordingly, such liability could apply to us in connection with any of our current or former manufacturing plants or other properties. In addition, some of these laws provide that persons who arrange, or are deemed to have arranged, for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation of environmental contamination at the disposal or treatment site, regardless of whether the affected site is owned or operated by such person. Environmental laws, in general, often impose liability whether or not the owner, operator or arranger knew of, or caused, the presence of such environmental contamination. Also, third parties may make claims against owners or operators of properties for personal injuries, for property damage and/or for clean-up associated with releases of hazardous or toxic substances pursuant to applicable environmental laws and common law tort theories, including strict liability. Failure to comply with environmental laws or regulations could result in severe fines and penalties.
We are not aware of any environmental liabilities that would be expected to have a material adverse effect on our business, financial condition or results of operations. We believe we comply in all material respects with environmental laws and regulations and possess the permits required to operate our manufacturing and other facilities. Our environmental compliance costs in the future will depend, in part, on the nature and extent of our manufacturing activities, regulatory developments and future requirements that cannot presently be predicted.
Health and Safety Matters
Our health and safety policies and practices include an employee training and competency development program to regularly train, verify and encourage compliance with health and safety procedures and regulations. We regularly monitor our total recordable incident rate. We employ an environmental, health and safety director who with their team are responsible for managing, auditing and executing unified, companywide safety and compliance programs, as well as working directly with site leadership and associates on safety awareness, reports and preventative measures. The environmental, health and safety director reports directly to the Vice President of Autocovers, Environmental Health and Safety and Quality and also provides monthly updates to the Chief Operating Officer and Chief Executive Officer.

Management
The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.
Name	Age	Position
Scott M. Rajeski	54	Director and Chief Executive Officer
J. Mark Borseth	62	Chief Financial Officer
Jeff A. Leake	59	Chief Operating Officer
Joel R. Culp	56	Chief Marketing Officer
Kaushal B. Dhruv	45	Chief Information Officer
Melissa C. Feck	49	Chief Human Resource Officer
Jason A. Duva	48	General Counsel and Chief Administrative Officer
Joshua D. Cowley	44	Chief Commercial Officer
James E. Cline	69	Chairman and Director
Robert D. Evans	61	Director
Alexander L. Hawkinson	47	Director
Mark P. Laven	67	Vice Chairman and Director
Suzan Morno-Wade	53	Director
William M. Pruellage	47	Director
Andrew D. Singer	32	Director
Christopher P. O’Brien	45	Director
The following are brief biographies describing the backgrounds of the executive officers and directors of the Company.
Executive Officers
Scott M. Rajeski has served as President and Chief Executive Officer of Latham Pool Products since October 2017 and as our Chief Executive Officer and Director since December 2020. He previously served as Latham Pool Products’ Chief Financial Officer and Vice President since August 2012. Prior to that, Mr. Rajeski served as a director of finance at GLOBALFOUNDRIES, a semiconductor manufacturing company, from 2009 to 2012. Prior to that Mr. Rajeski was the chief financial officer for Americas of Momentive Performance Materials/GE Silicones, a former division of General Electric, from 2004 to 2009 and held various finance positions at General Electric from 1991 to 2003. Mr. Rajeski holds a Bachelor of Science degree in math and a minor in business economics from the State University of New York at Potsdam and a Master of Business Administration degree from Clarkson University. Mr. Rajeski also graduated from General Electric’s Executive Finance Leadership Program and Finance Management Program, and is a certified Six Sigma Black Belt. We believe Mr. Rajeski is qualified to serve as a member of our board of directors because of his experience building and leading our business, his insight into corporate matters as our Chief Executive Officer, his extensive finance and leadership background and his extensive leadership experience in the pool industry.
J. Mark Borseth has served as Chief Financial Officer of Latham Pool Products since February 2020 and as our Chief Financial Officer since December 2020. Prior to joining us, Mr. Borseth served in the roles of president and chief executive officer from October 2017 to August 2019, interim chief executive officer and chief financial officer from July 2017 to September 2017 and senior vice president and chief financial officer from 2015 to June 2017 of Ranpak, a manufacturer of paper packaging converter machines and paper products. From 2009 to 2014, Mr. Borseth served as executive vice president and chief financial officer at Constar International, a producer of polyethylene terephthalate plastic containers, leading its turn-around out of bankruptcy in January 2011 and December 2013. Prior to that, Mr. Borseth served as senior vice president and chief financial officer at Eclipse Aviation, a jet manufacturer, from 2007 to 2009. From 1984 to 2007, Mr. Borseth served in various financial and operational roles of increasing responsibility at 3M, a multinational manufacturer, including treasurer and president and general manager of 3M Canada. Mr. Borseth holds a Bachelor of Science degree in business administration and management, and a Master of Business Administration degree from Minnesota State University, Mankato.
Jeff A. Leake has served as Chief Operating Officer of Latham Pool Products since June 2020 and as our Chief Operating Officer since December 2020. Prior to joining us, Mr. Leake served as the executive vice president of integrated supply chain at Curt Holdings, LLC, a sales, marketing, engineering and distribution company of towing products and truck accessories and a division of Lippert Components, Inc., from 2017 to June 2020. From 2013 to 2017 he served as a managing director global of the supply chain practice at TBM Consulting Group, Inc., which specializes in manufacturing operations consulting and supply chain consulting for manufacturers and distributors. Mr. Leake holds both a Bachelor of Science degree in Business Administration in production/operations management and a Master of Science degree in operations research from Central Michigan University. Mr. Leake also holds certifications from the American Production and Inventory Control Society (APICS) at the Certified Production & Inventory Control Manager (CPIM) and Certified Integrated Resource Manager (CIRM) levels, as well as being a JONAH from the Goldratt Institute in Constraint Management.
Joel R. Culp has served as Chief Marketing Officer of Latham Pool Products since February 2019 and as our Chief Marketing Officer since December 2020. Prior to joining us, Mr. Culp served as the executive vice president of global marketing, design and product strategy for Wilsonart, LLC, a global manufacturer and distributor of high pressure laminates and other engineered composite materials, from 2013 to 2019. From 2011 to 2013, he served as executive vice president and strategic planning for Masterbrand Cabinets Inc., a manufacturer of kitchen cabinets. Prior to that, Mr. Culp served as the senior vice president of marketing for Uponor, Inc., a manufacturing company, from 2006 to 2011 and director of marketing for Kohler Company, a manufacturing company, from 2002 to 2006. Mr. Culp holds a Bachelor of Science degree in finance from the University of Pittsburgh and a Master of Business Administration degree from Marquette University. He is also a U.S. Green Building Council LEED (Leadership in Energy and Environmental Design) Accredited Associate.
Kaushal B. Dhruv has served as Chief Information Officer of Latham Pool Products since March 2020 and as our Chief Information Officer since December 2020. Prior to joining us, Mr. Dhruv served as a director technology risk management and systems integration at KPMG US, a global network of professional firms providing audit, tax and advisory services, from 2004 to 2020. Mr. Dhruv holds a Master’s in Information Management degree from Syracuse University, a Master’s degree in Business Management from the Martin J. Whitman School of Management at Syracuse University, a Bachelor’s degree in Computer Engineering from the Pune Institute of Computer Technology, and a Diploma in electronics and telecommunications engineering from the University of Mumbai. He also is a certified project manager, certified information systems auditor, certified information systems security professional, certified in enterprise governance of IT, a certified cloud professional, certified data privacy solutions professional and certified in risk information systems and controls.
Melissa C. Feck has served as Chief Human Resource Officer of Latham Pool Products since December 2018 and as our Chief Human Resource Officer since December 2020. She previously served as Latham Pool Products’ Vice President Human Resources from 2016 to 2018. Prior to joining us, Ms. Feck was the vice president human resources and member education at Healthcare Association of New York State, a non-profit organization, from 2011 to 2016. Ms. Feck holds a Bachelor of Arts degree in English from the State University of New York at Albany and is a certified Senior Professional in Human Resources from HRCI®.
Jason A. Duva has served as our General Counsel and Chief Administrative Officer since December 2020. Prior to joining us, Mr. Duva worked at Avid (NASDAQ: AVID), a global technology company, from February 2005 until October 2020, where he most recently served as executive vice president, chief legal and administrative officer and advisor. From January 1999 to February 2005, Mr. Duva worked as a lawyer at the Testa, Hurwitz & Thibeault, LLP law firm. Mr. Duva holds a Bachelor of Arts Degree in political science from Brown University and a juris doctor degree from Boston College Law School.
Joshua D. Cowley has served as our Chief Commercial Officer since March 2021. Prior to joining us, Mr. Cowley held several executive leadership roles at Stanley Black & Decker, (NYSE: SWK), a manufacturer of industrial tools and household hardware and provider of security products, from 2005 to 2020. Key executive roles during his tenure at Stanley Black & Decker included president & GM NA Retail and Global Licensing, president & GM Global Industrial Business, president US Sales & Marketing, and VP US Channel Marketing. Mr. Cowley also spent several years at Newell Rubbermaid (NASDAQ: NWL), a manufacturer, marketer and distributor of consumer and commercial products, from 2001 to 2005 advancing early in his career across several sales and marketing related roles within the company. Mr. Cowley holds a Bachelor of Arts in Exercise and Sports Science from the University of North Carolina.
Non-Employee Directors
James E. Cline became a member of Latham Pool Products’ board of directors on March 4, 2019 and of our board of directors on December 9, 2020. Mr. Cline became the Chairman of our board of directors on December 14, 2020. Since 2020, Mr. Cline has served as chairman of the board of Trex Company, Inc. (NYSE: TREX) (“Trex”), a manufacturer of outdoor living products. From 2015 to 2020, Mr. Cline has served as president and chief executive officer and a member of the board of directors of Trex. From 2013 to 2015, he was the senior vice president and chief financial officer of Trex. From 2008 to 2013, Mr. Cline served as vice president and chief financial officer of Trex. Prior to Trex, Mr. Cline served as the president of Harsco GasServ, a subsidiary of Harsco Corporation, a manufacturer of containment and control equipment for the global gas industry, from 2005 to 2007 and was the vice president and controller for Harsco GasServ from 1994 to 2005. In connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers in 2018 by providing transition management and financial services. Mr. Cline served in various capacities with the Huffy Corporation from 1976 to 1994, including as director of finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products. Mr. Cline holds a Bachelor of Science in Business Administration degree in accounting from Bowling Green State University. We believe Mr. Cline is qualified to serve as a member of our board of directors because of his experience as a member of the board of directors of Latham Pool Products, his extensive leadership experience and extensive experience in the consumer products industry.
Robert D. Evans became a member of Latham Pool Products’ board of directors on July 31, 2019 and of our board of directors on December 9, 2020. He currently serves on three boards of managers. Since 2019, Mr. Evans has served as a member of the board of managers, compensation committee and strategic alternatives committee of Quirch Foods Parent, LLC (dba Quirch Foods), a distributor, importer and exporter of food products. Since 2018, he has served as a member of the board of managers and the chair of the audit committee of Del Real Holdco, LLC (dba Del Real Foods), a food company. Additionally, since 2017, Mr. Evans has served as a member of the board of managers and a chair of the audit committee of BMark Investment Holdings, LP (dba BakeMark Foods), a distributor of quality bakery products. From 2009 to 2016, Mr. Evans served as chief financial officer of Performance Food Group Company (NYSE: PFGC), a distributor of food products. From 2005 to 2008, he was president of Black Diamond Holdings, a start-up manufacturer and retailer of eco-friendly cleaning services. From 2000 to 2004, Mr. Evans was executive vice president, finance and development of Giant Foods of Landover MD, a retail supermarket chain in the Baltimore/Washington, D.C. area. Prior to that, Mr. Evans has served as vice president of strategy and corporate development, senior vice president of North American Ready to Eat Cereals, and chief financial officer and senior vice president of Kellogg North America in the Kellogg Company, a multinational food manufacturing company, from 1998 to 2000. He also held a series of finance positions at the Frito-Lay division of PepsiCo., a multinational food, snack and beverage corporation. Mr. Evans holds a Bachelor of Arts degree from Davidson College, a Master of Business Administration degree from the University of Texas at Austin and a Master of Public Administration degree from Princeton University. We believe Mr. Evans is qualified to serve as a member of our board of directors because of his extensive experience in consumer-facing manufacturing and distribution businesses, his service as the chief financial officer of a Fortune 200 company, and his experience of serving on boards of multiple companies.
Alexander L. Hawkinson became a member of Latham Pool Products’ board of directors on October 16, 2020 and of our board of directors on December 9, 2020. Mr. Hawkinson was the chief product officer from 2011 to 2012 and the senior vice president and general manager of digital presence from 2010 to 2011 for ReachLocal, an online marketing and advertising provider. From 2005 to 2010, Mr. Hawkinson was the founder and chief executive office of SMBLive, a developer of social marketing platform software. Prior to

SMBLive, he served as chief executive officer of Apptix, an application service provider technology company, from 2001 to 2005. Mr. Hawkinson serves on the board of directors of ICON Health and Fitness, Inc. (“ICON Health”), a manufacturer and marketer of fitness equipment, CSC ServiceWorks, Inc. (“CSC ServiceWorks”), a provider of commercial laundry services and air vending solutions, Mural Ventures, an investment firm, Mural Advisors, a consulting company and Mural Consulting, a consulting company. Mr. Hawkinson holds a Bachelor of Science degree in cognitive science from Carnegie Mellon University. We believe Mr. Hawkinson is qualified to serve as a member of our board of directors because of his experience as a company executive and because of his experience of serving on the boards of multiple companies.
Mark P. Laven became a member of Latham Pool Products’ board of directors in December 2001 and a member of our board of directors on December 9, 2020. Mr. Laven became the Vice Chairman of our board of directors on December 14, 2020. From December 2001 to October 2017, Mr. Laven served as President and Chief Executive Officer of Latham Pool Products and he served as Chairman of Latham Pool Products until December 14, 2020. From 2004 to 2008, he was a member of the Board of the Association of Pool Spa Professionals, a national trade association. Mr. Laven holds a Bachelor of Science degree in Business Administration from Ithaca College. We believe Mr. Laven is qualified to serve as a member of our board of directors because of his experience building and leading our business for over 19 years, his insight into corporate matters as former Chairman of Latham Pool Products’ board of directors and the previous President and Chief Executive Officer, and his extensive leadership experience in the pool industry.
Suzan Morno-Wade became a member of our board of directors in March 2021. Ms. Morno-Wade has served as the chief human resources officer of Xerox, a provider of print and digital document products and services, since November 2018. She is also an executive vice president of Xerox Holdings Corporation (NYSE: XRX), the parent of Xerox, and serves as a member of the company’s executive committee. Prior to this role, she served as vice president of total rewards with Xerox from 2016 to 2018, vice president human resources and vice president of compensation and governance with Hess Corporation (NYSE: HES), a global independent energy company, from 2014 to 2016 and 2005 to 2014, respectively, and as director compensation and benefits at Quantum Corporation (NASDAQ: QMCO), a leader in storing and managing digital video and other forms of unstructured data, from 1999 to 2005. Over a 20-year period, Ms. Morno-Wade has worked across a broad spectrum of industries including technology, oil and gas, industrial and consumer goods. Ms. Morno-Wade began her career in finance and holds multiple human resources certifications as well as a Bachelor of Science degree in Accounting from the University of Illinois. Ms. Morno-Wade also serves on the board of directors of A Better Chance, a nonprofit organization, focused on increasing the number of well-educated young people of color in the United States. We believe Ms. Morno-Wade is qualified to serve as a member of our board of directors because of her experience as a chief human resources officer and her extensive experience developing human capital strategies across multiple industries.
William M. Pruellage became a member of our board of directors on January 20, 2021. Mr. Pruellage joined Pamplona in 2014 and has served as managing partner since 2018. Prior to Pamplona, Mr. Pruellage was the co-president of Castle Harlan, Inc., where he was employed since 1997. Prior to that, Mr. Pruellage was a mergers and acquisitions banker at Merrill Lynch. Mr. Pruellage holds a Bachelor of Science, summa cum laude, in Finance and International Business from Georgetown University. During his time at Pamplona, Mr. Pruellage served on the board of directors of several companies, including Bakemark, a manufacturer of baking ingredients, Veritext, a court reporting agency, nThrive, a payment solutions provider for the healthcare industry, and Lumos Networks (NASDAQ: LMOS), a broadband internet provider. Prior to Pamplona, Mr. Pruellage served on the board of directors of numerous companies, including Exterran (NYSE: EXTN), an oil and gas company, Ames True Temper, a manufacturer of garden products, GoldStar Foods, a food distributor, Pretium Packaging, a plastics manufacturer, Securus, a prison communications firm, RathGibson, a manufacturer of tubing and pipe, Baker & Taylor, a book distributor, Verdugt Specialty Chemicals, a chemicals company, Anchor Drilling Fluids, a drilling fluids company, and Universal Compression (NYSE: UCO), a provider of natural gas compression equipment and services. We believe Mr. Pruellage is qualified to serve as a member of our board of directors because of his extensive investment management experience and because of his experience serving on the boards of multiple companies.
Andrew D. Singer became a member of Latham Pool Products’ board of directors on December 6, 2018 and a member of our board of directors on December 9, 2020. Mr. Singer is a principal at Pamplona,

having joined the firm in 2013. Prior to this role, Mr. Singer worked in the mergers and acquisitions practice at Merrill Lynch with a focus on branded consumer products. During his time at Pamplona, he served on the board of several companies, including iFit (f.k.a. ICON), a leading digital fitness platform, Calyx, a tech-enabled clinical development business, Parexel, a global clinical research organization (“CRO”) and Spreemo, a radiology intelligence platform. Mr. Singer holds a Bachelor of Science degree in business and enterprise management from the Calloway School of Business and Accountancy at Wake Forest University. We believe Mr. Singer is qualified to serve as a member of our board of directors because of his extensive financial services experience and consumer products knowledge.
Christopher P. O’Brien became a member of Latham Pool Products’ board of directors on December 18, 2018 and our board of directors on December 9, 2020. Since 2017, Mr. O’Brien has served as managing partner of Wynnchurch, a private equity firm. Since his hiring at Wynnchurch in 2000 as an associate, he was promoted to vice president, managing director, partner and then managing partner over the course of his 20 year tenure with the organization. Mr. O’Brien holds a Bachelor of Business Administration degree from the University of Notre Dame and a Masters of Business Administration from the University of Chicago Booth School of Business. During his time at Wynnchurch, he served on the board of directors of several companies, including SafeWorks, a manufacturing company, Webex, a developer of web conferencing and videoconferencing applications, NSC Minerals, a provider of bulk and retail rock salt and ice melter, US Pipe, a manufacturing company, Humanetics, a technology organization, US Manufacturing, a manufacturing company, Premier Forge, a manufacturing company, PW Forging Group, a manufacturing company, Boss Engineered Air Systems, a manufacturing company, MPL, a manufacturing company, Pro-Fab, a manufacturer and distributor of modular homes, Wolverine Advanced Materials, a manufacturing company, Eastern Metal Supply (EMS), a distributor of aluminum extrusions and related products, Critical Process Systems Group (CPS), a provider of process solutions for highly demanding industries and applications, Midland Industries, a manufacturing and distributing company, Infra Pipe Solutions, a manufacturing company, and Rosboro, a manufacturing company. We believe Mr. O’Brien is qualified to serve as a member of our board of directors because of his extensive investment management experience and because of his experience serving on the boards of multiple companies.
Controlled Company
We intend to apply to list the shares of our common stock offered in this offering on NASDAQ. As the Pamplona Fund and the Wynnchurch Funds will continue to control more than 50% of our combined voting power upon the completion of this offering, we will be considered a “controlled company” for the purposes of that exchange’s rules and corporate governance standards. As a “controlled company,” we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements, including (1) those that would otherwise require our board of directors to have a majority of independent directors, (2) those that would require that we establish a compensation committee composed entirely of independent directors and with a written charter addressing the committee’s purpose and responsibilities and (3) those that would require we have a nominating and corporate governance committee comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise ensure that the nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares of common stock continue to be listed on NASDAQ, we will be required to comply with these provisions within the applicable transition periods.
Director Independence
While we are a “controlled company” we are not required to have a majority of independent directors. As allowed under the NASDAQ rules, we intend to phase in compliance with the heightened independence requirements prior to the end of the one-year transition period after we cease to be a “controlled company.” Upon consummation of this offering, we expect our independent directors, as such term is defined by the NASDAQ rules, will be James E. Cline, Robert D. Evans, William M. Pruellage, Christopher P. O’Brien, Andrew D. Singer and Suzan Morno-Wade.

Board Composition
Upon the consummation of this offering, our board of directors will consist of nine members. We intend to avail ourselves of the “controlled company” exception under the NASDAQ rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have a compensation committee and a nominating/corporate governance committee composed entirely of independent directors. We will be required, however, to have an audit committee with one independent director meeting the SEC and NASDAQ requirements for Audit Committee independence during the 90-day period beginning on the date of effectiveness of the registration statement of which this prospectus is a part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we will be required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of such independent directors.
If at any time we cease to be a “controlled company” under the NASDAQ rules, the board of directors will take all action necessary to comply with the applicable NASDAQ rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.
Upon the consummation of this offering, our board of directors will be divided into three classes. The members of each class will serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Upon consummation of this offering:
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Mark P. Laven, Christopher P. O’Brien and James E. Cline will be Class I directors, whose initial terms will expire at the fiscal 2022 annual meeting of stockholders;

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Scott M. Rajeski, Robert D. Evans and William M. Pruellage will be Class II directors, whose initial terms will expire at the fiscal 2023 annual meeting of stockholders; and

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Alexander L. Hawkinson, Andrew D. Singer and Suzan Morno-Wade will be Class III directors, whose initial terms will expire at the fiscal 2024 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to one class of our directors.
The authorized number of directors may be increased or decreased by our board of directors in accordance with our certificate of incorporation. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Pamplona will have the right to designate a majority of the members of our board of directors as long as Pamplona Fund and its affiliates own at least a majority of shares of our common stock. Wynnchurch will have the right to designate one member of our board of directors as long as Wynnchurch Funds and their respective affiliates own at least 5% of shares of our common stock. Immediately following the completion of this offering, Pamplona will have the right to designate five directors to our board of directors and Wynnchurch will have the right to designate one director to our board of directors.
Board Committees
Following the completion of this offering, the board committees will include an audit committee, a compensation committee and a nominating and corporate governance committee. So long as Pamplona Fund and its affiliates beneficially own at least 5% of the voting power of our outstanding common stock, a number of directors nominated by Pamplona that is as proportionate (rounding up to the next whole director) to the number of members of such committee as is the number of directors that Pamplona is entitled to nominate to the number of members of our board of directors will serve on each committee of our board, subject to compliance with applicable law and the rules and regulations of NASDAQ. So long as Pamplona has the right to designate at least one director to our board of directors, Pamplona will have the right to appoint a representative as an observer to any committee of the board to which Pamplona does not have a member representative, subject to applicable laws and the rules and regulations of NASDAQ. So long as Wynnchurch has the right to designate a director to our board of directors, Wynnchurch will have the right to appoint a representative as an observer to any committee of the board, subject to applicable laws and the rules and regulations of NASDAQ.
Audit Committee
Following the consummation of this offering, our audit committee will consist of James E. Cline, Robert D. Evans and Suzan Morno-Wade. Our board of directors has determined that Robert D. Evans qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that James E. Cline, Robert D. Evans and Suzan Morno-Wade are independent as defined in Rule 10A-3 of the Exchange Act and under NASDAQ listing standards. The principal duties and responsibilities of our audit committee will be as follows:
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to prepare the annual audit committee report to be included in our annual proxy statement;

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to oversee and monitor our financial reporting process;

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to oversee and monitor the integrity of our financial statements and internal control system;

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to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;

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to oversee and monitor the performance, appointment and retention of our internal audit function;

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to discuss, oversee and monitor policies with respect to risk assessment and risk management;

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to oversee and monitor our compliance with legal and regulatory matters; and

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to provide regular reports to the board.

The audit committee will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.
Compensation Committee
Following the consummation of this offering, our compensation committee will consist of Christopher P. O’Brien, James E. Cline and Andrew D. Singer (the “Compensation Committee”). The principal duties and responsibilities of the Compensation Committee will be as follows:
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to review and make recommendations to the full board of directors regarding our compensation policies and programs;

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to review and approve the compensation of our chief executive officer and other officers, including all material benefits, option or stock award grants and perquisites and all material employment agreements;

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to review and approve our incentive compensation plans, pension plans and equity-based compensation plans;

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to administer incentive compensation, pension plans and equity-based compensation plans;

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to review and approve financial and other performance targets that must be met;

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to review and make recommendations to the full board of directors regarding compensation of non-executive directors; and

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to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We intend to avail ourselves of the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

Nominating and Corporate Governance Committee
Following the consummation of this offering, our nominating and corporate governance committee will consist of William M. Pruellage, Alexander L. Hawkinson and Mark P. Laven. The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:
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to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

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to review and recommend to the board of directors a succession plan for the chief executive officer and other executive officers;

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to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the committees of the board;

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to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

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to develop, review and assess annually the adequacy of the Company’s corporate governance principles and guidelines and recommend to our board of directors any changes deemed appropriate; and

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to oversee the evaluation of our board of directors.

We intend to avail ourselves of the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.
Code of Business Conduct and Ethics
Upon the consummation of this offering, our board of directors will adopt a code of business conduct and ethics that will apply to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct, as well as qualify as a “code of ethics” as defined by the rules and regulations of the SEC and NASDAQ. The code of business conduct and ethics will contain general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website at https://www.lathampool.com. Following the consummation of this offering, the code of business conduct and ethics will be available on our website.
Board Leadership Structure and Board’s Role in Risk Oversight
The board of directors has an oversight role, as a whole and also at the committee level, in overseeing management of its risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Following the completion of this offering, the Compensation Committee of the board of directors will be responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the audit committee of the board of directors will oversee the management of financial risks. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports about such risks.

Executive Compensation
Introduction
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed below under the “—Summary Compensation Table.” For 2020, our named executive officers are:
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Scott M. Rajeski, our Chief Executive Officer;

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J. Mark Borseth, our Chief Financial Officer; and

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Joel R. Culp, our Chief Marketing Officer.

The compensation program for our named executive officers consists principally of the following elements: base salary; performance-based cash bonus; and equity-based incentive compensation. We also provide general employee benefits, as well as certain severance benefits upon certain terminations of employment.
Summary of NEO Offer Letters and Employment Agreements
Scott M. Rajeski
We are party to an employment agreement with Scott Rajeski, dated December 17, 2018, to serve as the President and Chief Executive Officer of Latham Pool Products with a term ending November 7, 2023, unless terminated sooner.
Pursuant to his employment agreement, Mr. Rajeski is entitled to an annual base salary of $400,000 (subject to increase, but not decrease) and is eligible to participate in our Management Incentive Bonus Program as in effect from time to time. Under our bonus program, Mr. Rajeski was eligible to earn a target bonus of 100% of his annual base salary based on the achievement of pre-established financial goals and individual performance objectives for 2020. In addition, pursuant to his employment agreement, Mr. Rajeski is entitled to participate in our employee benefit, fringe and perquisite arrangements (including an automobile allowance) as in effect from time to time.
Mr. Rajeski’s employment agreement includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, and a two-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant of employees and customers.
Mr. Rajeski is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”
J. Mark Borseth
We are party to an offer letter with J. Mark Borseth, dated February 7, 2020, as amended February 11, 2020, and an employment agreement with Mr. Borseth, dated February 12, 2020, as amended April 6, 2020, to serve as our Chief Financial Officer for an indefinite term.
Mr. Borseth’s employment agreement provides for an annual base salary of $350,000 (subject to increase, but not decrease), and that he is eligible to participate in our Management Incentive Bonus Program as in effect from time to time. Under our bonus program, Mr. Borseth was eligible to earn a target bonus of 60% of his annual base salary based on the achievement of pre-established financial goals and individual performance objectives for 2020. Mr. Borseth’s offer letter entitles him to an initial grant of Class B Units (as defined and described below under “—Equity Incentive Compensation”). In addition, pursuant to his employment agreement, Mr. Borseth is entitled to participate in our employee benefit, fringe and perquisite arrangements (including an automobile allowance) as in effect from time to time.
Mr. Borseth’s employment agreement includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, and a two-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant of employees and customers.

Mr. Borseth is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”
Joel R. Culp
We are party to an offer letter with Joel R. Culp, dated January 18, 2019, and an employment agreement with Mr. Culp, dated February 11, 2019, to serve as our Chief Marketing Officer for an indefinite term.
Mr. Culp’s employment agreement provides for an annual base salary of $315,000, and a target bonus of 60% of his base salary based on the achievement of pre-established financial goals and individual performance objectives for 2020. Mr. Culp’s offer letter provides for a signing bonus of $150,000 payable as a lump sum upon his completion of thirty (30) days of employment with the Company and for an initial grant of Class B Units. In addition, pursuant to his employment agreement, Mr. Culp is entitled to participate in our employee benefit, fringe and perquisite arrangements (including an automobile allowance) as in effect from time to time.
Mr. Culp’s employment agreement includes other customary terms and conditions, including perpetual confidentiality and assignment of intellectual property provisions, and a two-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant of employees and customers.
Mr. Culp is also entitled to severance upon certain terminations of employment, as described below under “—Potential Payments Upon Termination of Employment or Change in Control.”
The employment agreements and offer letters listed above in this section are with our subsidiary Latham Pool Products.
Base Salary
We pay base salaries to attract, recruit and retain qualified employees. Following the consummation of this offering, we expect that our Compensation Committee will review and set base salaries of our named executive officers annually.
Management Incentive Bonus Plan
During 2020, our named executive officers were eligible to participate in our annual performance-based Management Incentive Bonus Plan (the “MIB Plan”). Following the completion of this offering, our Compensation Committee intends to continue the MIB Plan for eligible employees, including our named executive officers.
For 2020, the annual target bonus (as a percentage of base salary) under the MIB Plan was 100% for Mr. Rajeski and 60% for each of Mr. Borseth and Mr. Culp. The bonuses for each of our named executive officers under the MIB Plan were earned based on achievement of pre-established financial performance criteria (i.e., EBITDA targets) (weighted 80% for Mr. Rajeski and 75% for Messrs. Borseth and Culp) and individual performance goals (weighted 20% for Mr. Rajeski and 25% for Messrs. Borseth and Culp). The bonuses with respect to 2020 performance for each of Messrs. Rajeski, Borseth and Culp were paid on March 11, 2021.
Equity Incentive Compensation
We provide equity-based incentive compensation to our named executive officers because it links our long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success. Our named executive officers have each been granted profits interests (i.e., Class B Units) of the Parent under the Partnership Agreement and award agreements. Class B Units allow the named executive officers to share in the future appreciation of the equity value of the Company. For each award of Class B Units, one-third of the Class B Units vest ratably over 5 years based on continued employment (the “Time-Vesting Class B Units”), and two-thirds of the Class B Units are eligible to vest in the event of a sale transaction based on either the cash on cash return on Pamplona’s investment in the Parent or the level of internal rate of return that is achieved by Pamplona (the “Performance-Vested Class B Units”). Mr. Borseth received a grant of 239,460.40 Class B

Units which vest after one year of employment. Our named executive officers received grants of Class B Units during 2020 as shown in the “—Summary Compensation Table” and the “—Outstanding Equity Awards at Year-End 2020 Table.”
Following the adoption of our 2021 Omnibus Equity Incentive Plan in connection with this offering, no further awards will be granted under the Partnership Agreement.
Retirement Benefits
Our named executive officers are entitled to participate in our 401(k) plan, on the same basis as our other eligible employees.
Summary Compensation Table
The following table sets forth information regarding the compensation paid to, awarded to or earned by our Chief Executive Officer and our two other most highly compensated executive officers for services rendered in all capacities during the year ended December 31, 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3) ($)	Total ($)
Scott M. Rajeski Chief Executive Officer	2020	400,000	—	800,000	16,551	1,216,551
J. Mark Borseth(4) Chief Financial Officer	2020	297,260	546,844	420,000	60,322	1,324,426
Joel R. Culp Chief Marketing Officer	2020	315,000	226,837	378,000	39,046	958,883

(1)
The Class B Units represent profit interests in the Partnership which will have value only if the value of the Partnership increases following the date on which the awards of such Class B Units are granted. This amount represents a grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to a grant of Class B Units. The value shown in the table above only shows the value of the Class B Units subject to time-based vesting as no expense was taken with respect to the Class B Units subject to performance-based vesting because the performance condition was not probable. There was no public market with respect to the Class B Units at the time of grant, and thus the grant date fair value was based on the fair market value as determined in accordance with the assumptions set forth in the Company’s consolidated financial statements for fiscal year 2020.

(2)
Amounts set forth in the Non-Equity Incentive Plan Compensation column represent cash bonuses paid pursuant to the MIB Plan to each of our named executives officers, based on the achievement of pre-established financial performance criteria (i.e., EBITDA targets) and individual performance goals. Based on 2020 performance, the MIB payout was equal to 200% of the target bonus amount.

(3)
Amounts reported under All Other Compensation reflect the following:

Name	Company 401(k) Match ($)	Company Automobile Reimbursement ($)	Relocation Reimbursement ($)	Total ($)
Scott M. Rajeski	1,551	15,000	—	16,551
J. Mark Borseth	3,322	7,000	50,000	60,322
Joel R. Culp	1,817	8,400	28,829	39,046

(4)
Mr. Borseth’s employment began February 26, 2020. The Salary value represents Mr. Borseth’s base salary of $350,000 prorated for the period of the year during which Mr. Borseth was employed.

Outstanding Equity Awards Year-End 2020
The following table provides information about the outstanding equity awards (unvested Class B Units of the Parent) held by our named executive officers as of December 31, 2020.
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Scott M. Rajeski	12/20/2018	1,688,091	1,738,734	5,626,971	4,895,464
J. Mark Borseth	5/26/2020	703,371	724,472	1,406,742	1,223,866
	5/26/2020	239,464	246,648	—	—
Joel R. Culp	2/13/2020	422,023	434,683	1,055,057	917,899

(1)
Represents unvested Time-Vesting Class B Units. See footnote (4) for Time-Vesting Class B Units vesting dates.

(2)
The Class B Units represent profit interests in the Partnership which will have value only if the value of the Partnership increases following the date on which the awards of such Class B Units are granted. There is no public market for the Class B Units, accordingly, the market or payout value of the unvested Time-Vesting Class B Units is based on the value of the Time-Vesting Class B Units that were held by the Partnership as of December 31, 2020. For purposes of this table, the Time-Vesting Class B Units were valued using the per share price $1.03, which was based on the latest valuation performed by the Company on September 25, 2020.

(3)
Represents the unvested Performance-Vesting Class B Units. The Performance-Vesting Class B Units vest upon a Change in Control/Pamplona Exit. There is no public market for the Class B Units, accordingly, the market or payout value of the unvested Performance-Vesting Class B Units is based on the value of the Performance-Vesting Class B Units that were held by the Partnership as of December 31, 2020. For purposes of this table, the Performance-Vesting Class B Units were valued using a per share price of $0.87, which was based on the latest valuation performed by the Company on September 25, 2020.

(4)
The vesting schedules of the Time-Vesting Class B Units are as follows (subject to the named executive officer’s continued employment through each applicable vesting date):

Name	Grant Date	Vesting Schedule
Scott M. Rajeski	12/20/2018	Vests 20% per year over 5 years. Approximately 562,697 Class B Units are scheduled to vest on each of December 20, 2021, 2022 and 2023
J. Mark Borseth	5/26/2020	Vests 20% per year over 5 years. Approximately 140,674 Class B Units are scheduled to vest on each of May 26, 2021, 2022, 2023, 2024 and 2025
	5/26/2020	Vests 100% in May 26, 2021
Joel R. Culp	2/13/2020	Vests 20% per year over 5 years beginning on May 11, 2019. Approximately 105,506 Class B Units are scheduled to vest on each of May 11, 2021, 2022, 2023 and 2024
Prior to the closing of this offering, in connection with the Reorganization, all outstanding Class B Units will be exchanged for an economically equivalent number of vested and unvested shares of the Company’s common stock.

Potential Payments upon Termination of Employment or Change in Control
Treatment of Incentive Equity Awards
Upon a termination of a named executive officer’s employment for any reason all of such officer’s unvested Class B Units will be forfeited for no consideration. In addition, if the named executive officer’s employment is terminated for cause or as a result of breaching a restrictive covenant or resigns without “good reason” prior to the third anniversary of the Acquisition, then the Parent can repurchase the Class B Units for no cost. If the named executive officer’s employment is terminated without cause or resigns after the third anniversary of the Acquisition, then the Parent can repurchase the Class B Units at fair value.
Severance Benefits under Employment Agreements and Offer Letters
Scott M. Rajeski
Upon a termination of employment by us without cause or a resignation by Mr. Rajeski for good reason (each as defined in his employment agreement), Mr. Rajeski will be entitled to (i) any earned but unpaid base salary through the last day of employment; (ii) any accrued but unused paid time off up to a maximum of 80 hours; (iii) continuation of health coverage through the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of the Employee Retirement Income Security Act of 1974 and at Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), (collectively, “COBRA”) at a pro-rata cost share and (iv) any other vested benefits to which Mr. Rajeski is entitled, in accordance with the terms of the applicable plans. In addition, subject to Mr. Rajeski’s execution of a separation agreement containing a general release of claims and such general release of claims becoming irrevocable, Mr. Rajeski will also be entitled to a pro rata share of any annual performance bonus to which Mr. Rajeski is entitled determined based on actual performance as of the end of the performance period and continued payment of his base salary for the lesser of (x) 12 months or (y) the remainder of the term under the employment agreement.
Upon any termination of employment, including a resignation without good reason, termination of employment due to his death or disability or termination for cause, Mr. Rajeski shall also be entitled to payment of base salary through the date of termination, accrued benefits and any other vested benefits to which Mr. Rajeski is entitled, in accordance with the terms of the applicable plans.
If any payments or benefits payable to Mr. Rajeski would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Rajeski under Section 4999 of the Code, the payments and benefits shall be reduced to the largest amount that will result in no portion of the severance payment being subject to the excise tax imposed by Section 4999 of the Code.
J. Mark Borseth
Upon a termination of employment by us without cause or a resignation by Mr. Borseth for good reason (each as defined in his employment agreement), Mr. Borseth will be entitled to (i) any earned but unpaid base salary through the last day of employment; (ii) any accrued but unused paid time off up to a maximum of 80 hours; (iii) continuation of health coverage through COBRA at a pro-rata cost share through the end of the 12 month period following termination and (iv) any other vested benefits to which Mr. Borseth is entitled, in accordance with the terms of the applicable plans. In addition, subject to Mr. Borseth’s execution of a separation agreement containing a general release of claims and such general release of claims becoming irrevocable, Mr. Borseth will also be entitled to 12 months’ base salary paid over the 12-month period following termination.
Upon any termination of employment, including a resignation without good reason, termination of employment due to his death or disability or termination for cause, Mr. Borseth shall also be entitled to payment of base salary through the date of termination, accrued benefits and any other vested benefits to which Mr. Borseth is entitled, in accordance with the terms of the applicable plans.
In addition, if Mr. Borseth is employed for one year following his commencement of employment, he will be entitled to a one-time payment of $250,000, less applicable taxes upon certain change of control events or an initial public offering in which the proceeds exceed a certain dollar amount.

If any payments or benefits payable to Mr. Borseth would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Borseth under Section 4999 of the Code, the payments and benefits shall be reduced to the largest amount that will result in no portion of the severance payment being subject to the excise tax imposed by Section 4999 of the Code.
Joel R. Culp
Upon a termination of employment by us without cause or a resignation by Mr. Culp for good reason (each as defined in his employment agreement), Mr. Culp will be entitled to (i) any earned but unpaid base salary through the last day of employment; (ii) any accrued but unused paid time off up to a maximum of 80 hours; (iii) continuation of health coverage through COBRA at a pro-rata cost share through the end of the 12 month period following termination and (iv) any other vested benefits to which Mr. Culp is entitled, in accordance with the terms of the applicable plans. In addition, subject to Mr. Culp’s execution of a separation agreement containing a general release of claims and such general release of claims becoming irrevocable, Mr. Culp will also be entitled to nine months’ base salary paid over the 12 month period following termination.
Upon any termination of employment, including a resignation without good reason, termination of employment due to his death or disability or termination for cause, Mr. Culp shall also be entitled to payment of base salary through the date of termination, accrued benefits and any other vested benefits to which Mr. Culp is entitled, in accordance with the terms of the applicable plans.
If any payments or benefits payable to Mr. Culp would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Mr. Culp under Section 4999 of the Code, the payments and benefits shall be reduced to the largest amount that will result in no portion of the severance payment being subject to the excise tax imposed by Section 4999 of the Code.
Compensation of Directors
We anticipate that in connection with this offering each of our non-employee directors will receive an annual director fee of $75,000 per annum and an annual equity grant of restricted stock or restricted stock units of $75,000 per annum and the chairman of the board of directors will receive an additional retainer of $100,000 per annum with 50% payable in cash and 50% payable in equity. In addition the chairman of the audit committee, compensation committee and nominating and governance committee will receive an additional retainer of $20,000, $15,000 and $10,000, respectively. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services and receive indemnification as a director in accordance with our indemnification policies in effect from time to time. Prior to the closing of this offering, in connection with the Reorganization, all outstanding Class B Units will be exchanged for an economically equivalent number of vested and unvested shares of the Company’s common stock.
Only non-employee directors receive compensation for services on the board of directors. The compensation paid to our non-employee directors for 2020 is currently as follows:
•
An award of 1,055,057 Class B Units; and

•
An annual cash retainer of $100,000, with no additional fees paid for board of director and committee meetings.

Mr. Laven had previously been granted an award of Class B Units in consideration for his services as Executive Chairman and employee. As such, Mr. Laven did not receive a grant of Class B Units upon election to our board of directors.
In addition to cash compensation, each director is eligible to receive reimbursement for all reasonable travel expenses incurred in connection with attendance at meetings of the board of directors and any committees thereof, in accordance with any expense reimbursement policies in effect from time to time, and receive indemnification as a director in accordance with our indemnification policies in effect from time to time.
Messrs. Pruellage, Singer and O’Brien do not receive any compensation for their services as members of our board of directors.

Director Compensation Table
The following table sets forth information regarding the compensation paid to, awarded to or earned by the members of our board of directors for services rendered in all capacities during the year ended December 31, 2020.
Name	Fiscal Year	Fees Earned ($)	Stock Awards(1) ($)	Other Compensation(2) ($)	Total ($)
James E. Cline	2020	100,000	—	—	100,000
Mark P. Laven(3)	2020	200,000	—	148,361	348,361
Robert D. Evans	2020	100,000	—	—	100,000
Alexander L. Hawkinson(4)	2020	50,000	362,236	—	412,236
Russell Gehrett	2020	—	—	—	—
Andrew D. Singer	2020	—	—	—	—
Christopher P. O’Brien	2020	—	—	—	—

(1)
The Class B Units represent profit interests in the Partnership which will have value only if the value of the Partnership increases following the date on which the awards of such Class B Units are granted. This amount represents a grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to a grant of Class B Units. The value shown in the table above only shows the value of the Class B Units subject to time-based vesting as no expense was taken with respect to the Class B Units subject to performance-based vesting because the performance condition was not probable. There was no public market with respect to the Class B Units at the time of grant, and thus the grant date fair value was based on the fair market value as determined in accordance with the assumptions set forth in the Company’s consolidated financial statements for fiscal year 2020.

The following table provides information about the outstanding Class B Units of the Parent (which, prior to the closing of this offering, will be exchanged for an economically equivalent number of restricted and unrestricted shares of the Company’s common stock) held by our directors as of December 31, 2020:
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)
James E. Cline	3/4/2019	281,349
Mark P. Laven	12/20/2018	422,023
Robert D. Evans	9/1/2019	281,349
Alexander L. Hawkinson	10/16/2020	351,686

(2)
Under the MIB Plan, Mr. Laven was eligible to earn a target annual incentive bonus of 36% of his base salary of $200,000. Based on 2020 performance, the MIB payout was equal to 200% of target, resulting in an annual incentive bonus for Mr. Laven equal to $144,000. Mr. Laven received $4,361 of additional compensation from employer matching contributions to his 401(k).

(3)
Mr. Laven’s term as a member on the board of directors began December 14, 2020, but he did not receive compensation for his services rendered as a member of the board of directors during 2020. The Fees Earned value represents compensation earned as Executive Chairman and employee.

(4)
Mr. Hawkinson’s term as a member on the board of directors began October 16, 2020. The Fees Earned value represents the prorated value of the quarterly payment made to Mr. Hawkinson.

Post-IPO Equity Compensation Plan
IPO Equity Grants
In connection with this offering, we intend to grant equity awards under the 2021 Omnibus Incentive Plan (a description of which is provided below) to certain directors, employees and other service providers, including the named executive officers, consisting of restricted stock units with an approximate aggregate grant date value of $6.5 million and stock options with an approximate aggregate grant date value of $6.4 million. The number of restricted stock units that will be issued will be equal to the grant date value divided by our public offering price, and the number of stock options that will be issued will be equal to the grant date value of such stock options divided by the Black-Scholes value of an option to purchase one share of our common stock. In particular, it is anticipated that our named executive officers will, in the aggregate, receive new equity awards of 262,913 stock options with Messrs. Rajeski, Borseth and Culp receiving 131,621, 69,101 and 62,191 stock options, respectively. The foregoing amounts with respect to the named executive officers are based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus. The stock options granted to the named executive officers will vest 25% annually on each anniversary of the date of grant subject in all cases to continued employment on the applicable vesting date. The foregoing numbers do not take into account the restricted stock which will be issued to former holders of profits interests including our named executive officers in connection with the Reorganization.
2021 Omnibus Incentive Plan
In connection with this offering, our board of directors will adopt, with the approval of our stockholders, our 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to become effective in connection with the consummation of this offering. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan.
Administration.   The Compensation Committee will administer the Omnibus Incentive Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Omnibus Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
Eligibility.   Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the Omnibus Incentive Plan. The Compensation Committee will have the sole and complete authority to determine who will be granted an award under the Omnibus Incentive Plan.
Number of Shares Authorized.   Pursuant to the Omnibus Incentive Plan, we have reserved an aggregate 13,158,430 shares of our common stock for issuance of awards to be granted thereunder. 4,830,086 shares of our common stock may be issued with respect to incentive stock options under the Omnibus Incentive Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $750,000. If any award granted under the Omnibus Incentive Plan expires, terminates, or is canceled or forfeited without being settled, vested or exercised, shares of our common stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the Omnibus Incentive Plan.
Change in Capitalization.   If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for future issuance under the Omnibus Incentive Plan, the number of shares covered by awards then outstanding under the Omnibus Incentive Plan, the limitations on awards under the Omnibus Incentive Plan, or the exercise price of outstanding options, or such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.
Awards Available for Grant.   The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”
Stock Options.   The Compensation Committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Omnibus Incentive Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the Omnibus Incentive Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Omnibus Incentive Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or by delivery of shares of our common stock valued at the fair market value at the time the option is exercised, or any combination of the foregoing, provided that such shares are not subject to any pledge or other security interest, or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional shares of common stock will be settled in cash.
Stock Appreciation Rights.   The Compensation Committee will be authorized to award SARs under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Omnibus Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the Omnibus Incentive Plan will be ten years from the date of grant.
Restricted Stock.   The Compensation Committee will be authorized to grant restricted stock under the Omnibus Incentive Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.
Restricted Stock Unit Awards.   The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our common stock, either in cash or, at the sole discretion of the Compensation Committee, in shares of our common stock having a fair market value equal to the amount of such dividends (or a combination of cash and shares), and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time that the underlying restricted stock units are settled.
Other Stock-Based Awards.   The Compensation Committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, other awards denominated in shares of our common stock, or awards that provide for cash payments based in whole or in part on the value of our common stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.
Effect of a Change in Control.   Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between us and a participant, in the event of a change in control (as defined in the Omnibus Incentive Plan), if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the 12-month period following a change in control, then the Compensation Committee may provide that (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period (and any other conditions) shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units held by such participant (including without limitation a waiver of any applicable performance goals); provided that with respect to any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Compensation Committee and, unless otherwise determined by the Compensation Committee, prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s common stock received or to be received by other shareholders of the Company in connection with the transaction (it being understood that any option or SAR having a per-share exercise price or strike price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Company’s common stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
Nontransferability.   Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the Omnibus Incentive Plan).

Amendment.   The Omnibus Incentive Plan will have a term of ten years. The board of directors may amend, suspend or terminate the Omnibus Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.
The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed and (iv) the Compensation Committee may not cancel any outstanding option or SAR that has a per-share exercise price or strike price (as applicable) at or above the fair market value of a share of our common stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to clauses (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.
Clawback/Forfeiture.   Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

Certain Relationships and Related Party Transactions
Other than compensation arrangements for our executive officers and directors (see “Executive Compensation” for a discussion of compensation arrangements for our named executive officers and directors), the following includes a summary of transactions since January 1, 2018 and any currently proposed transactions to which we have been or are to be a party in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Financing Transactions
See “Summary—Recent Developments—Financing Transactions” for a description of certain financing transactions with our Parent in 2020 and 2021.
Reorganization
In connection with the Reorganization, we will enter into a merger agreement with our Parent, which will effect the Reorganization.
The table below sets forth the consideration in shares of our common stock to be received by our 5% equityholders, directors and executive officers in the Reorganization, based on an initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover of this prospectus).
Name	Shares of Common Stock
Pamplona Fund	70,573,720
Wynnchurch Funds	20,396,306
Scott M. Rajeski	4,417,409
J. Mark Borseth	1,147,602
Joel R. Culp	837,969
Jeff A. Leake	828,313
Kaushal B. Dhruv	199,771
Melissa C. Feck	530,278
James E. Cline	505,252
Robert D. Evans	630,383
Alexander L. Hawkinson	482,504
Mark P. Laven	1,511,027
William M. Pruellage	—
Andrew D. Singer	—
Christopher P. O’Brien	—
The consideration set forth above and otherwise to be received in the Reorganization is subject to adjustment based on the final initial public offering price of our common stock in this offering.
Purchases from Equityholders
Immediately following this offering, based on an initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover of this prospectus) and assuming the underwriters’ option to purchase additional shares is not exercised, we will use approximately $172.0 million of our net proceeds from this offering to repurchase 8,829,191 shares of our common stock from the Principal Stockholders and 418,121 shares of common stock from a current employee who is not an executive officer or a director of the Company at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering. If the underwriters were to fully exercise their option to purchase additional shares of our common stock, we would use approximately $227.8 million of our net proceeds from this offering to repurchase 11,693,545 shares of common stock from the Principal Stockholders and 553,767 shares of common stock from a current employee who is not an executive officer or a director of the Company at a price per share equal to the price per share paid by the underwriters to us for shares of our common stock in this offering.
The following table sets forth the number of shares to be purchased from, and the cash proceeds to be received by, each of our Principal Stockholders based on an initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover of this prospectus).
Name	Number of shares of common stock to be sold to us, assuming the underwriters’ option to purchase additional shares is not exercised	Cash Proceeds ($)	Number of shares of common stock to be sold to us, assuming the underwriters’ option to purchase additional shares is exercised	Cash Proceeds ($)
Pamplona Fund	6,849,606	127.4 million	9,071,746	168.7 million
Wynnchurch Funds	1,979,585	36.8 million	2,621,799	48.8 million
Technology Services
Alexander L. Hawkinson, a co-founder of BrightAI Corporation, has served on our board of directors since December 9, 2020. During the year ended December 31, 2020, BrightAI Corporation rendered services to the Company in connection with the development of certain technology tools. We have not made any payments to BrightAI Corporation in the fiscal year ended December 31, 2020, but recorded construction in progress and accounts payable-related party of $0.5 million on our consolidated balance sheet. We have made payments to BrightAI in the amount of $450,000 during our fiscal quarter ended April 3, 2021 in connection with such services. We are negotiating an agreement with BrightAI Corporation for the development of certain technology tools that we believe will improve our operational efficiency.
Expense Reimbursement Agreement
In connection with the Acquisition, we entered into an expense reimbursement arrangement with Pamplona and Wynnchurch for provision of ongoing consulting and advisory services. The agreement provides for the aggregate payment by us of up to $1.0 million each year in management fees, depending on the extent of services provided. The agreement provides that it will terminate upon consummation of this offering.
During 2019 and 2020, we recorded $0.5 million and $47,700, respectively, of payments with respect to the agreement.
Stockholders’ Agreement
Prior to the consummation of this offering, we intend to enter into the Stockholders’ Agreement with our Principal Stockholders.
The Stockholders’ Agreement will grant Pamplona the right to nominate to our board of directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our board of directors at such time as long as Pamplona and its affiliates collectively beneficially own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board of directors at such time as long as Pamplona and its affiliates collectively beneficially own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board of directors at such time as long as Pamplona and its affiliates collectively beneficially own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board of directors at such time as long as Pamplona and its affiliates collectively beneficially own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 10% of the total number of directors comprising our board of directors at such time as long as Pamplona and its affiliates collectively beneficially own at least 5% but less than 20% of the outstanding shares of our common stock.
The Stockholders’ Agreement will grant Wynnchurch the right to nominate to our board of directors one director at such time as long as Wynnchurch and its affiliates beneficially own at least 5% of the outstanding shares of our common stock.
So long as Pamplona has the right to designate at least one director to our board of directors, Pamplona will have the right to appoint a representative as an observer to any committee of the board to which Pamplona does not have a member representative, subject to applicable laws and the rules and regulations of NASDAQ. So long as Wynnchurch has the right to designate a director to our board of directors, Wynnchurch will have the right to appoint a representative as an observer to any committee of the board, subject to applicable laws and the rules and regulations of NASDAQ.
For purposes of calculating the number of directors that Pamplona and its affiliates are entitled to nominate pursuant to the formulas outlined above, any fractional amounts would be rounded up to the nearest whole number and taking into account any increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on the board of directors is created by the death, retirement or resignation of a Principal Stockholders’ director designee, affiliates of our Principal Stockholders shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new respective Principal Stockholders’ director-designee. Upon the consummation of this offering, James E. Cline, Robert D. Evans, William M. Pruellage, Mark P. Laven, Andrew D. Singer and Christopher P. O’Brien will be deemed to be the only designees of our Principal Stockholders under the Stockholders’ Agreement.
In addition, the Stockholders’ Agreement will grant to Pamplona special governance rights for as long as Pamplona and its affiliates collectively maintain beneficial ownership of at least 25% of our outstanding common stock, including, but not limited to, rights of approval over certain strategic transactions such as mergers or other transactions involving a change in control, and certain rights regarding the appointment or termination of our chief executive officer.
Registration Rights Agreement
Prior to the consummation of this offering, we intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with Pamplona Fund and Wynnchurch Funds (each, a “Registration Party”), pursuant to which each Registration Party will be entitled to demand the registration of the sale of certain or all of our common stock that it beneficially owns. Among other things, under the terms of the Registration Rights Agreement:
•
if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer each Registration Party the opportunity to register the sale of all or part of its shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•
Each Registration Party has the right, subject to certain conditions and exceptions, to request that we file (i) registration statements with the SEC for one or more underwritten offerings of all or part of our shares of common stock that it beneficially owns and/or (ii) a shelf registration statement that includes all or part of our shares of common stock that it beneficially owns as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act, and we are required to cause any such registration statements to be filed with the SEC, and to become effective, as promptly as reasonably practicable.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the Registration Parties, will be paid by us.
The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.
Indemnification Agreement
We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
Policies and Procedures for Related Party Transactions
Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all material related person transactions by our audit committee. In accordance with the policy, our audit committee will have overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or audit committee.
The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under the policy, our audit committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy will also provide that the audit committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Principal Stockholders
The following table sets forth the beneficial ownership of our common stock as of April 13, 2021, as adjusted to reflect the Reorganization, by:
•
each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•
each of our named executive officers for fiscal year 2020;

•
each of our current directors; and

•
all of our current directors and executive officers as a group.

Percentage ownership of our common stock before this offering is based on 109,673,709 shares of common stock outstanding as of April 13, 2021 after giving effect to the Reorganization. Percentage ownership of our common stock after this offering is based on 120,426,397 shares of common stock as of April 13, 2021, after giving effect to the Reorganization, our issuance of shares of common stock in this offering and the use of the net proceeds from this offering to repurchase shares of common stock from our Principal Stockholders and a current employee who is not an executive officer or a director of the Company. Percentage ownership of our common stock after this offering assuming the underwriters’ option is exercised is based on 120,426,397 shares of common stock as of April 13, 2021, after giving effect to the Reorganization, our issuance of shares of common stock in this offering, the exercise by the underwriters of their option to purchase additional shares in full and the use of the net proceeds from this offering to repurchase shares of common stock from our Principal Stockholders and a current employee who is not an executive officer or a director of the Company.
Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 787 Watervliet Shaker Road, Latham, New York 12110. In addition, the percentage ownership assumes no purchase of our common stock through the directed share program.

	Shares of Common Stock Beneficially Owned Before the Offering		Shares of Common Stock Beneficially Owned After the Offering Assuming Underwriters’ Option Is Not Exercised		Shares of Common Stock Beneficially Owned After the Offering Assuming Underwriters’ Option Is Exercised
	Number	Percent	Number	Percent	Number	Percent
5% Stockholders
Pamplona Funds(1)	70,573,720	64.3%	63,724,114	52.9%	61,501,974	51.1%
Wynnchurch Funds(2)	20,396,306	18.6%	18,416,721	15.3%	17,774,507	14.8%
Named Executive Officers and Directors
Scott M. Rajeski(3)	4,417,409	4.0%	4,417,409	3.7%	4,417,409	3.7%
J. Mark Borseth	1,147,602	1.0%	1,147,602	1.0%	1,147,602	1.0%
Joel R. Culp	837,969	0.8%	837,969	0.7%	837,969	0.7%
James E. Cline	505,252	0.5%	505,252	0.4%	505,252	0.4%
Robert D. Evans	630,383	0.6%	630,383	0.5%	630,383	0.5%
Alexander L. Hawkinson	482,504	0.4%	482,504	0.4%	482,504	0.4%
Mark P. Laven(4)	1,511,027	1.4%	1,511,027	1.3%	1,511,027	1.3%
Suzan Morno-Wade	—	—	—	—	—	—
William M. Pruellage	—	—	—	—	—	—
Andrew D. Singer	—	—	—	—	—	—
Christopher P. O’Brien(2)	—	—	—	—	—	—
All current directors and executive officers as a group (11 persons)	9,532,146	8.7%	9,532,146	7.9%	9,532,146	7.9%

*
Less than 1%.

(1)
Reflects 70,573,720 shares of common stock held by Pamplona Capital Partners V, L.P. Pamplona Capital Partners V, L.P., a Cayman Islands limited partnership, is controlled by Pamplona Equity Advisors V Ltd, a Cayman Islands limited company, its general partner. John C. Halsted owns 100% of the shares of Pamplona Equity Advisors V, Ltd. Pamplona PE Investments Malta Limited, a Malta limited company serves as an investment manager to Pamplona Capital Partners V, L.P. Pamplona Capital Management LLP, a United Kingdom limited liability partnership, Pamplona Capital Management LLC, a Delaware limited liability company, Pamplona Capital Management (PE) SL, a Spanish limited liability company and Pamplona Capital Management (Monaco) SAM, a Monaco joint stock company, (together the “Pamplona Manager Entities”) serve as investment advisors to Pamplona PE Investments Malta Limited. Mr. John C. Halsted and Mr. Alexander Knaster are the principals of Pamplona Manager Entities. Each of Pamplona Equity Advisors V, Ltd, the Pamplona Manager Entities, John C. Halsted and Alexander Knaster may be deemed to have voting and dispositive power with respect to the common stock directly owned by Pamplona Capital Partners V, L.P. and therefore be deemed to be the beneficial owner of the common stock held by Pamplona Capital Partners V, L.P., but each disclaim beneficial ownership of such common stock. The principal business address of each of the entities and persons identified in this paragraph is c/o Pamplona Capital Management LLC, 667 Madison Avenue, 22nd Floor, New York, NY 10065.

(2)
Reflects 20,396,306 shares of common stock held by Wynnchurch Capital Partners IV, L.P. (“Wynnchurch IV”) and WC Partners Executive IV, L. P. (“WC Executive”). For so long as Wynnchurch IV and WC Executive own at least 5% of our common stock, Wynnchurch has the right to appoint one director. The general partner of Wynnchurch IV and WC Executive is Wynnchurch Partners IV, L.P. (“Wynnchurch GP IV”). The general partner of Wynnchurch GP IV is Wynnchurch Management, Ltd. (“WML”). WML and a limited partner committee consisting of other senior partners manage the Wynnchurch GP IV, provided that WML’s consent is required for any action, decision, consent or other determination. The sole director of WML is John Hatherly. The address of each of the entities and persons identified in this paragraph is 6250 N. River Road, Suite 10-100, Rosemont, IL 60018.
(3)
Consists of shares of common stock held by Scott Rajeski Family, LLC (the “Rajeski LLC”). Mr. Rajeski’s spouse, Cindy G. Rajeski, is the sole manager of the Rajeski LLC.

(4)
Consists of shares of common stock held by Laven Family Holdings, LLC (the “Laven LLC”). Mr. Laven and Mr.Laven’s spouse, Leslie J. Laven, are managers of the Laven LLC.

Description of Capital Stock
The following is a description of the material terms of our certificate of incorporation and bylaws, each of which will become effective prior to the consummation of this offering, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and the DGCL.
General
The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.
Authorized Capital
At the time of the closing of this offering, our authorized capital stock will consist of:
•
900,000,000 shares of common stock, par value $0.0001 per share; and

•
100,000,000 shares of preferred stock, par value $0.0001 per share.

Immediately following the closing of this offering, there are expected to be 120,426,397 shares of common stock issued and outstanding and no shares of preferred stock outstanding.
Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Voting Rights.   Holders of our common stock will be entitled to one vote for each share held of record on all matters to which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock will not have cumulative voting rights in the election of directors.
Dividend Rights.   The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant.
Liquidation Rights.   Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.
Rights and Preferences.   Holders of our common stock will not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.
Preferred Stock
Our certificate of incorporation that will be in effect upon the closing of this offering authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:
•
the designation of the series;

•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•
the dates at which dividends, if any, will be payable;

•
the redemption rights and price or prices, if any, for shares of the series;

•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
restrictions on the issuance of shares of the same series or of any other class or series; and

•
the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our certificate of incorporation, bylaws and the DGCL, which are summarized in the following paragraphs, will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as our common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Classified Board of Directors
Our certificate of incorporation that will be in effect upon the closing of this offering will provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors are elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws that will be in effect upon the closing of this offering will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances or to any rights granted to our Principal Stockholders under our stockholders agreement, the number of directors is fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our certificate of incorporation that will be in effect upon the closing of this offering will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period.

This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our restated certificate of incorporation provides that our Principal Stockholders and their affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our certificate of incorporation that will be in effect upon the closing of this offering, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation will provide that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when our Principal Stockholders and their affiliates beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholders agreement with affiliates of our Principal Stockholders, any vacancies on our board of directors are filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Principal Stockholders and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may, subject to any rights granted to our Principal Stockholders under our stockholders agreement, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders).
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.
Special Stockholder Meetings
Our certificate of incorporation to be in effect upon the closing of this offering will provide that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the Chairman of the board of directors; provided, however, so long as our Principal Stockholders and their affiliates own, in the aggregate, at least a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by or at the direction of the board of directors or the Chairman of the board of directors at the request of our Principal Stockholders and their affiliates. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our bylaws to be in effect upon the closing of this offering will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws will also specify requirements as to the form and content of a stockholder’s notice. Our bylaws will allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation will preclude stockholder action by written consent at any time when our Principal Stockholders and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Company entitled to vote generally in the election of directors; provided, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken by written consent to the extent provided by the applicable certificate of designation relating to such series.
Supermajority Provisions
Our certificate of incorporation and bylaws to be in effect upon the closing of this offering will provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. For as long as our Principal Stockholders and their affiliates beneficially own, in the aggregate, at least a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such amendment, alteration, rescission or repeal. At any time when our Principal Stockholders and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our certificate of incorporation to be in effect upon the closing of this offering will provide that at any time when our Principal Stockholders and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
•
the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•
the provisions providing for a classified board of directors (the election and term of our directors);

•
the provisions regarding resignation and removal of directors;

•
the provisions regarding competition and corporate opportunities;

•
the provisions regarding entering into business combinations with interested stockholders;

•
the provisions regarding stockholder action by written consent;

•
the provisions regarding calling special meetings of stockholders;

•
the provisions regarding filling vacancies on our board of directors and newly created directorships;

•
the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•
the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements make it more difficult for our existing stockholders to replace our board of directors, as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our certificate of incorporation to be in effect upon the closing of this offering will provide that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware, or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware, unless we consent in writing to the selection of an alternative forum.

Additionally, our certificate of incorporation will state that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. See “Risk Factors—Risks Relating to this Offering and Ownership of our Common Stock—Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, will renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, each of our Principal Stockholders or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Principal Stockholders or any of their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by the DGCL. The DGCL provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability:
•
for any breach of their duty of loyalty to the corporation or its stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•
under Section 174 of the DGCL (governing distributions to stockholders); or

•
for any transaction from which the director derived an improper personal benefit.

•
However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.
Our certificate of incorporation and bylaws provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.
The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor any provision of our certificate of incorporation that is inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.
We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
We intend to apply to list our shares of common stock on NASDAQ under the symbol “SWIM.”

Shares Eligible for Future Sale
Prior to this offering, there has been no public market for our common stock. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.
Upon the completion of this offering, we will have outstanding an aggregate of 120,426,397 shares of common stock. Additionally, we will have 842,524 options outstanding, which are exercisable into 842,524 shares of common stock, subject to their vesting terms, and 325,753 RSUs outstanding, which will result in the issuance of 325,753 shares of common stock, subject to their vesting terms. Of these shares, all of the 20,000,000 shares of common stock to be sold in this offering (or 23,000,000 shares assuming the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act, and without further registration under the Securities Act. All remaining shares of common stock will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were, or will be, issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.
As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:
•
no shares will be eligible for sale on the date of this prospectus or prior to 180 days after the date of this prospectus; and

•
100,426,397 shares will be eligible for sale upon the expiration of the lock-up agreements beginning 180 days after the date of this prospectus and when permitted under Rule 144 or Rule 701 or other applicable securities laws, assuming that the underwriters do not exercise their option to purchase additional shares.

Lock-up Agreements
We, the Pamplona Fund, the Wynnchurch Funds, all of our directors and executive officers and holders of substantially all of our outstanding stock have agreed not to sell any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please see “Underwriting” for a description of these lock-up provisions. Certain underwriters, as described in “Underwriting,” in their sole discretion, may at any time release all or any portion of the shares from the restrictions in such agreements, subject to applicable notice requirements.
Rule 144
In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported by NASDAQ during the four calendar weeks preceding the filing of notice of the sale.

Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.
Stock Options
Upon the completion of this offering, we will have 842,524 options to purchase an aggregate of 842,524 shares of our common stock outstanding. During the period the options are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the options upon the exercise of the options.
Restricted Stock Units
Upon the completion of this offering, there will be 325,753 shares of our common stock issuable upon the vesting of the RSUs. During the period the RSUs are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the RSUs.
Stock Issued Under Employee Plans
We intend to file a registration statement on Form S-8 under the Securities Act to register our common stock issuable under the Omnibus Incentive Plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above.
Registration Rights
Following this offering and subject to the lock-up agreements, certain of our stockholders will be entitled to certain rights with respect to the registration of the sale of their shares of common stock under the Securities Act. For more information, see “Certain Relationships and Related Party Transactions.” After such registration, these shares of common stock will become freely tradable without restriction under the Securities Act, except for shares purchased by affiliates.

Material U.S. Federal Income Tax Considerations
The following is a discussion of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined herein) with respect to the acquisition, ownership and disposition of our common stock issued pursuant to this offering. The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.
This discussion only addresses beneficial owners of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, regulated investment companies, foreign governments, real estate investment trusts, dealers in securities, Non-U.S. Holders that elect to mark their securities to market, insurance companies, tax-exempt organizations, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, Non-U.S. Holders liable for the alternative minimum tax, Non-U.S. Holders required to conform the timing of income accruals to financial statements pursuant to section 451 of the Code, controlled foreign corporations, passive foreign investment companies, certain former citizens or former residents of the U.S., and Non-U.S. Holders that hold our common stock as part of a hedge, straddle, other integrated transaction, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax, the Medicare contribution tax on certain net investment income, or the alternative minimum tax), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:
•
an individual who is a citizen or resident of the U.S., as determined for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if: (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement is or is treated as a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of shares of our common stock, the tax treatment of a person treated as a partner (or other owner) generally will depend on the status of the partner (or other owner) and the activities of the entity. Persons that, for U.S. federal income tax purposes, are treated as partners (or other owners) in a partnership or other pass-through entity that is the beneficial owner of shares of our common stock are urged to consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of our common stock.
Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable non-U.S. tax laws of the acquisition, ownership and disposition of our common stock.

Distributions
As discussed above under “Dividend Policy,” we do not currently anticipate paying any dividends or other distributions on our common stock. If we make distributions of cash or property in respect of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in shares of our common stock, and thereafter will be treated as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock”). However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common stock elects) otherwise, we (or the intermediary) must generally withhold at the applicable rate on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion, if any, of the distribution that exceeded our current and accumulated earnings and profits.
In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, another applicable form or an appropriate successor form) certifying your entitlement to benefits under the treaty. Special certifications and other requirements apply if Non-U.S. Holders hold our common stock through pass-through entities for U.S. federal income tax purposes. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.
Dividend income that is effectively connected with your conduct of a trade or business within the U.S. will be taxed in the manner described in “—U.S. Trade or Business Income” below.
Sale, Exchange or Other Taxable Disposition of Common Stock
Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:
•
the gain is effectively connected with your conduct of a U.S. trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below;

•
you are an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources (provided that you have timely filed U.S. federal income tax returns with respect to such losses); or

•
we are or have been a “United States real property holding corporation” (a “USRPHC”) as defined under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax as described in “—U.S. Trade or Business Income” below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will, nonetheless, not be subject to tax as U.S. trade or business income if your holdings (direct and indirect, taking into account certain constructive ownership rules) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.
U.S. Trade or Business Income
For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if (A)(i) such income or gain is effectively connected with your conduct of a trade or business within the U.S. and (ii) if you are eligible for the benefits of an income tax treaty with the U.S. and such treaty requires, such income or gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the U.S. or (B) with respect to gain, we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of our common stock and your holding period for our common stock (subject to the exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or other applicable form or an appropriate successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a non-U.S. corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, as adjusted for certain items. However, the branch profits tax will not apply to any gain described in clause (B) above.
Information Reporting and Backup Withholding
We must annually report to the IRS and to each Non-U.S. Holder any distribution that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, an appropriate successor form) or otherwise establish an exemption and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.
The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA
Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a 30% U.S. federal withholding tax is generally imposed with respect to “withholdable payments,” which generally includes U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends on our common stock) paid to a non-U.S. entity (whether received as a beneficial owner or as an intermediary for another party) unless: (i) if the non-U.S. entity is a “foreign financial institution” (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and such non-U.S. entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the non-U.S. entity is not a “foreign financial institution,” such non-U.S. entity identifies any “substantial” owner (generally, any specified U.S. person who owns, directly or indirectly, more than a specified percentage of such entity); or (iii) the non-U.S. entity is otherwise exempt under FATCA.
The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
FATCA currently applies to dividends made in respect of our common stock. Proposed Treasury regulations, the preamble to which states that they can be relied upon until final regulations are issued, exempt from FATCA proceeds on dispositions of stock.
To avoid withholding on dividends, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. In addition, under certain circumstances, a non-U.S. Holder may be eligible for refunds or credits of the tax, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Underwriting
Barclays Capital Inc., BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives of the underwriters and book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:
Underwriters	Number of Shares
Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Nomura Securities International, Inc.
William Blair & Company, L.L.C.
Robert W. Baird & Co. Incorporated
KeyBanc Capital Markets Inc.
Truist Securities, Inc.
Total	20,000,000
The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the certain conditions contained in the underwriting agreement including:
•
the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•
the representations and warranties made by us to the underwriters are true;

•
there is no material change in our business or the financial markets; and

•
we deliver customary closing documents to the underwriters.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the shares to the public through one or more of their respective affiliates or other registered broker-dealers or selling agents.
Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.
Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share.

If all the shares are not sold at the initial public offering price following the initial public offering, the representative may change the offering price and other selling terms.
The expenses of the offering that are payable by us are estimated to be approximately $6,300,000 (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $65,000.
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 3,000,000 shares from us at the offering price less underwriting discounts and commissions, solely for the purpose of covering overallotments. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.
Lock-Up Agreements
We, all of our directors and executive officers and holders of substantially all of our outstanding stock have agreed, subject to certain exceptions, that, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc. and BofA Securities, Inc., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, or (3) publicly disclose the intention to do any of the foregoing, in each case, subject to specified exceptions.
Barclays Capital Inc. and BofA Securities, Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. and BofA Securities, Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, Barclays Capital Inc. and BofA Securities, Inc. will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver in accordance with any method permitted by applicable law or regulation (which may include a press release or a publicly filed registration statement), except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration or to an immediate family member and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.
Offering Price Determination
Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives considered:

•
the history and prospects for the industry in which we compete;

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our financial information;

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the ability of our management and our business potential and earning prospects;

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the prevailing securities markets at the time of this offering; and

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the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

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Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making
In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.
Electronic Distribution
A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Listing on NASDAQ
We intend to apply to list our shares of common stock on NASDAQ under the symbol “SWIM.”
Stamp Taxes
If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. In addition, affiliates of certain of the underwriters are lenders under the Amended Term Loan and the Revolving Credit Facility and may receive a portion of the net proceeds of this offering as a result of the application of such proceeds as described in “Use of Proceeds”. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the common stock for sale to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made, at our direction, by Morgan Stanley & Co. LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Participants in the directed share program who purchase more than $1,000,000 of shares shall be subject to a 25-day lock-up with respect to any shares sold to them pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described herein. Any shares sold in the directed share program to our directors, executive officers or Principal Stockholders shall be subject to the lock-up agreements described herein. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the shares reserved for the directed share program.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant Member State”), no common stock has been offered or will be offered pursuant to the offering to a public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
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to legal entities which are qualified investors as defined under the Prospectus Regulation;

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by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining prior consent of the representatives of the underwriters for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
This offering memorandum does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this offering memorandum may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the initial purchasers from time to time.
Dubai International Financial Centre
This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The notes to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding

Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Legal Matters
The validity of the shares of common stock offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
Change in Independent Registered Public Accounting Firm
On September 23, 2020, our board of directors approved the decision to change independent registered public accounting firms and we dismissed RSM US LLP, which we sometimes refer to as RSM, as our independent registered public accounting firm. On September 24, 2020, we retained Deloitte & Touche LLP, which we sometimes refer to as Deloitte, as our new independent registered public accounting firm to audit our consolidated financial statements as of and for the year ended December 31, 2020.
The report of RSM on our consolidated financial statements as of and for the year ended December 31, 2019 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years preceding our dismissal of RSM and the subsequent interim period through September 23, 2020, we had no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference in connection with its report to the subject matter of the disagreement during its audit of our consolidated financial statements for the year ended December 31, 2019. During the two most recent years preceding our discharge of RSM and the subsequent interim period through September 23, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto).
During the two years ended December 31, 2019 and through the period ended September 23, 2020, we did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).
We have provided RSM with a copy of the foregoing disclosure and requested that RSM furnish us with a letter addressed to the SEC stating whether or not RSM agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter, dated March 10, 2021, furnished by RSM in response to that request, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.
Experts
The consolidated financial statements of Latham Group, Inc. as of December 31, 2019 and for the year ended December 31, 2019 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements as of and for the year ended December 31, 2020 included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Where You Can Find More Information
We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.
After we have completed this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website (https://www.lathampool.com) once this offering is completed. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Latham Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Latham Group, Inc.(formerly Latham Topco, Inc.) and its subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor from 2006 to 2019.
/s/ RSM US LLP
Blue Bell, Pennsylvania
December 15, 2020, except for Note 20, as to which the date is March 10, 2021, and except for the effects of the stock split described in Note 22, as to which the date is April 14, 2021

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Latham Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Latham Group, Inc. (formerly, Latham Topco, Inc.) and its subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
March 10, 2021 (April 14, 2021 as to the effects of the stock split described in Note 22)
We have served as the Company’s auditor since 2020.

Latham Group, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
	December 31,
	2019	2020
Assets
Current assets:
Cash	$56,655	$59,310
Trade receivables, net	31,427	32,758
Inventories, net	35,611	64,818
Income tax receivable	—	4,377
Prepaid expenses and other current assets	3,998	6,063
Total current assets	127,691	167,326
Property and equipment, net	37,845	47,357
Equity method investment	—	25,384
Deferred tax assets	206	345
Deferred offering costs	—	1,041
Goodwill	101,672	115,750
Intangible assets, net	258,297	289,473
Total assets	$525,711	$646,676
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,093	$29,789
Accounts payable – related party	—	500
Current maturities of long-term debt	6,891	13,042
Accrued expenses and other current liabilities	22,233	50,606
Contingent consideration liability	8,978	—
Total current liabilities	50,195	93,937
Long-term debt, net of discount and current portion	216,332	208,454
Related party note payable	—	64,938
Deferred income tax liabilities, net	60,008	55,193
Liability for uncertain tax positions	5,075	5,540
Other long-term liabilities	306	1,943
Total liabilities	331,916	430,005
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2019 and 2020; 109,673,709 shares issued and outstanding as of December 31, 2019 and 2020	11	11
Additional paid-in capital	196,473	200,541
Retained earnings (accumulated deficit)	(2,218)	13,765
Accumulated other comprehensive income (loss)	(471)	2,354
Total stockholders’ equity	193,795	216,671
Total liabilities and stockholders’ equity	$525,711	$646,676
The accompanying notes are an integral part of these consolidated financial statements.

Latham Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)
	Year Ended December 31,
	2019	2020
Net sales	$317,975	$403,389
Cost of sales	219,819	260,616
Gross profit	98,156	142,773
Selling, general and administrative expense	57,388	85,527
Amortization	15,643	17,347
Income from operations	25,125	39,899
Other expense (income):
Interest expense	22,639	18,251
Other expense (income), net	(300)	(1,111)
Total other expense (income), net	22,339	17,140
Income before income taxes	2,786	22,759
Income tax (benefit) expense	(4,671)	6,776
Net income	$7,457	$15,983
Net income per share attributable to common stockholders:
Basic	$0.07	$0.14
Diluted	$0.07	$0.14
Weighted-average common shares outstanding – basic and diluted
Basic	109,673,709	116,469,884
Diluted	109,673,709	116,469,884
The accompanying notes are an integral part of these consolidated financial statements.

Latham Group, Inc.
Consolidated Statements of Comprehensive Income
(in thousands)
	Year Ended December 31,
	2019	2020
Net income	$7,457	$15,983
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(664)	2,825
Benefit pension plan adjustments	(6)	—
Total other comprehensive income (loss), net of tax	(670)	2,825
Comprehensive income	$6,787	$18,808
The accompanying notes are an integral part of these consolidated financial statements.

Latham Group, Inc.
Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)
	Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2018	109,673,709	$11	$188,048	$(7,978)	$199	$180,280
Net income	—	—	—	7,457	—	7,457
Cumulative effect of adoption of new revenue recognition standard (Note 2)	—	—	—	(1,697)	—	(1,697)
Foreign currency translation adjustments	—	—	—	—	(664)	(664)
Defined benefit pension plan adjustment	—	—	—	—	(6)	(6)
Capital contribution from parent	—	—	7,817	—	—	7,817
Distributions to parent	—	—	(200)	—	—	(200)
Stock-based compensation expense	—	—	808	—	—	808
Balances at December 31, 2019	109,673,709	11	196,473	(2,218)	(471)	193,795
Net income	—	—	—	15,983	—	15,983
Foreign currency translation adjustments	—	—	—	—	2,825	2,825
Issuance of common stock	32,902,113	3	64,935	—	—	64,938
Capital contribution from parent	—	—	615	—	—	615
Distributions to parent	—	—	(582)	—	—	(582)
Purchases and retirement of treasury stock	(32,902,113)	(3)	(64,935)	—	—	(64,938)
Contingent consideration settlement	—	—	2,208	—	—	2,208
Stock-based compensation expense	—	—	1,827	—	—	1,827
Balances at December 31, 2020	109,673,709	$11	$200,541	$13,765	$2,354	$216,671
The accompanying notes are an integral part of these consolidated financial statements.

Latham Group, Inc.
Consolidated Statements of Cash Flows
(in thousands)
	Year Ended December 31,
	2019	2020
Cash flows from operating activities:
Net income	$7,457	$15,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,659	25,365
Amortization of deferred financing costs and debt discount	3,151	2,317
Bad debt expense	253	358
Change in fair value of interest rate swap	—	334
Deferred income taxes	(10,226)	(4,670)
Stock-based compensation expense	808	1,827
Loss on sale and disposal of property and equipment	680	332
Provision on liability for uncertain tax positions	5,075	465
Change in fair value of contingent consideration for Narellan Group Pty Limited	1,441	(204)
Changes in operating assets and liabilities:
Trade receivables	(7,104)	9,462
Inventories	12,960	(17,023)
Prepaid expenses and other current assets	1,460	1,680
Income tax receivable	(503)	(4,190)
Accounts payable	(2,278)	12,647
Accrued expenses and other current liabilities	699	17,685
Other long-term liabilities	123	793
Net cash provided by operating activities	35,655	63,161
Cash flows from investing activities:
Purchases of property and equipment	(8,165)	(16,264)
Proceeds from the sale of property and equipment	1,296	579
Acquisitions of businesses, net of cash acquired	(20,214)	(74,736)
Equity method investment in Premier Pools & Spas	—	(25,384)
Net cash used in investing activities	(27,083)	(115,805)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	22,310	20,000
Payments on long-term debt borrowings	(5,809)	(24,044)
Proceeds from capital contributions from parent	250	615
Distributions to parent	(200)	(582)
Proceeds from issuance of common stock	—	64,938
Payments of initial public offering costs	—	(1)
Payments of Narellan Group Pty Limited contingent consideration	—	(6,624)
Net cash provided by financing activities	16,551	54,302
Effect of exchange rate changes on cash	(956)	997
Net increase in cash	24,167	2,655
Cash at beginning of period	32,488	56,655
Cash at end of period	$56,655	$59,310
Supplemental cash flow information:
Cash paid for interest	$19,488	$15,625
Income taxes paid, net	$168	$14,815
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$312	$1,235
Capitalized internal-use software included in accounts payable – related party .	$—	$500
Deferred offering costs included in accounts payable and accrued expenses	$—	$1,040
Related party note entered into for purchase of treasury stock	$—	$64,938
Fair value of contingent consideration recorded in connection with acquisition of Narellan Group Pty Limited	$8,869	$—
Fair value of equity issued by Parent to settle contingent consideration in connection with the acquisition of Narellan Group Pty Limited	$7,567	$2,208
Change in defined benefit pension plan liability	$31	$(149)
Net working capital adjustment receivable	$—	$750
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
1.
NATURE OF THE BUSINESS

Latham Group, Inc. (“the Company”) wholly owns Latham Pool Products, Inc. (“Latham Pool Products”) (together, “Latham”) and a designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. Latham offers a portfolio of pools and related products, including in-ground swimming pools, pool liners and pool covers.
Latham Topco, Inc. was incorporated in the State of Delaware on December 6, 2018. Latham Topco, Inc. changed its name to Latham Group, Inc. on March 3, 2021. On December 18, 2018, an investment fund managed by affiliates of Pamplona Capital Management (the “Sponsor”), Wynnchurch Capital, L.P. and management acquired all of our outstanding equity interests through the newly formed entities (the “Acquisition”). The Company has been controlled by funds managed by the Sponsor since the Acquisition. The Company was acquired for a total purchase price of $374.1 million and resulted in the recognition of $91.8 million in goodwill. The Acquisition was funded, in part, through long-term debt proceeds of $215.0 million.
Impact of COVID-19 Pandemic
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic, federal, state and local governments put in place travel restrictions, quarantines, “shelter-in-place” orders, and various other restrictive measures in an attempt to control the spread of the disease. Such restrictions or orders have resulted in, and continue to result in, business closures, work stoppages, slowdowns and delays, among other effects that impact its operations, as well as customer demand and the operations of its suppliers.
Since the onset of the COVID-19 pandemic, the Company has been focused on protecting its employees’ health and safety, meeting its customers’ needs as they navigate an uncertain financial and operating environment, working closely with its suppliers to protect its ongoing business operations and rapidly adjusting its short-, medium- and long-term operational plans to proactively and effectively respond to the current and potential future public health crises.
To mitigate the impact of the COVID-19 pandemic on the Company’s business, it increased frequency and intensity of cleaning of its properties, implemented policies to enable its factory employees to work flexible working hours, shifted its corporate employees to remote work, temporarily stopped hiring, temporarily cut salaries (which cuts the Company has repaid to its employees later in the year) and have greatly reduced travel for its employees. Substantially all of the Company’s plants have remained operational throughout the pandemic and it has not experienced any significant supply issues. The Company did not experience any significant impacts on its liquidity as a result of the COVID-19 pandemic.
Following a slow-down in orders in March and April of 2020 as some of the Company’s dealers shut down during the peak season, the Company saw a sustained increase in demand for its products during 2020.
Although the Company has implemented measures to mitigate the impact of the COVID-19 pandemic on its business, financial condition and results of operations, the Company expects that these measures may not fully mitigate the impact of the COVID-19 pandemic on its business, financial condition and results of operations. The Company cannot predict the degree to, or the period over, which the Company will be affected by the pandemic and resulting governmental and other measures. The global impact of the COVID-19 pandemic continues to rapidly evolve, and the Company will continue to monitor the situation closely.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s

Notes to Consolidated Financial Statements (Continued)
consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. Estimates are evaluated on an ongoing basis and revised as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.
Seasonality
Although the Company generally has demand for its products throughout the year, its business is seasonal and weather is one of the principal external factors affecting the business. In general, net sales and net income are highest during spring and summer, representing the peak months of swimming pool use, pool installation and remodeling and repair activities. Sales periods having severe weather may also affect net sales.
Revenue Recognition
The Company adopted accounting standards codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2019 using the modified retrospective method. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards. The adoption of ASC 606 resulted in a net decrease to retained earnings (accumulated deficit) of $1.7 million, a reduction to prepaid expenses of $1.2 million and an increase to accrued expenses of $0.5 million as of January 1, 2019, as a result of adjusting the timing of recording customer incentives to more closely match the revenues to which they are associated.
Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines which goods or services are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, that performance obligation is satisfied.
The Company sells its products through business-to-business distribution channels. With the exception of its extended service warranties and custom product contracts, the Company recognizes its revenue at a point in time when control of the promised goods is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Control of the goods is considered to have been transferred upon shipping or upon arrival at the customer’s destination, depending on the terms of the purchase order. Revenue that is derived from its extended service warranties, which are separately priced and sold, is recognized over the term of the contract. Refer to Warranties within this same Note for further information.

Notes to Consolidated Financial Statements (Continued)
Revenue from custom products is recognized over time utilizing an input method that compares the cost of cumulative work-in-process to date to the most current estimates for the entire cost of the performance obligation. Custom products are generally delivered to the customer within three days of receipt of the purchase order.
Each product shipped is considered to be one performance obligation. For each product shipped, the transaction price by product is specified in the purchase order. The Company recognizes revenue on the transaction price less any estimated rebates, cash discounts or other sales incentives. Customer rebates, cash discounts, and other sales incentives are estimated by applying the portfolio approach using the most-likely-amount method and are recorded as a reduction to revenue at the time of the initial sale. Estimates are updated each reporting period and any changes are allocated to the performance obligations on the same basis as at inception. The Company believes the most-likely-amount method best predicts the amount of consideration to which it will be entitled.
The Company has elected to account for shipping and handling costs as activities to fulfill the promise to transfer the goods. As a result of this accounting policy election, the Company does not consider shipping and handling activities as promised services to its customers. Therefore, shipping and handling costs billed to customers are recorded in net sales, and the related costs in cost of sales.
The Company does not engage in contracts greater than one year, and therefore does not have any contract costs capitalized as of December 31, 2019 and 2020.
As a practical expedient, the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the period between the transfer of a promised good to a customer and when the customer pays for that product is one year or less.
Warranties
The Company offers limited assurance-type warranties on most of its products, which assure that the product will comply with agreed upon specifications. These assurance-type warranties are not separately priced and are not considered separate performance obligations. The Company also offers optional extended service contracts which are separately priced. The Company recognizes revenue related to extended service contracts over the term of the contract.
The Company’s assurance-type warranties generally range from five years to lifetime warranties. At the time product revenue is recognized, the Company records a liability for estimated costs that may be incurred under its warranties. The costs are estimated based on historical experience and any specific warranty issues that have been identified. The accuracy of the estimate of additional costs is dependent on the number and cost of future claims submitted during the warranty periods. Although historical warranty costs have been within expectations, there can be no assurance that future warranty costs will not exceed historical amounts. The Company believes that the reserves established for estimated and probable future product warranty claims are adequate. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the balance as necessary. Warranty costs are recorded within cost of sales on the consolidated statements of operations. The Company’s provision for product warranties was recorded within accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheets as of December 31, 2019 and 2020.
Cost of Sales
Cost of sales includes the cost of materials and all costs to make products saleable, such as labor, materials, inbound freight, including inter-plant freight, purchasing and receiving costs, operating lease costs related to distribution and manufacturing facilities, and warehousing and distributions costs. In addition, all depreciation expense associated with assets used to manufacture products and make them saleable is included in cost of sales. The Company records shipping and handling costs associated with outbound freight as cost of sales when the related revenue is recognized in the accompanying consolidated statements of operations.

Notes to Consolidated Financial Statements (Continued)
Trade Receivables, Net
Trade receivables are recorded at the original invoiced amount and do not bear interest. The Company maintains an allowance for bad debt. The allowance for bad debt is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowances based on historical write-off experience. The Company’s allowance for bad debt as of December 31, 2019 and 2020 was $1.3 million and $1.4 million, respectively.
Concentration of Credit Risk
Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. The Company from time to time may have bank deposits in excess of insurance limits of the Federal Deposit Insurance Corporation. The Company also has bank deposits in international accounts. The Company has not historically sustained any credit losses in such accounts and believes it is not exposed to any significant credit risk related to its cash. The Company routinely reviews the financial strength of its customers before extending credit and believes that its trade receivables credit risk exposure is limited. Generally, the Company does not require collateral from its customers.
During the years ended December 31, 2019 and 2020, one customer represented approximately 25.7% and 22.3% of the Company’s net sales, respectively. As of December 31, 2019 and 2020, outstanding trade receivables related to this customer were $12.0 million and $5.4 million, respectively. The Company provides extended payment terms to qualified customers for sales under its “Early Buy” program, which allows customers to take delivery in December and receive payment terms for April through June of the following year.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.
Level 3 — Unobservable inputs that reflect the Company’s own assumptions incorporated into valuation techniques. These valuations require significant judgment.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When there is more than one input at different levels within the hierarchy, the fair value is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Assessment of the significance of a particular input to the fair value measurement in its entirety requires substantial judgment and consideration of factors specific to the asset or liability. Level 3 inputs are inherently difficult to estimate. Changes to these inputs can have significant impact on fair value measurements. Assets and liabilities measured at fair value using Level 3 inputs are based on one or more of the following valuation techniques: market approach, income approach or cost approach. There were no transfers between fair value measurement levels during the years ended December 31, 2019 and 2020.
Interest Rate Swap
Borrowings under the Credit Agreement (see Note 9) accrue interest at variable rates and expose the Company to interest rate risk. On April 30, 2020, the Company entered into an interest rate swap with a notional amount of $200.0 million and a three-year term to reduce the interest rate risk associated with the Company’s Credit Agreement. The Company’s interest rate swap is not designated as a hedging instrument for accounting purposes. The Company accounts for the interest rate swap as other long-term liabilities in the

Notes to Consolidated Financial Statements (Continued)
consolidated balance sheets at fair value. The resulting gain (loss) on the interest rate swap is recognized within other expense (income), net in the consolidated statements of operations.
Business Combinations
In determining whether an acquisition should be accounted for as a business combination or asset acquisition, the Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is not deemed to be a business, and is instead deemed to be an asset. If this is not the case, the Company then further evaluates whether the single identifiable asset or group of similar identifiable assets and activities includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the Company concludes that the single identifiable asset or group of similar identifiable assets and activities is a business.
The Company accounts for business combinations that are deemed to be businesses using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. Any contingent assets acquired and contingent liabilities assumed are also recognized at fair value if the Company can reasonably estimate fair value during the measurement period (which cannot exceed one year from the acquisition date). The Company re-measures any contingent liabilities at fair value in each subsequent reporting period. Transaction costs related to business combinations are expensed as incurred. Determining the fair value of assets acquired and liabilities assumed in a business combination requires management to use significant judgment and estimates, especially with respect to intangible assets.
During the measurement period, which extends no later than one year from the acquisition date, the Company may record certain adjustments to the carrying value of the assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, all adjustments are recorded in the consolidated statements of operations as operating expenses or income.
Acquisition-related contingent consideration was recorded in the consolidated balance sheets at its acquisition-date estimated fair value, in accordance with the acquisition method of accounting. The fair value of the acquisition-related contingent consideration was remeasured each reporting period, with changes in fair value recorded in other expense (income), net in the consolidated statements of operations. The fair value measurement is based on significant inputs not observable by market participants and thus represents a Level 3 input in the fair value hierarchy (see Note 5).
Equity Method Investments
Investments and ownership interests in common stock or in-substance common stock are accounted for under the equity method accounting if the Company has the ability to exercise significant influence over the entity, but does not have a controlling financial interest. Under the equity method, investments are initially recognized at cost and adjusted to reflect the Company’s interest in net earnings, dividends received and other-than-temporary impairments. The Company records its interest in the net earnings of its equity method investee, along with adjustments for amortization of basis differences, investee capital transactions and other comprehensive income (loss), within earnings (losses) from equity method investment in the consolidated statements of operations. Basis differences represent differences between the cost of the investment and the underlying equity in net assets of the investment and are generally amortized over the lives of the related assets that gave rise to the underlying basis differences. Profits or losses related to intra-entity sales with its equity method investee are eliminated until realized by the investor or investee.
The Company records its proportionate share of earnings or losses of Premier Holdco, LLC (“Premier Pools & Spas”) within earnings (losses) from equity method investment in the consolidated statements of

Notes to Consolidated Financial Statements (Continued)
operations on a three-month lag. Accordingly, the consolidated statement of operations for the year ended December 31, 2020 does not reflect any proportionate share of earnings or losses of Premier Pools & Spas.
Equity method goodwill is not amortized or tested for impairment; instead the Company evaluates equity method investments for impairment when events or changes in circumstances indicate that the decline in value below the carrying amount of its equity method investment is determined to be other than temporary. In such a case, the decline in value below the carrying amount of its equity method investment is recognized in the consolidated statements of operations in the period the impairment occurs.
Inventories, Net
Inventories, primarily raw materials and finished goods, are stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out method. Inventory costs include all costs directly attributable to the products, including all manufacturing overhead, and excludes costs to distribute. The Company periodically reviews its inventory for slow moving or obsolete items and writes down the related products to estimated net realizable value. As of December 31, 2019 and 2020, the Company’s reserves for estimated slow moving products or obsolescence were $2.1 million and $1.8 million, respectively.
Property and Equipment, Net
Property and equipment are recorded at cost and presented net of accumulated depreciation. Property and equipment acquired through business combinations are recorded at fair value at the acquisition date. Expenditures for betterments and major improvements that substantially enhance the value and increase the estimated useful life of the assets are capitalized and depreciated over the new estimated useful life. Normal repairs and maintenance costs are expensed as incurred. Depreciation and amortization expense are recognized using the straight-line method over the estimated useful lives of each respective asset category as follows:
Estimated Useful Life
Building and improvements	25 years
Molds and dyes	5 – 10 years
Machinery and equipment (including computer equipment and software)	3 – 10 years
Furniture and fixtures	5 – 7 years
Vehicles	5 years
Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the improvements. When property and equipment is sold or retired, the asset cost and accumulated depreciation and amortization are removed from the respective accounts and a gain or loss is recognized, if any, on the consolidated statements of operations.
The Company capitalizes external costs and directly attributable internal costs to acquire or create internal-use software which are incurred subsequent to the completion of the preliminary project state. These costs relate to activities such as software design, configuration, coding, testing and installation and exclude training and maintenance. Once the software is substantially complete and ready for its intended use, capitalized development costs are amortized straight-line over the estimated useful life of the software, generally not to exceed five years.
Long-Lived Assets
Long-lived assets include property and equipment and definite-lived intangible assets. The Company evaluates the carrying value of its long-lived assets for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant decrease in the market price of an asset, a significant adverse change in the extent or manner in which an asset is being used or a significant decrease in its physical condition, and operating or cash flow performance that demonstrates continuing losses associated with an

Notes to Consolidated Financial Statements (Continued)
asset or asset group. The Company also considers non-financial data such as changes in the operating environment, competitive information, market trends and business relationships.
A potential impairment has occurred if the projected future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group are less than the carrying value of the asset or asset group. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of the asset in operation. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment charge is recorded equal to the excess of the asset or asset group’s carrying value over its fair value. Fair value is measured using appropriate valuation methodologies that would typically include a projected discounted cash flow model using a discount rate the Company believes is commensurate with the risk inherent in its business. The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2019 and 2020.
The Company amortizes its definite-lived intangible assets using the straight-line method. The weighted-average estimated useful lives (in years) of the Company’s definite-lived intangible assets are as follows (see Note 6):
Asset	Estimated Useful Life
Patented technology	5 – 10 years
Trade names and trademarks	9 – 25 years
Pool designs	14 years
Franchise relationships	4 years
Dealer relationships	5 – 15 years
Non-competition agreements	5 years
Goodwill
The Company accounts for goodwill as the excess of the purchase price over the net amount of identifiable assets acquired and liabilities assumed in a business combination measured at fair value. Goodwill is not subject to amortization; rather, the Company tests goodwill for impairment annually on the first day of the Company’s fourth fiscal quarter and whenever events occur or changes in circumstances indicate that impairment may have occurred. Historically, including for the Company’s annual impairment test conducted during the year ended December 31, 2020, the Company had two reporting units for the purpose of performing its goodwill impairment test. In November 2020, the Company made changes to its internal organizational structure, including roles and responsibilities and to its internal reporting, resulting in a change to segment management. As a result of the change in segment management and in the information that is regularly reviewed, the results of the previous two reporting units are no longer being reviewed for profitability on an individual basis. Due to these factors, the Company recognized a change in reporting units effective in November 2020 and determined that only one reporting unit exists. The Company completed an assessment of any potential impairment for all reporting units immediately prior to and after the reporting unit change and determined that no impairment existed.
Impairment testing is performed for the Company’s reporting unit by first assessing qualitative factors to see if further testing of goodwill is required. If the Company concludes that it is more likely than not that its reporting unit’s fair value is less than its carrying amount based on the qualitative assessment, then a quantitative test is required. The Company may also choose to bypass the qualitative assessment and perform the quantitative test.
If the estimated fair value of the reporting unit exceeds the carrying amount, the Company considers that goodwill is not impaired. If the carrying value exceeds estimated fair value, there is an impairment of goodwill and an impairment loss is recorded. The Company calculates the impairment loss by comparing the fair value of its reporting unit less the carrying amount, including goodwill. Goodwill impairment would be limited to the carrying value of the goodwill.

Notes to Consolidated Financial Statements (Continued)
The Company measures fair value of its reporting unit based on the enterprise values derived using an income approach and a market approach. The Company applies a weighting of 75% to the income approach and a weighting of 25% to the market approach. The income approach uses a discounted cash flows model that indicates the fair value of the reporting unit based on the present value of the cash flows that the reporting unit is expected to generate in the future. Significant estimates in the discounted cash flows model include: the weighted-average cost of capital; and long-term rate of growth and profitability of the business. The market approach uses a guideline transactions method to indicate the fair value of the reporting unit based on a selected multiple. Significant estimates in the market approach model include identifying appropriate market multiples and assessing earnings before interest, income taxes, depreciation and amortization (“EBITDA”) in estimating the fair value of the reporting unit.
Debt Issuance Costs
The Company defers costs incurred in conjunction with acquiring third-party financing. The Company amortizes debt issuance costs over the term of the related long-term debt instruments using the effective interest method. Debt issuance costs related to long-term debt are recorded as a direct reduction to the carrying amount of long-term debt on the consolidated balance sheets (see Note 9).
Deferred Offering Costs
The Company capitalizes certain legal, professional accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations. There were no deferred offering costs as of December 31, 2019. As of December 31, 2020, the Company had recorded $1.0 million of deferred offering costs related to its planned IPO of common stock.
Segment Reporting
The Company identifies operating segments based on how the chief operating decision maker (“CODM”) manages the business, allocates resources, makes operating decisions and evaluates operating performance.
The Company conducts its business as one operating and reportable segment that designs, manufactures and markets in-ground swimming pools, liners and covers. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information presented on a consolidated basis for purposes of assessing financial performance and allocating resources.
Income Taxes
The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities, using enacted tax rates expected to be applicable in the years in which the temporary differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company evaluates the realizability of its deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected, scheduling of anticipated reversals of taxable temporary differences, and considering prudent and feasible tax planning strategies. If in future periods the Company were to determine that it would be able to realize its deferred tax assets in excess of the net recorded amount, an adjustment to the deferred tax assets, particularly a release of the valuation allowance, would increase income in the period such determination was made.
The Company records liabilities for uncertain income tax positions based on a two-step process. The first step is recognition, where an individual tax position is evaluated as to whether it has a likelihood of

Notes to Consolidated Financial Statements (Continued)
greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes. For tax positions that are currently estimated to have less than a 50% likelihood of being sustained, no tax benefit is recorded. For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized on ultimate settlement. The actual benefits ultimately realized may differ from the estimates. In future periods, changes in facts, circumstances and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recorded in income tax (benefit) expense and liability in the period in which such changes occur.
The Company’s policy is to classify interest and penalties related to unrecognized tax benefits as a component of income tax (benefit) expense within the consolidated statements of operations. There were no penalties or accrued interest as of December 31, 2019. The Company had $0.2 million of accrued interest and no accrued penalties as of December 31, 2020. The Company reinvests earnings of foreign operations indefinitely and, accordingly, does not provide for income taxes that could result from the remittance of such earnings.
Stock-Based Compensation
Certain of the Company’s employees, directors and officers have been granted profits interest units (“PIUs”) in the form of Class B units in the Company’s parent entity, Latham Investment Holdings, LP (“Parent”). As the employees and officers provide services to the Company, the stock-based compensation is deemed to be for the benefit of the Company (see Note 16). The Company records an allocation of stock-based compensation expense from its Parent and recognizes a corresponding capital contribution in additional paid-in capital.
The Company accounts for the PIUs as equity classified awards. PIUs are measured at fair value on the grant date. The Company estimates the grant-date fair value of PIUs using the Contingent Claims Analysis Model, which uses the risk-free rate, expected term, volatility and dividend yield as inputs.
A portion of the PIUs vest in five equal annual installments, based on continued service (“Time Vesting PIUs”). The Company recognizes the grant date fair value of these Time Vesting PIUs as an expense over the employee’s requisite service period. However, the Parent has a repurchase right for $0 per share until the third anniversary of the Acquisition in the event of voluntary termination or termination without cause (the “$0 Repurchase Right”). The Company will reverse stock-based compensation expense in the event that the Parent exercises the $0 Repurchase Right since it functions as a vesting condition. In the event of a change-in-control event, the Company will immediately recognize the unrecognized stock-based compensation expense related to the unvested Time Vesting PIUs. The remaining units (the “Performance PIUs”) will vest upon the consummation of a change-in-control, as defined in the Parent’s partnership agreement, a performance condition and the achievement of either a specified internal rate of return or a specific return on the Sponsor’s investment, both of which are market conditions. As the Performance PIUs contain both performance and market conditions, compensation expense for those awards will be equal to the grant date fair value of all awards for which the performance condition is met and the requisite service period is satisfied regardless of whether the market conditions are ultimately satisfied. No stock-based compensation expense has been recognized to-date for the remaining units as the Company has not deemed the performance condition to be probable.
The Company accounts for forfeitures of stock-based awards as they occur rather than applying an estimated forfeiture rate to stock-based compensation expense.
Pension and Other Postretirement Plans
The Company sponsors a noncontributory defined benefit pension plan that covers certain former employees. Funding of accrued pension costs is subject to limitations in the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 (“ERISA”). Guidance for employers’ accounting for

Notes to Consolidated Financial Statements (Continued)
defined benefit pension and other postretirement plans applies to employers that sponsor single-employer defined benefit pension and other postretirement plans who are either business enterprises or nongovernmental not-for-profit organizations. Among other provisions, the guidance requires employers to fully recognize the overfunded or underfunded positions (the difference between the fair value of plan assets and the benefit obligation) of defined benefit pension, retiree healthcare and other postretirement plans in their balance sheets. In applying the provisions of the guidance, the Company records the unrecognized gains (losses) and prior service costs in the ending balance of accumulated other comprehensive income (loss). As of December 31, 2019, the Company’s plan assets and related plan obligations were $1.3 million and $1.5 million, respectively, representing 0.3% and 0.3% of total assets, respectively, and are deemed immaterial to the consolidated financial statements. During the year ended December 31, 2020, the Company terminated its defined benefit pension plan (see Note 15).
Foreign Currency Translation and Foreign Currency Transactions
The financial statements of the Company’s foreign operations are denominated in local currency and are then translated to U.S. dollars. Assets and liabilities are translated using the current rate of exchange at the balance sheet dates or historical rates of exchange, as applicable. Revenue and expenses are translated using the average monthly exchange rates prevailing throughout the reporting period. The related foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Transaction gains and losses associated with the Company’s international subsidiaries, which are denominated in currencies other than the Company’s foreign entities’ functional currencies, are recognized as a component of other expense (income), net within the consolidated statements of operations.
Advertising Costs
Advertising costs, consisting of costs related to dealer conferences and commercials, are expensed as incurred and are included in selling, general and administrative expense on the consolidated statements of operations. Total advertising costs were $3.8 million and $5.9 million during the years ended December 31, 2019 and 2020, respectively.
Comprehensive Income (Loss)
Comprehensive income (loss) is a measure of net income and all other changes in equity that result from transactions other than with equity holders and would normally be recorded in the consolidated statements of stockholders’ equity and the consolidated statements of comprehensive income. Other comprehensive income (loss) consists of foreign currency translation adjustments and defined benefit plan adjustments.
Income tax (benefit) expense on the components of other comprehensive income (loss) was not significant for the years ended December 31, 2019 and 2020.
Earnings Per Share
Basic net income per share is calculated by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net income per share is calculated by dividing net income available to common stockholders by the diluted weighted-average number of shares of common stock outstanding for the period. There were no potentially dilutive securities outstanding during the year ended December 31, 2019 and 2020.
Treasury Stock
The Company accounts for treasury stock acquisitions using the cost method. The Company accounts for the retirement of treasury stock by deducting its par value from common stock and reflecting any excess of cost over par value as a deduction from additional paid-in capital on the consolidated balance sheets.

Notes to Consolidated Financial Statements (Continued)
Recently Adopted Accounting Standards
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of ASC 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. For public entities, ASU 2018-07 was required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, ASU 2018-07 is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities but no earlier than the Company’s adoption of ASU 2018-07. The Company adopted ASU 2018-07 as of the required effective date of January 1, 2020. The adoption of ASU 2018-07 adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the existing disclosure requirements for fair value measurements in ASC 820. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. The other provisions of ASU 2018-13 include eliminated and modified disclosure requirements. For all entities, this guidance is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2018-13 as of the required effective date of January 1, 2020. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
The Company qualifies as “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to “opt in” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. In addition, a lessee is required to record (i) a right-of-use asset and a lease liability on its balance sheet for all leases with accounting lease terms of more than 12 months regardless of whether it is an operating or financing lease and (ii) lease expense in its consolidated statement of operations for operating leases and amortization and interest expense in its consolidated statement of operations for financing leases. Leases with a term of 12 months or less may be accounted for similar to prior guidance for operating leases today. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method that allows companies to adopt the standard as of the beginning of the year of adoption as opposed to the earliest comparative period presented. In November 2019, the FASB issued guidance delaying the effective date for all entities, except for public business entities. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2020. In June 2020, the FASB issued additional guidance delaying the effective date for all entities, except for public business entities. For public entities, ASU 2016-02 was

Notes to Consolidated Financial Statements (Continued)
effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in earlier recognition of credit losses. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which narrowed the scope and changed the effective date for nonpublic entities for ASU 2016-13. The FASB subsequently issued supplemental guidance within ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For public entities that are SEC filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-13 will have on its consolidated financial statements.
In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”), which is intended to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its consolidated financial statements. In addition to that main objective, the amendments in the update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP. Additional updates to further clarify the guidance in ASU 2017-12 were issued by the FASB in October 2018 within ASU 2018-16. For public entities, the amendment is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For nonpublic entities, ASU 2017-12 is effective for fiscal years beginning after December 15, 2020 and interim periods beginning after December 15, 2021. Early application is permitted in any interim period after the issuance of the update. The Company is currently evaluating the impact that the adoption of ASU 2017-12 will have on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. For public entities, ASU 2019-12 is effective for annual periods beginning after December 15, 2020, and interim periods within those reporting periods. For nonpublic companies, ASU 2019-12 is effective for annual periods beginning after December 15, 2021, and interim periods within those reporting periods. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.
In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. For public entities, ASU 2020-01 is effective for annual periods beginning after December 15, 2020, and interim periods within those reporting periods. For nonpublic companies, ASU 2020-01 is effective for annual

Notes to Consolidated Financial Statements (Continued)
periods beginning after December 15, 2021, and interim periods within those reporting periods. The Company is currently evaluating the impact that the adoption of ASU 2020-01 will have on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. This guidance is effective for all entities upon issuance on March 12, 2020 and may be applied through December 31, 2022. The expedients and exceptions in this guidance are optional, and the Company is evaluating the potential future financial statement impact of any such expedient or exception that it may elect to apply as the Company evaluates the effects of adopting this guidance on its consolidated financial statements.
3.
ACQUISITIONS

Narellan Group Pty Limited
On May 31, 2019 (the “Acquisition Date”), Latham Pool Products acquired Narellan Group Pty Limited and its subsidiaries (collectively “Narellan”) for a total purchase price of $35.2 million (the “Narellan Acquisition”). The results of Narellan’s operations have been included in the consolidated financial statements since that date. Narellan is a fiberglass pool manufacturer based in Australia with operations in Australia, New Zealand and Canada. The acquisition expanded the Company’s market share with a broader geographical footprint. Additionally, the acquisition provided the Company with an increase in dealer and franchise relationships. In connection with the Narellan Acquisition, consideration paid included $20.2 million in cash, $7.6 million in equity consideration and $7.4 million of contingent consideration as of the Acquisition Date. The cash consideration was funded, in part, through long-term debt proceeds of $22.3 million, net of discount of $0.7 million. The equity consideration consisted of Parent’s Class A Shares. The valuation of the Parent’s Class A Shares was prepared using a quantitative put options method. Since Parent funded a portion of the Company’s purchase price, the Company recorded a capital contribution within additional paid-in capital within stockholders’ equity. The Company incurred $1.1 million in transaction costs.
The Company agreed to pay the contingent consideration in the form of cash and equity consideration to the seller if certain EBITDA targets were achieved for any of the trailing twelve months periods ended December 31, 2019, June 30, 2020 or the year ended December 31, 2020 (the “Contingent Consideration”). The fair value of the Contingent Consideration at the Acquisition Date was $7.4 million (see Note 5).
On September 25, 2020, the Company amended the terms of the Narellan share purchase agreement to accelerate the settlement of the Contingent Consideration with the selling shareholders of Narellan based upon estimated EBITDA for the year ended December 31, 2020. The Contingent Consideration was settled through a cash payment of $6.6 million and the issuance by the Company’s Parent of an additional 1,516,076 Class A units as equity consideration, which had a contractual value of $2.2 million and was recorded as a capital contribution from Parent on the consolidated statements of stockholders’ equity. As the fair value of the Class A units issued of $2.8 million exceeded the contractual value of $2.2 million and the selling shareholders are also employees of the Company, the Company recorded the excess remuneration paid to the selling shareholders of $0.6 million as stock-based compensation in the consolidated statements of operations and as contributed capital in the consolidated statements of stockholders’ equity as of and for the year-ended December 31, 2020.
The Company accounted for the Narellan Acquisition using the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations (“ASC 805”). This requires that the assets acquired and liabilities assumed be measured at fair value. The Company estimated, using Level 3 inputs, the fair value of certain fixed assets using a combination of the cost approach and the market approach. Inventories were valued using the comparative sales method. Specific to intangible assets, dealer relationships and franchise relationships were valued using the multi-period excess earnings method, whereas trade names

Notes to Consolidated Financial Statements (Continued)
and proprietary pool designs were valued using the relief from royalty method. The Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date.
The following summarizes the purchase price allocation for the Company’s acquisition of Narellan:
(in thousands)	May 31, 2019
Total consideration	$35,233
Allocation of purchase price:
Cash	24
Trade receivables	1,420
Inventories	4,501
Prepaid expenses and other current assets	472
Property and equipment	4,861
Intangible assets	18,332
Deferred tax asset	126
Total assets acquired	29,736
Accounts payable	3,379
Accrued expenses and other current liabilities	442
Deferred tax liabilities	470
Total liabilities assumed	4,291
Total fair value of net assets acquired, excluding goodwill:	25,445
Goodwill	$9,788
Total consideration was comprised of the following:
(in thousands)	Amount
Cash consideration	$20,238
Fair value of equity consideration	7,567
Fair value of contingent consideration	7,428
Total consideration	$35,233
The excess of the purchase price over the fair value of the identifiable assets acquired and the liabilities assumed in the acquisition was allocated to goodwill in the amount of $9.8 million. Goodwill resulting from the acquisition was attributable to the expanded market share and broader geographical footprint. The goodwill recognized is not deductible for tax purposes.

Notes to Consolidated Financial Statements (Continued)
The Company allocated a portion of the purchase price to specific intangible asset categories as follows:
Definite-lived intangible assets:	Fair Value (in thousands)	Amortization Period (in years)
Trade names and trademarks	$9,535	25
Pool designs	5,728	14
Patented technology	1,410	5
Franchise relationships	1,187	4
Dealer relationships	472	5
The following are the net sales and net loss from Narellan included in the Company’s results from the Acquisition Date through December 31, 2019:
(in thousands)	Year Ended December 31, 2019
Net sales	$15,893
Net loss	$(1,047)
GL International, LLC
On October 22, 2020, Latham Pool Products acquired GL International, LLC ( “GLI”) for a total purchase price of $79.7 million (the “GLI Acquisition”). The results of GLI’s operations have been included in the consolidated financial statements since that date. GLI specializes in manufacturing custom pool liners and safety covers. As a result, this acquisition expanded the Company’s liner and safety cover product offerings.In connection with the GLI Acquisition, consideration paid was $79.7 million in cash, or $74.7 million net of cash acquired of $5.0 million, and excluding a net working capital adjustment receivable of $0.8 million. The net working capital adjustment receivable was recorded in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 2020. The cash consideration was funded from existing cash on hand. The Company incurred $2.4 million in transaction costs.
The Company accounted for the GLI Acquisition using the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations (“ASC 805”). This requires that the assets acquired and liabilities assumed be measured at fair value. The Company estimated, using Level 3 inputs, the fair value of certain fixed assets using a combination of the cost approach and the market approach. Inventories were valued using the comparative sales method, less the cost of disposal. Specific to intangible assets, dealer relationships were valued using the multi-period excess earnings method, whereas trade names were valued using the relief from royalty method. The Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date.

Notes to Consolidated Financial Statements (Continued)
The following summarizes the purchase price allocation for the Company’s acquisition of GLI:
(in thousands)	October 22, 2020
Total consideration	$79,743
Allocation of purchase price:
Cash	5,007
Trade receivables	10,639
Inventories	11,854
Prepaid expenses and other current assets	3,949
Property and equipment	1,402
Intangible assets	46,700
Total assets acquired	79,551
Accounts payable	3,536
Accrued expenses and other current liabilities	8,853
Other long-term liabilities	524
Total liabilities assumed	12,913
Total fair value of net assets acquired, excluding goodwill:	66,638
Goodwill	$13,105
The excess of the purchase price over the fair value of the identifiable assets acquired and the liabilities assumed in the acquisition was allocated to goodwill in the amount of $13.1 million. Goodwill resulting from the GLI Acquisition was attributable to the expanded market share and product offerings. Goodwill resulting from the GLI Acquisition is deductible for tax purposes.
The Company allocated a portion of the purchase price to specific intangible asset categories as follows:
Definite-lived intangible assets:	Fair Value (in thousands)	Amortization Period (in years)
Trade names	$9,500	9
Dealer relationships	37,200	8
	$46,700
The following are the net sales and net loss from GLI included in the Company’s results from the GLI Acquisition Date through December 31, 2020:
(in thousands)	Year Ended December 31, 2020
Net sales	$7,689
Net loss	$(1,123)
Pro Forma Financial Information (Unaudited)
The following pro forma financial information presents the statements of operations of the Company combined with Narellan and GLI as if the acquisitions occurred on January 1, 2019. The pro forma results do not include any anticipated synergies, cost savings or other expected benefits of an acquisition. As the Narellan Acquisition closed on May 31, 2019, Narellan’s operating results have already been reflected in the Company’s consolidated statements of operations for the year ended December 31, 2020. The pro forma financial information is not necessarily indicative of what the financial results would have been had the acquisitions been completed on January 1, 2019 and is not necessarily indicative of the Company’s future financial results.

Notes to Consolidated Financial Statements (Continued)
	Year Ended December 31,
(in thousands)	2019	2020
Net sales	$382,029	$462,802
Net income	$6,066	$26,344
The pro forma financial information presented above has been calculated after adjusting for the results of the Narellan Acquisition and GLI Acquisition for the year ended December 31, 2019 and for the GLI Acquisition for the year ended December 31, 2020 to reflect the accounting effects as a result of the acquisitions, including the amortization expense from acquired intangible assets, the depreciation and amortization expense from acquired property and equipment, the additional cost of sales from acquired inventory, interest expense from debt financing, and any related tax effects. With respect to the GLI Acquisition, transaction costs incurred during the year ended December 31, 2020 are reflected within pro forma net income for the year ended December 31, 2019, in order to reflect the GLI Acquisition as if it had occurred on January 1, 2019.
4.
EQUITY METHOD INVESTMENT

On October 30, 2020, the Company entered into a securities purchase agreement to purchase 28% of the common units of Premier Pools & Spas for $25.4 million. The Company concluded that it holds common stock of Premier Pools & Spas and has the ability to exercise significant influence over Premier Pools & Spas, but does not have a controlling financial interest. Accordingly, the Company accounts for this investment using the equity method of accounting. The Company’s proportionate share of the earnings or losses of the investee are reported as a separate line in the consolidated statements of operations.
Premier Pools & Spas is a holding company for its manufacturing and franchising companies including PFC LLC, Premier Franchise Management LLC, Premier Pools Management LLC, and Premier Fiberglass LLC (the “Premier Companies”). The Premier Companies are a leading swimming pool-building brand that uses its franchisee network to sell and install pools around the United States.
In connection with Latham’s Investment in Premier Pools & Spas, the Company entered into an exclusive supply agreement with Premier Pools & Spas, the Premier Companies, and Premier Pools & Spas’ franchisees (“Premier Franchisees”) (together, the “Customer”). PremierPools & Spas does not consolidate the operations of the Premier Franchisees. Per the supply agreement, Latham is the exclusive supplier of the Premier Franchisees for specific pool and pool products. These products include fiberglass products and package pool products. The initial term of the supply agreement is ten years.
For the first three years of the supply agreement, the Customer is entitled to a low-teens percentage rebate for all fiberglass pools sold and an additional growth rebate of a low single-digit to low-teens percentage based on year over year sales growth on fiberglass pools (the “Rebates”). The Rebates will be paid directly to Premier Pools Management Corp. Holdco.
As of December 31, 2020, the Company’s carrying amount for the equity method investment in Premier Pools & Spas was $25.4 million. Because of the three-month financial reporting lag, the Company did not record any earnings from its interest in Premier Pools & Spas’ earnings for the year ended December 31, 2020. The Company will begin to record its interest in the net earnings of Premier Pools & Spas, along with adjustments for amortization of basis differences and any investee capital transactions, during the fiscal quarter ended April 3, 2021.
5.
FAIR VALUE MEASUREMENTS

Assets and liabilities measured at fair value on a nonrecurring basis
The Company’s non-financial assets such as goodwill, intangible assets and property and equipment are measured at fair value upon acquisition or remeasured to fair value when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 2 and Level 3 inputs.

Notes to Consolidated Financial Statements (Continued)
Assets and liabilities measured at fair value on a recurring basis
The fair value of the Company’s Contingent Consideration is measured and recorded on the consolidated balance sheets using Level 3 inputs because it is valued based on unobservable inputs and other estimation techniques due to the absence of quoted market prices. The Company values the Contingent Consideration using a Monte Carlo simulation, which relies on management’s projections of EBITDA and the estimated probability of achieving such targets.
Estimates of fair value are subjective in nature, involve uncertainties and matters of significant judgment, and are made at a specific point in time. Thus, changes in key assumptions from period to period could significantly affect the estimate of fair value.
The following table presents a reconciliation of the Company’s Contingent Consideration measured and recorded at fair value on a recurring basis as of December 31, 2019, using significant unobservable inputs (Level 3) (in thousands):
Fair Value
Balance as of May 31, 2019	$7,428
Change in fair value of Contingent Consideration	1,441
Foreign currency translation adjustment	109
Balance as of December 31, 2019	8,978
Change in fair value of Contingent Consideration	(204)
Foreign currency translation adjustment	58
Payment of Contingent Consideration and issuance of Class A units (see Note 3)	(8,832)
Balance as of September 25, 2020	$—
The Monte Carlo simulation utilized the following unobservable inputs to determine the fair value of the Contingent Consideration as of December 31, 2019:
Year Ended December 31, 2019
EBITDA risk adjustment	17.30%
Annual EBITDA volatility	55.00%
Risk-free rate of return	2.10%
The fair value of the benefit plan assets is measured and recorded on the Company’s consolidated balance sheets using Level 2 inputs. The fair value of the Company’s plan assets was $1.3 million as of December 31, 2019. During the year ended December 31, 2020, the Company terminated its defined benefit pension plan (see Note 15).
Fair value of financial instruments
The Company considers the carrying amounts of cash, trade receivables, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities, to approximate fair value due to the short-term maturities of these instruments.
Term loan
The term loan is carried at amortized cost; however, the Company estimates the fair value of the term loan for disclosure purposes. The fair value of the term loan is determined using inputs based on observable market data of a non-public exchange using, which are classified as Level 2 inputs. The following table sets forth the carrying amount and fair value of the term loan (in thousands):

Notes to Consolidated Financial Statements (Continued)
	December 31,
	2019		2020
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Term loan	$223,223	$220,712	$221,496	$221,081
Interest rate swap
The Company estimates the fair value of the interest rate swap (see Note 9) on a quarterly basis using Level 2 inputs, including the forward LIBOR curve. The fair value is estimated by comparing (i) the present value of all future monthly fixed rate payments versus (ii) the variable payments based on the forward LIBOR curve. As of December 31, 2019 and 2020, the Company’s interest rate swap liability was $0 and $0.3 million, which was recorded within other long-term liabilities on the consolidated balance sheets.
6.
GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill
The following table presents the changes in the carrying value of goodwill during the years ended December 31, 2019 and 2020 (in thousands):
Amount
Balance as of December 31, 2018	$91,782
Acquisition	9,788
Foreign currency translation adjustment	102
Balance as of December 31, 2019	101,672
Acquisition	13,105
Foreign currency translation adjustment	973
Balance as of December 31, 2020	$115,750
The Company performed an annual test for goodwill impairment in the fourth quarter of the fiscal year ended December 31, 2019 and 2020 in accordance with Step 1 of ASC 350 and determined that goodwill was not impaired.
Intangible Assets
Intangible assets, net as of December 31, 2019 consisted of the following (in thousands):
	December 31, 2019
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Amount
Trade names and trademarks	$125,600	$99	$5,032	$120,667
Patented technology	16,126	14	1,698	14,442
Pool designs	5,728	59	239	5,548
Franchise relationships	1,187	12	173	1,026
Dealer relationships	123,176	5	8,530	114,651
Non-competition agreements	2,476	—	513	1,963
	$274,293	$189	$16,185	$258,297
The Company recognized $15.6 million of amortization expense related to intangible assets during the year ended December 31, 2019.

Notes to Consolidated Financial Statements (Continued)
Intangible assets, net as of December 31, 2020 consisted of the following (in thousands):
	December 31, 2020
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Amount
Trade names and trademarks	$135,100	$1,047	$10,258	$125,889
Patented technology	16,126	155	3,452	12,829
Pool designs	5,728	629	648	5,709
Franchise relationships	1,187	130	470	847
Dealer relationships	160,376	52	17,697	142,731
Non-competition agreements	2,476	—	1,008	1,468
	$320,993	$2,013	$33,533	$289,473
The Company recognized $17.3 million of amortization expense related to intangible assets during the year ended December 31, 2020.
The Company estimates that amortization expense related to definite-lived intangible assets will be as follows in each of the next five years and thereafter (in thousands):
Year Ended	Estimated Future Amortization Expense
2021	$21,959
2022	21,959
2023	21,768
2024	20,948
2025	20,791
Thereafter	182,048
$289,473

7.
INVENTORIES, NET

Inventories, net consisted of the following (in thousands):
	December 31,
	2019	2020
Raw materials	$19,035	$37,010
Finished goods	16,576	27,808
	$35,611	$64,818

Notes to Consolidated Financial Statements (Continued)
8.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following (in thousands):
	December 31,
	2019	2020
Land	$1,613	$1,613
Building and improvements	5,495	5,898
Machinery and equipment	17,661	21,478
Furniture and fixtures	511	1,406
Computer equipment and software	5,090	6,633
Molds and dyes	5,602	9,051
Leasehold improvements	2,611	3,573
Vehicles	2,338	3,061
Construction in progress	3,046	8,525
	43,967	61,238
Less: Accumulated depreciation	(6,122)	(13,881)
	$37,845	$47,357
Depreciation and amortization expense related to property and equipment during the years ended December 31, 2019 and 2020 was $6.0 million and $8.0 million, respectively. Construction in progress recorded as of December 31, 2019 and 2020 primarily related to an increase in fiberglass molds and fiberglass production capacity. The Company recorded aggregate losses on sales and disposals of property and equipment of $0.7 million and $0.3 million during the years ended December 31, 2019 and 2020 respectively.
9.
LONG-TERM DEBT

The components of the Company’s outstanding debt obligations consisted of the following (in thousands):
	December 31,
	2019	2020
Term loan	$232,191	$228,147
Less: Unamortized discount and debt issuance costs	(8,968)	(6,651)
Total debt	223,223	221,496
Less: Current portion of long-term debt	(6,891)	(13,042)
Total long-term debt	$216,332	$208,454
Revolving Credit Facility
On December 18, 2018, the Latham Pool Products entered into an agreement (the “Credit Agreement”) with Nomura Corporate Funding Americas, LLC (“Nomura”) that included a revolving line of credit (the “Revolver”) and letters of credit (“Letters of Credit” or collectively with the Revolver, the “Revolving Credit Facility”), as well as a term loan (as described below). The Revolving Credit Facility was utilized to finance ongoing general corporate and working capital needs with the Revolver of up to $30.0 million. The Revolving Credit Facility matures on December 18, 2023.
The Revolving Credit Facility allows for either Eurocurrency borrowings, bearing interest ranging from 4.50% to 4.75%, or base rate borrowings, bearing interest ranging from 3.50% to 3.75% depending on the First Lien Net Leverage Ratio, as defined in the Credit Agreement. A commitment fee accrues on any unused portion of the commitments under the Revolving Credit Facility. The commitment fee is due and payable

Notes to Consolidated Financial Statements (Continued)
quarterly in arrears and is equal to the applicable margin times the actual daily amount by which the $30.0 million initial commitment exceeds the sum of the outstanding borrowings under the Revolver and outstanding Letters of Credit obligations. The applicable margin ranges from 0.375% to 0.500% as determined by the Company’s First Lien Net Leverage Ratio as defined in the Credit Agreement.
The Company is required to meet certain financial covenants, including maintaining specific liquidity measurements. There are also negative covenants, including certain restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments, consolidate or merge with other entities, enter into transactions with affiliates and make prepayments. As of December 31, 2019 and 2020, the Company was in compliance with all financial-related covenants related to the Credit Agreement. There were no amounts outstanding as of December 31, 2019 and 2020 on the Revolving Credit Facility or Letters of Credit.
Term Loan Facility
On December 18, 2018, in connection with the Acquisition, the Company entered into the Credit Agreement with Nomura to borrow $215.0 million (the “Original Term Loan”). The Company incurred debt issuance costs of $11.5 million related to the transaction.
The Original Term Loan was amended on May 29, 2019, to provide additional borrowings of $23.0 million at a discount of $0.7 million (the “First Amendment”) to fund the Company’s acquisition of Narellan (see Note 3). Any portion of the First Amendment not used to fund the acquisition of Narellan was required to be applied to repay the First Amendment in an aggregate amount equal to such portion of the First Amendment, without any premium or penalty.
On August 6, 2020, the Company entered into a Form of Affiliated Lender Assignment and Assumption with Nomura (the “Assignment”). Under the Assignment, the Company repaid $4.975 million of the outstanding principal balance, which was accepted as full repayment of $5.0 million of the outstanding principal balance. The Company treated the $25.0 thousand as a gain on extinguishment of debt and recorded it within interest expense, net in its consolidated statements of operations during the year ended December 31, 2020.
On October 14, 2020, the Company entered into a subsequent amendment under the Original Term Loan with Nomura to borrow an additional $20.0 million (the “Second Amendment” and collectively with the Original Term Loan and the First Amendment, the “Term Loan”). The Company accounted for the borrowings under the Second Amendment as new debt and recorded $0.1 million of third party costs as a direct reduction to the carrying amount of long-term debt on the consolidated balance sheet. There were no financing costs incurred with the Second Amendment. The Term Loan has a maturity date of June 18, 2025. Interest and principal payments are due quarterly.
The Term Loan bears interest at (1) a base rate equal to the highest of (i) the Federal Funds Rate plus 1∕2 of 1%, (ii) the “prime rate” published in the Money Rates section of the Wall Street Journal and (iii) LIBOR plus 1.00% (2) plus a Loan Margin of (i) 6.00% for Eurocurrency Rate Loans and (ii) 5.00% for Base Rate Loans, as defined in the Credit Agreement. Principal payments under the First Amendment were calculated as 0.629% of the outstanding principal balance. In connection with the Second Amendment, the Company is required to repay the outstanding principal balance of the Term Loan in fixed quarterly payments of $3.3 million, commencing March 31, 2021. The Company was required to make a $1.6 million principal payment for the partial period of October 14, 2020 through December 31, 2020. Outstanding borrowings at December 31, 2019 and 2020 were $223.2 million and $221.5 million, respectively, net of discount and debt issuance costs of $9.0 million and $6.7 million, respectively. In connection with the Term Loan, the Company is subject to various financial reporting, financial and other covenants, including maintaining specific liquidity measurements.

Notes to Consolidated Financial Statements (Continued)
Under the Term Loan, the Company is required to make mandatory prepayments based on the Company’s excess cash flow for the year, as follows (as a percentage of the Company’s excess cash flow for the year):
Leverage Ratio	Mandatory Prepayment Percentage
> 3.50:1.00	90%
> 3.00:1.00 and ≤ 3.50:1.00	75%
> 2.50:1.00 and ≤ 3.00:1.00	50%
> 2.00:1.00 and ≤ 2.50:1.00	25%
≤ 2.00:1.00	0%
Leverage Ratio in the table above is defined as of any date of determination, the ratio of the aggregate principal amount of indebtedness at such date to consolidated earnings before interest, taxes, depreciation and amortization.
As of December 31, 2019, the estimated mandatory prepayment to be paid was $0.9 million. There was no estimated mandatory prepayment to be paid as of December 31, 2020. As of December 31, 2020, the current portion of principal due on the Term Loan was $13.0 million, and this amount is shown as a current liability in current maturities of long-term debt on the consolidated balance sheets. There are also negative covenants, including, but not limited to, certain restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments, consolidate or merge with other entities, enter into transactions with affiliates and make prepayments. As of December 31, 2019 and 2020, the Company was in compliance with all financial-related covenants related to the Term Loan.
As of December 31, 2019, the unamortized debt issuance costs and discount on the Term Loan were $8.4 million and $0.5 million, respectively. As of December 31, 2020, the unamortized debt issuance costs and discount on the Term Loan were $6.3 million and $0.4 million, respectively. The effective interest rate was 10.47% and 8.03% for the years ended December 31, 2019 and 2020, respectively.
Interest rate risk associated with the Company’s Credit Agreement is managed through an interest rate swap which the Company executed on April 30, 2020. The swap has an effective date of May 18, 2020 and a termination date of May 18, 2023. Under the terms of the swap, the Company fixed its LIBOR borrowing rate at 0.442% on a notional amount of $200.0 million. The interest rate swap is not designated as a hedging instrument for accounting purposes (see Note 2 and Note 5).
The Company recorded interest expense associated with the Revolving Credit Facility, Second Amendment and interest rate swap, as follows (in thousands):
	Year Ended December 31,
	2019	2020
Cash interest expense	$19,488	$15,625
Amortization of debt issuance costs	2,968	2,179
Amortization of original issue discount	183	138
Interest rate swap	—	334
Gain on extinguishment of debt	—	(25)
Total interest expense	$22,639	$18,251

Notes to Consolidated Financial Statements (Continued)
Principal payments due on the outstanding debt in the next five fiscal years, excluding any potential payments based on excess cash flow levels, are as follows (in thousands):
Year Ended	Term Loan Facility
2021	$13,042
2022	13,042
2023	13,042
2024	13,042
2025	175,979
$228,147
The obligations under the Credit Agreement are guaranteed by certain wholly owned subsidiaries (the “Guarantors”) of the Company as defined in the security agreement. The obligations under the Credit Agreement are secured by substantially all of the Guarantors’ tangible and intangible assets, including their accounts receivables, equipment, intellectual property, inventory, cash and cash equivalents, deposit accounts and security accounts. The Credit Agreement also restricts payments and other distributions unless certain conditions are met, which could restrict the Company’s ability to pay dividends.
10.
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following (in thousands):
	December 31,
	2019	2020
Accrued sales rebates	$6,520	$15,511
Accrued product warranties	2,663	2,705
Accrued incentives	2,448	11,244
Accrued vacation	2,425	3,805
Accrued payroll	2,334	6,098
Deferred offering costs	—	1,040
Accrued third-party services	1,556	2,172
Other	4,287	8,031
Total accrued expenses and other current liabilities	$22,233	$50,606

11.
PRODUCT WARRANTIES

The warranty reserve activity consisted of the following (in thousands):
	Year Ended December 31,
	2019	2020
Balance at the beginning of the year	$1,977	$2,846
Accruals for warranties issued	3,729	3,966
Warranty liabilities assumed in GLI Acquisition	—	118
Less: Settlements made (in cash or in kind)	(2,860)	(4,048)
Balance at the end of the year	2,846	2,882
Less: Current portion of accrued warranty costs	(2,663)	(2,705)
Accrued warranty costs – less current portion	$183	$177

Notes to Consolidated Financial Statements (Continued)
12.
NET SALES

The following table sets forth the Company’s disaggregation of net sales by product line (in thousands):
	Year Ended December 31,
	2019	2020
In-ground Swimming Pools	$175,033	$237,410
Covers	70,984	84,524
Liners	71,958	81,455
	$317,975	$403,389
The allowance for bad debt activity during the years ended December 31, 2019 and 2020 was as follows (in thousands):
	Year Ended December 31,
	2019	2020
Balance at the beginning of the year	$1,535	$1,322
Bad debt expense	253	358
Write-offs	(466)	(242)
Balance at the end of the year	$1,322	$1,438

13.
INCOME TAXES

The Company is subject to United States federal, state and local income taxes, as well as other foreign income taxes. The domestic and foreign components of its income (loss) before income taxes are as follows (in thousands):
	Year Ended December 31,
	2019	2020
Income (loss) before income taxes:
Domestic	$9,939	$19,609
Foreign	(7,153)	3,150
Total	$2,786	$22,759
Current and deferred income tax (benefit) expense is composed of the following (in thousands):
	Year Ended December 31,
	2019	2020
Current income tax (benefit) expense:
Domestic	$5,424	$10,342
Foreign	131	1,104
Total current tax (benefit) expense	5,555	11,446
Deferred income tax (benefit) expense:
Domestic	(10,020)	(4,532)
Foreign	(206)	(138)
Total deferred tax (benefit) expense	(10,226)	(4,670)
Total income tax (benefit) expense	$(4,671)	$6,776

Notes to Consolidated Financial Statements (Continued)
The reconciliation of the statutory federal income tax rate with the Company’s effective income tax rate is as follows (% of Income Before Income Taxes):
	Year Ended December 31, 2019	Year Ended December 31, 2020
Federal statutory tax rate	21.0%	21.0%
Foreign taxes less than U.S. statutory rate	1.1%	1.2%
State income tax, net of federal benefit	(67.2)%	1.4%
Uncertain tax positions	348.2%	0.8%
Change in valuation allowance	(5.9)%	(1.1)%
GILTI	21.1%	1.5%
Meals and entertainment	6.8%	0.5%
Foreign expenses not deductible for tax	56.1%	1.7%
Transaction costs not deductible for tax	13.3%	2.0%
Canadian restructuring	(562.4)%	—
Canadian Branch Income	0.0%	1.8%
Other expenses not deductible for tax	(0.1)%	(1.0)%
	(168.0)%	29.8%
The Company continues to maintain valuation allowances in Canada primarily related to tax losses where it believes it is not more likely than not that the losses will be utilized. The following table summarizes changes in the valuation allowance (in thousands):
	Year Ended December 31
	2019	2020
Balance at January 1	$(12,300)	$(12,463)
Additions	(163)	(241)
Balance at December 31	$(12,463)	$(12,704)
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (the “Act”). The Act made broad and complex changes to the U.S. tax code, including, but not limited to (1) reducing the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018, (2) bonus depreciation that allows for full expensing of qualified property, (3) interest expense deduction limitation rules, and (4) new international tax provisions including, but not limited to, GILTI and Foreign Derived Intangible Income (“FDII”). The Act also required companies to record/pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred. The one-time transition tax was based on the Company’s total post-1986 earnings and profits (“E&P”) that were previously deferred for U.S. income tax purposes. The Company did not record a liability for the one-time transition tax for all of its foreign subsidiaries as the Company did not have aggregate E&P from those foreign subsidiaries.
During the year ended December 31, 2019, the Company finalized the computations of the income tax effects of the Act. Although the Company has completed its accounting for the effects of the Act, the determination of the Act’s income tax effects may change following future legislation or further interpretation of the Act based on the publication of recently proposed U.S. Treasury regulations and guidance from the Internal Revenue Service and state tax authorities. The Company has elected with respect to its treatment of GILTI to account for taxes on GILTI as incurred.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted in response to the coronavirus (“COVID-19”) pandemic. The CARES Act is aimed at providing assistance and health care for individuals, families, and businesses affected by COVID-19 and generally

Notes to Consolidated Financial Statements (Continued)
supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act did not have a material impact on the Company’s consolidated financial condition or results of operations for the year ended December 31, 2020.
On December 27, 2020, the Consolidated Appropriations Act (“CAA”) was enacted in further response to the COVID-19 pandemic. The CAA extended many of the provisions enacted by the CARES Act, the extension of which likewise did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2020.
Deferred Income Taxes
Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes, and the impact of available net operating loss (“NOL”) and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets and liabilities recorded on the balance sheets as of December 31, 2019 and 2020 consist of the following (in thousands):
	December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$12,110	$12,099
Inventories, net	680	473
Warranty reserve	649	789
Trade receivables	477	360
Profits interest units	389	760
Section 163(j)	289	—
Deferred taxes in equity	257	257
Accrued expenses	224	498
Transaction costs	107	607
Canadian tax credits	86	255
Other	64	216
Gross deferred tax assets	15,332	16,314
Valuation allowance	(12,463)	(12,704)
Total deferred tax asset	2,869	3,610
Less: Foreign deferred tax benefit	(206)	(345)
Total domestic deferred tax asset	2,663	3,265
Deferred tax liabilities:
Intangible assets	(57,221)	(53,874)
Property and equipment, net	(4,677)	(4,120)
Prepaid expenses	(773)	(464)
Total deferred tax liabilities	(62,671)	(58,458)
Net deferred tax liabilities	$(60,008)	$(55,193)
ASC 740 requires that the Company reduce its deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred

Notes to Consolidated Financial Statements (Continued)
tax asset will not be realized. After consideration of all evidence, both positive and negative, the Company concluded that it is more likely than not that it will be unable to realize a portion of its deferred tax assets and that a valuation allowance of $12.7 million is necessary as of December 31, 2020. It is reasonably possible that the Company’s estimates of future taxable income may change within the next 12 months, resulting in a change to the valuation allowance in one or more jurisdictions.
As of December 31, 2020, the Company had net operating loss (“NOL”) carryforwards of approximately $12.1 million (tax effected), which will be available to offset future taxable income and tax liabilities. The NOL carryforwards expire in calendar years 2026 through 2039. As of December 31, 2020, a valuation allowance of $12.1 million has been recorded against the NOL carryforwards, where it appears more likely than not that such benefits will not be realized. The NOL carryforwards are in Canada.
The Company reinvests earnings of foreign operations indefinitely and, accordingly, does not provide for income taxes that could result from the remittance of such earnings. The Company acknowledges that it would need to accrue and pay taxes should it decide to repatriate cash generated from earnings of its foreign subsidiaries that are considered indefinitely reinvested but expect that the potential tax liability would be insignificant.
Tax Uncertainties
The liability related to uncertain tax positions, exclusive of interest, is $5.4 million at December 31, 2020. Of this amount, $5.4 million, if recognized, would impact the effective tax rate. The Company does not expect this balance to significantly change within the next twelve months. The Company’s policy is to record interest and penalties related to unrecognized tax benefits in the income tax provision (benefit). As of December 31, 2020, the Company had $0.2 million of accrued interest and no accrued penalties.
The Company is subject to income taxes in the U.S., certain states and numerous foreign jurisdictions. While the Company believes it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than its accrued position. Accordingly, additional provisions on federal and foreign tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.
The Company files a federal consolidated tax return which includes all U.S. entities as well as several combined or consolidated state tax returns and separate state tax returns. In addition, the Company files Canadian and Australian tax returns for its Canadian, Australian, and New Zealand entities. The Company is subject to the regular examination of its income tax returns by tax authorities. The Company has audits ongoing for the year 2018 related to Utah State Income Tax. Examinations in material jurisdictions or changes in laws, rules, regulations or interpretations by local taxing authorities could result in impacts to tax years open under statute or to foreign operating structures currently in place. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations or changes in laws, rules, regulations or interpretations to determine the adequacy of its provision for taxes. It is possible the outcomes from these examinations will have a material adverse effect on the Company’s financial condition and operating results.
Tax years from the fiscal year ended December 31, 2017 through present are open for examination in the U.S. Tax years and tax periods ended December 31, 2016 through present are open for state examination. Tax years and tax periods from June 30, 2017 through present are currently open for examination in Canada. Tax years and tax periods from June 30, 2016 through present are currently open for examination in Australia. Tax years and tax periods from March 31, 2016 through present are currently open for examination in New Zealand.

Notes to Consolidated Financial Statements (Continued)
The following is a reconciliation of the beginning and ending amount of uncertain tax positions (in thousands):
	Year Ended December 31,
	2019	2020
Balance at the beginning of the year	$—	$9,681
Additions for tax positions taken during prior years	—	181
Additions for tax positions taken during the current year	9,681	—
Balance at the end of the year	$9,681	$9,862

14.
COMMITMENTS AND CONTINGENCIES

Lease Commitments
The Company leases certain property and equipment under agreements generally with terms of five years or less and may include certain renewal options. Rental expense during the years ended December 31, 2019 and 2020 was $6.1 million and $6.8 million, respectively.
The minimum annual rental commitments under non-cancelable operating leases as of December 31, 2020 are due as follows (in thousands):
Year Ended
2021	$6,484
2022	5,971
2023	4,455
2024	3,834
2025	3,491
Thereafter	5,094
$29,329
Litigation
In the normal course of its business, the Company is involved in various legal proceedings involving contractual and employment relationships, product liability claims, trademark rights and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position, results of operations or cash flows. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.
15.
EMPLOYEE BENEFIT PLANS

The Company has various retirement savings plans covering substantially all employees of the Company. These plans allow eligible employees to make discretionary contributions. The Company makes discretionary matching and other contributions depending on the plan and contributed $0.9 million and $0.8 million to such plans during the years ended December 31, 2019 and 2020, respectively.
During the year-ended December 31, 2020, the Company terminated its defined benefit pension plan, liquidating the existing plan assets and settling all remaining plan obligations associated with the Company’s pension plans, which resulted in an immaterial impact to the consolidated financial statements.

Notes to Consolidated Financial Statements (Continued)
16.
PROFITS INTEREST UNITS

Total stock-based compensation expense related to the PIUs was $0.8 million and $1.2 million during the years ended December 31, 2019 and 2020, respectively, which is recorded in selling, general and administrative expense in the consolidated statements of operations. There was $6.4 million and $9.8 million of unrecognized compensation expense related to the units as of December 31, 2019 and 2020, respectively. The following table summarizes the activity for all PIUs during the years ended December 31, 2019 and 2020:
	Number of PIUs	Weighted-Average Grant-Date Fair Value
Balance at January 1, 2019	20,890,124	$0.41
Granted	3,692,699	$0.38
Forfeited	(2,848,653)	$0.41
Balance at December 31, 2019	21,734,170
Granted	7,843,107	$0.60
Forfeited	(2,152,315)	$0.35
Balance at December 31, 2020	27,424,962	$0.43
As of December 31, 2020, there are 18,011,127 Performance PIUs which are not expected to vest as the performance condition is not considered to be probable. As of December 31, 2020, there are 9,413,835 Time-Vesting PIUs which will continue to vest over the employees’ requisite service periods. As of December 31, 2019 and 2020, none of the Time-Vesting PIUs have vested for accounting purposes due to the Parent’s $0 Repurchase Right.
The Company uses the following assumptions in conjunction with the Contingent Claims Analysis Model to estimate the fair value of the PIUs:
	Year Ended December 31, 2019	Year Ended December 31, 2020
Expected volatility	49.00%	55.00%
Risk-free interest rate	1.90%	0.20%
Expected term (in years)	4.6	3.2
Expected dividend yield	—%	—%
During the year ended December 31, 2020, the Company recorded $0.6 million in stock-based compensation expense related to the settlement of the Contingent Consideration (see Note 3 and Note 5), which is recorded in selling, general and administrative expense in the consolidated statements of operations.
17.
COMMON STOCK

As of December 31, 2019 and 2020, the Company’s amended and restated certificate of incorporation authorized the Company to issue 500,000,000 shares of $0.0001 par value common stock.
Each share of common stock entitles the holder to one vote for each share of common stock held. Common stockholders are entitled to receive dividends, as declared by the board of directors. Through December 31, 2020, no dividends had been paid. During the years ended December 31, 2019 and 2020, the Company paid distributions of $0.2 million and $0.6 million, respectively, to Parent for the repurchase of Parent’s Class A shares.
On October 14 and 20, 2020, Parent authorized the sale of 32,902,113 shares of the Company’s common stock to Parent for an aggregate of $64.9 million. On December 28, 2020, the Company repurchased and retired those 32,902,113 shares in exchange for a note payable in the amount of $64.9 million (the

Notes to Consolidated Financial Statements (Continued)
“Parent Note”). The Parent Note bore interest at 0.15% per annum, the applicable federal rate at time of the issuance of the note payable. The principal and all accrued and unpaid interest were due on October 20, 2023. The Parent Note could be prepaid in part or full at any time without any penalty. During the year ended December 31, 2020, interest expense related to the Parent Note was insignificant. The Parent Note was settled in full on February 2, 2021 (see Note 22).
18.
NET INCOME PER SHARE

Basic and diluted net income per share attributable to common stockholders was calculated as follows (in thousands, except share and per share data):
	Year Ended December 31,
	2019	2020
Numerator:
Net income attributable to common stockholders	$7,457	$15,983
Denominator:
Weighted-average common shares outstanding, basic and diluted	109,673,709	116,469,884
Net income per share attributable to common stockholders, basic and diluted	$0.07	$0.14
There were no potentially dilutive securities outstanding during the year ended December 31, 2019.
19.
RELATED PARTY TRANSACTIONS

BrightAI Services
Starting in 2020, BrightAI rendered services to the Company, for which the cost was capitalized as internal-use software. A co-founder of BrightAI Services has served on the Company’s board of directors since December 9, 2020. During the year ended December 31, 2020, the Company incurred $0.5 million associated with services performed by BrightAI, which is recorded as construction in progress within in property and equipment, net and accounts payable — related party on the consolidated balance sheet as of December 31, 2020.
Purchase of Treasury Stock
On October 14 and 20, 2020, Parent contributed an aggregate of $64.9 million to the Company in exchange for an aggregate of 32,902,113 shares of the Company’s common stock. On December 28, 2020, the Company repurchased and retired those 32,902,113 shares in exchange for the Parent Note (see Note 17).
Expense Reimbursement and Management Fees
The Company has an expense reimbursement agreement (the “management fee arrangement”) with the Sponsor and Wynnchurch Capital, L.P. for ongoing consulting and advisory services. The management fee arrangement provides for the aggregate payment of up to $1.0 million each year for reimbursement of expenses incurred with services provided and, depending on the extent of services provided, management fees. The management fee arrangement will terminate upon consummation of the Company’s initial public offering.
The Company expensed $0.5 million of management fees during the year ended December 31, 2019 and expensed $47.7 thousand of reimbursement expenses during the year ended December 31, 2020. These fees are reported in selling, general and administrative expense in the consolidated statements of operations. As of December 31, 2019 and 2020, there were no outstanding amounts payable to the Sponsor and Wynnchurch Capital, L.P.
Operating Lease
In May 2019, in connection with the Narellan Acquisition, the Company assumed an operating lease for the manufacture, sale and storage of swimming pools and associated equipment with Acquigen Pty Ltd,

Notes to Consolidated Financial Statements (Continued)
which is owned by an employee who is also a shareholder of the Company. The lease expires in June 2028. As of December 31, 2019 and 2020, future minimum lease payments totaled $4.3 million and $4.2 million, respectively, related to this lease. The Company recognized $0.2 million and $0.4 million of rent expense related to this lease during the years ended December 31, 2019 and 2020, respectively, which is recognized within selling, general and administrative expense on the consolidated statements of operations.
20.
SEGMENT AND GEOGRAPHIC INFORMATION

Segment Information
During 2020, the Company made operational changes in how its CODM manages the business including organizational alignment, performance assessment and resource allocation. The segment disclosure is based on the intention to provide the users of the financial statements with a view of the business from the Company’s perspective. The Company conducts its business as one operating and reportable segment that designs, manufactures and markets in-ground swimming pools, liners and covers.
Geographic Information
Net sales by geography is based on the delivery address of the customer as specified in purchase order. Net sales by geographic area was as follows (in thousands):
	December 31,
	2019	2020
Net sales
United States	$257,786	$325,716
Canada	43,157	50,499
Australia	12,126	20,181
New Zealand	2,432	3,984
Other	2,474	3,009
Total	$317,975	$403,389
Our long-lived assets by geographic area, which consist of property and equipment, net assets were as follows (in thousands):
	December 31,
	2019	2020
Long-lived assets
United States	$30,433	$37,680
Canada	2,279	3,050
Australia	4,094	4,979
New Zealand	1,039	1,648
Total	$37,845	$47,357

Notes to Consolidated Financial Statements (Continued)
21.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY ONLY)

Latham Group, Inc.
(Parent Company Only)
CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,
	2019	2020
Assets
Investment in subsidiary	$193,795	$281,609
Total assets	$193,795	$281,609
Liabilities and Stockholders’ Equity
Related party note payable	$—	$64,938
Total liabilities	—	64,938
Stockholders’ Equity
Common stock, $0.0001 par value; 500,000,000 shares authorized at December 31, 2019 and 2020; 109,673,709 shares issued and outstanding as of December 31, 2019 and 2020	11	11
Additional paid-in capital	196,473	200,541
Retained earnings (accumulated deficit)	(2,218)	13,765
Accumulated other comprehensive income (loss)	(471)	2,354
Total stockholders’ equity	193,795	216,671
Total liabilities and stockholders’ equity	$193,795	$281,609
The accompanying notes are an integral part of these condensed financial statements.
Latham Group, Inc.
(Parent Company Only)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Year Ended December 31,
	2019	2020
Equity in net income of subsidiary	$7,457	$15,983
Net income	$7,457	$15,983
Net income per share
Net income per share attributable to common stockholders – basic and diluted	$0.07	$0.14
Weighted-average common shares outstanding – basic and diluted	109,673,709	116,469,884
The accompanying notes are an integral part of these condensed financial statements.

Notes to Consolidated Financial Statements (Continued)
Latham Group, Inc.
(Parent Company Only)
CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
	Year Ended December 31,
	2019	2020
Net income	$7,457	$15,983
Equity in other comprehensive income (loss) of subsidiary	(670)	2,825
Comprehensive income	$6,787	$18,808
The accompanying notes are an integral part of these condensed financial statements.
Latham Group, Inc.
(Parent Company Only)
CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2019	2020
Cash flows from operating activities:
Net income	$7,457	$15,983
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(7,457)	(15,983)
Net cash provided by operating activities	—	—
Cash flows from investing activities:
Investment in subsidiary	—	(64,938)
Net cash used in investing activities	—	(64,938)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	64,938
Net cash provided by financing activities	—	64,938
Net increase in cash	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—
Supplemental cash flow information:
Cash paid for interest	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Related party note entered into for purchase of treasury stock	$—	$64,938
The accompanying notes are an integral part of these condensed financial statements.

Notes to Consolidated Financial Statements (Continued)
Notes to Condensed Financial Statements of Registrant (Parent Company Only)
1.
Basis of Presentation

These condensed parent company-only financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X. Latham Group, Inc. has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. Under the terms of the Credit Agreement entered into by the Latham Pool Products, a wholly owned subsidiary of LIMC, which itself is a wholly owned subsidiary of Latham Group, Inc., Latham Pool Products is restricted from making dividend payments, loans or advances to Latham Group, Inc., unless certain conditions are met. As of December 31, 2019 and 2020, substantially all of the consolidated net assets of Latham Pool Products are considered restricted net assets as defined in Rule 4-08(e)(3) of Regulation S-X.
Latham Group, Inc. is able to transfer assets from Latham Pool Products in order to pay certain tax liabilities.
These condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the condensed financial statements, with the only exception being that the parent company accounts for its subsidiary using the equity method.
2.
Related Party Transactions

On October 14, 2020 and October 20, 2020, Latham Investment Holdings, LP (“Parent”) purchased an aggregate of 32,902,113 shares of Latham Group, Inc.’s common stock for an aggregate of $64.9 million. On December 28, 2020, Latham Group, Inc. repurchased and retired those 32,902,113 shares of its common stock from Parent in exchange for a note payable in the amount of $64.9 million (the “Parent Note”), equal to the Parent’s original purchase price. The Parent Note bears interest at 0.15% per annum, the applicable federal rate at the time of issuance of the note payable. The principal and all accrued and unpaid interest were due to Parent on October 20, 2023. The Parent Note may be prepaid in part or full at any time without any penalty. During the year ended December 31, 2020, interest expense related to the Parent Note was insignificant. The Parent Note was settled in full on February 2, 2021 (see Note 22).
22.
SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 10, 2021, which is the date on which these financial statements were originally issued, and through April 14, 2021, with respect to the stock split described below.
Debt Recapitalization
On January 25, 2021, the Company entered into a subsequent amendment to the Term Loan with Nomura to borrow an additional $175.0 million (the “Third Amendment” and collectively with the “Term Loan”, the “Amended Term Loan”). In connection with the Third Amendment, the Company is required to repay the outstanding principal balance of the Amended Term Loan in fixed quarterly payments of $5.8 million, commencing March 31, 2021. The amendment did not change the maturity date of the Term Loan and the Amended Term Loan bears interest under the same terms as the Term Loan. The Company accounted for $165.0 million of the borrowings under the Third Amendment as new debt and $10.0 million of the borrowings under the Third Amendment as a debt modification. The Company recorded an aggregate of $1.2 million of debt issuance costs as a direct reduction to the carrying amount of long-term debt on the consolidated balance sheet.
The Amended Term Loan allowed for the $175.0 million of proceeds to be distributed to Parent. On February 2, 2021, the Company used the proceeds of the Amended Term Loan to settle in full the note payable to Parent of $64.9 million and pay a dividend to Parent of $110.0 million.

Notes to Consolidated Financial Statements (Continued)
Stock Split
On April 13, 2021, the Company’s certificate of incorporation was amended and restated. Under the amended and restated certificate of incorporation, the Company has authority to issue 500,000,000 shares of common stock, par value $0.0001 per share. On April 12, 2021, the Company’s board of directors declared and on April 13, 2021, the Company effected a 109,673.709-for-one stock split of its issued and outstanding shares of common stock. Accordingly, all share and per share data included in these consolidated financial statements and notes thereto have been adjusted retroactively to reflect the impact of the amended and restated certificate of incorporation and the stock split.
23.
SUBSEQUENT EVENT (UNAUDITED)

2021 Omnibus Equity Incentive Plan
On April 12, 2021, the Company’s board of directors adopted and the Company's stockholders approved the 2021 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”), which will become effective immediately prior to the effectiveness of the registration statement for the Company’s initial public offering. The Omnibus Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash-based awards. The maximum aggregate number of shares reserved for issuance under the Omnibus Incentive Plan is 13,158,430 shares. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, together with any cash fees paid to such non-employee director during such fiscal year, will be $750 thousand. If any award granted under the Omnibus Incentive Plan expires, terminates, or is canceled or forfeited without being settled, vested or exercised, shares of the Company's common stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grant under the Omnibus Incentive Plan.

20,000,000 Shares
Latham Group, Inc.
Common Stock

Prospectus
           , 2021

Barclays
BofA Securities
Morgan Stanley
Goldman Sachs & Co. LLC
Nomura
William Blair
Baird
KeyBanc Capital Markets
Truist Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Set forth below is a table of the registration fee for the Securities and Exchange Commission (the “SEC”), the stock exchange listing fee, the filing fee for the Financial Industry Regulatory Authority (“FINRA”) and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement.
SEC registration fee	$52,695
Stock exchange listing fee	295,000
FINRA filing fee	35,000
Printing expenses	250,000
Legal fees and expenses	3,200,000
Accounting fees and expenses	2,180,000
Blue Sky fees and expenses	15,000
Transfer agent and registrar fees	5,000
Miscellaneous	267,305
Total	$6,300,000
Item 14. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.
Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
The proposed form of underwriting agreement we enter into in connection with the sale of common stock being registered will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Under the Stockholders’ Agreement, we will agree to indemnify our Principal Stockholders and their affiliates from any losses arising directly or indirectly out of our Principal Stockholders’ actual, alleged or deemed control or ability to influence control of us or the actual or alleged act or omission of any director nominated by our Principal Stockholders, including any act or omission in connection with this offering.
We expect to enter into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Item 15. Recent Sales of Unregistered Securities
On October 14, 2020 and October 20, 2020, we issued 32,902,113 shares of common stock in aggregate to Parent for $64.9 million. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.
In connection with the Reorganization, we will issue 109,673,709 shares of common stock to our Principal Stockholders, our senior management and board members, and our current and former employees. The shares of common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.
Item 16. Exhibits and Financial Statement Schedules
(a) Exhibits
See Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.
(b) Financial Statement Schedule
See “Index to the Consolidated Financial Statements” included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or the related notes contained in this registration statement.
Item 17. Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1*	Form of Merger Agreement by and between Latham Group, Inc. and Latham Investment Holdings, L.P.
3.1*	Form of Amended and Restated Certificate of Incorporation of Latham Group, Inc., to become effective immediately prior to the completion of this offering
3.2*	Form of Amended and Restated Bylaws of Latham Group, Inc., to become effective immediately prior to the completion of this offering
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered
10.1*#	Credit Agreement, dated as of December 18, 2018, among Latham Pool Products, Inc., Latham International Manufacturing Corp., the lenders party thereto and Nomura Corporate Funding Americas, LLC., as administrative agent
10.2*	First Incremental Facility Amendment to the Credit Agreement, dated as of May 29, 2019, among Latham Pool Products, Inc., Latham International Manufacturing Corp., the lenders party thereto and Nomura Corporate Funding Americas, LLC, as administrative agent
10.3*	Second Incremental Facility Amendment to the Credit Agreement, dated as of October 14, 2020, among Latham Pool Products, Inc., Latham International Manufacturing Corp., the lenders party thereto and Nomura Corporate Funding Americas, LLC., as administrative agent
10.4*#	Third Incremental Facility Amendment to the Credit Agreement, dated as of January 25, 2021 among Latham Pool Products, Inc., Latham International Manufacturing Corp., the lenders party thereto and Nomura Corporate Funding Americas, LLC., as administrative agent
10.5*	Form of Stockholders Agreement by and among Latham Group, Inc. and the stockholders party thereto
10.6*	Form of Registration Rights Agreement by and among Latham Group, Inc. and the stockholders party thereto
10.7*	Form of Indemnification Agreement by and among the Latham Group, Inc. and each of its directors and executive officers
10.8†*	Employment Agreement by and between Scott Rajeski and Latham Pool Products, Inc., dated December 17, 2018
10.9†*	Offer Letter by and between J. Mark Borseth and Latham Pool Products, Inc., dated February 7, 2020, as amended February 11, 2020
10.10†*	Employment Agreement by and between J. Mark Borseth and Latham Pool Products, Inc., dated February 12, 2020, as amended April 6, 2020
10.11†*	Offer Letter by and between Joel R. Culp and Latham Pool Products, Inc., dated January 18, 2019
10.12†*	Employment Agreement by and between Joel R. Culp and Latham Pool Products, Inc., dated February 11, 2019
10.13†*	Latham Pool Products, Inc. Management Incentive Bonus Plan
10.14†*	Latham Group, Inc. 2021 Omnibus Equity Incentive Plan
10.15†*	Form of Nonqualified Option Award Agreement under the 2021 Omnibus Equity Incentive Plan
10.16†*	Form of Restricted Stock Award Agreement under the 2021 Omnibus Equity Incentive Plan
10.17†*	Form of Restricted Stock Unit Award Agreement under the 2021 Omnibus Equity Incentive Plan
10.18*	Form of Common Stock Purchase Agreement

Exhibit Number	Exhibit Description
16.1*	Letter regarding Change in Certifying Accountant
21.1*	Subsidiaries of the registrant
23.1	Consent of RSM US LLP, independent registered public accounting firm
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney

*
Previously filed.

†
Indicates management contract or compensatory plan.

#
Portions of this exhibit have been omitted pursuant to Item 601(a)(v) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Latham, New York, on the 14th day of April, 2021.
Latham Group, Inc.
By:
/s/ Scott M. Rajeski

Name: Scott M. Rajeski
Title: Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Scott M. Rajeski Scott M. Rajeski	Chief Executive Officer and President; Director (Principal Executive Officer)	April 14, 2021
/s/ James Mark Borseth James Mark Borseth	Chief Financial Officer (Principal Financial Officer)	April 14, 2021
/s/ Suraj Kunchala Suraj Kunchala	Vice President and Controller (Principal Accounting Officer)	April 14, 2021
* William M. Pruellage	Director	April 14, 2021
* Andrew D. Singer	Director	April 14, 2021
* Christopher P. O’Brien	Director	April 14, 2021
* Mark P. Laven	Director	April 14 , 2021
* James E. Cline	Director	April 14, 2021
* Robert D. Evans	Director	April 14, 2021
* Alexander L. Hawkinson	Director	April 14, 2021
* Suzan Morno-Wade	Director	April 14, 2021

*By:
/s/ James Mark Borseth

James Mark Borseth
Attorney-in-Fact